UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

    Filed by the Registrant ☒

    Filed by a Party other than the Registrant ☐

    Check the appropriate box:

    ☐     Preliminary Proxy Statement

    ☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    ☒     Definitive Proxy Statement

    ☐     Definitive Additional Materials

    ☐     Soliciting Material Pursuant to §240.14a-12

WMS INDUSTRIES INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

WMS INDUSTRIES INC.

800 South Northpoint Blvd.

Waukegan, IL 60085

(847) 785-3000

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

April 8, 2013

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of WMS Industries Inc., a Delaware corporation, which we refer to as “WMS”, the “Company”, “we”, “us”, or “our” in the accompanying proxy statement, to be held on May 10, 2013, at 9:00, a.m. local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois.

On January 30, 2013, we entered into a merger agreement, which, as it may be amended from time to time, we refer to as the “merger agreement,” with Scientific Games Corporation, a Delaware corporation, which we refer to as “Scientific Games” in the accompanying proxy statement, SG California Merger Sub, Inc., a wholly owned subsidiary of Scientific Games, which we refer to as “Merger Sub” in the accompanying proxy statement and Scientific Games International, Inc., a wholly owned subsidiary of Scientific Games, which we refer to as “Financing Sub” in the accompanying proxy statement, providing for the acquisition of WMS by Scientific Games. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into WMS, which we refer to as the “merger” in the accompanying proxy statement, with WMS continuing as the surviving corporation and becoming a wholly owned subsidiary of Scientific Games. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement by and among WMS, Scientific Games, Merger Sub and Financing Sub, thereby approving the merger, and certain other matters as set forth in the stockholder notice and the accompanying proxy statement.

If the merger is completed, you will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of WMS common stock you own.

The approval of a majority of the outstanding shares of our common stock, par value $0.50 per share, which we refer to as the “WMS common stock” in the accompanying proxy statement, is required to adopt the merger agreement, thereby approving the merger. Our board of directors, after considering various factors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. The WMS board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in the accompanying proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger. A copy of the merger agreement is included as Annex A to the proxy statement. You can also obtain other information about WMS from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of our board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the entire proxy statement carefully.

Your vote is important to us regardless of the number of shares you own. The merger cannot be completed unless holders of a majority of the outstanding shares of WMS common stock vote in favor of the adoption of the merger agreement. If your shares of WMS common stock are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by completing and returning the enclosed proxy card.

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Georgeson Inc., our proxy solicitor, toll free at (877) 507-1756 or collect at (212) 440-9800.

On behalf of the board of directors, we thank you for your support of WMS Industries Inc. and appreciate your consideration of this matter.

                               Brian R. Gamache

Chairman of the Board and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated April 8, 2013 and it and the enclosed proxy card are first being mailed to stockholders on or about April 11, 2013.

WMS INDUSTRIES INC.

800 South Northpoint Blvd.

Waukegan, IL 60085

(847) 785-3000

Notice of Special Meeting of Stockholders

To Be Held On May 10, 2013

To the Stockholders of WMS Industries Inc.:

Notice is hereby given that a special meeting of the stockholders of WMS Industries Inc. will be held on May 10, 2013 at 9:00 a.m., local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the “merger agreement” in the accompanying proxy statement, dated as of January 30, 2013, by and among WMS, Scientific Games Corporation, a Delaware corporation, which we refer to as “Scientific Games” in the accompanying proxy statement, SG California Merger Sub, Inc., a wholly owned subsidiary of Scientific Games, which we refer to as “Merger Sub” in the accompanying proxy statement, and Scientific Games International, Inc., a wholly owned subsidiary of Scientific Games, which we refer to as “Financing Sub” in the accompanying proxy statement, which provides for the merger of Merger Sub with and into WMS, with WMS continuing as the surviving corporation, which we refer to as the “merger” in the accompanying proxy statement, and the conversion of each share of WMS common stock, other than the shares of WMS common stock owned by WMS, Scientific Games or Merger Sub and those shares of WMS common stock with respect to which holders thereof have properly made, and not withdrawn, a demand for appraisal rights under the General Corporation Law of the State of Delaware, which shares we refer to collectively as the “excluded shares” in the accompanying proxy statement (all of which will be cancelled at the consummation of the merger) and shares of WMS restricted stock (the treatment of which is described below under “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 84 of the accompanying proxy statement), into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in the accompanying proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger, which we refer to as the “compensation proposal” in the accompanying proxy statement.

3.	Adjournment or Postponement of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal” in the accompanying proxy statement.

4.	Any Other Business. To act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.50 per share, which we refer to as the “WMS common stock” in the accompanying proxy statement, at the close of business on April 8, 2013 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of our stockholders of record will be available for examination by any of our stockholders for any purpose germane to the special meeting at our corporate headquarters located at 800 South Northpoint Blvd., Waukegan, IL 60085, during ordinary business hours for 10 days prior to the special meeting until the end of the meeting.

The adoption of the merger agreement by the affirmative vote of a majority of the outstanding shares of WMS common stock is a condition to the consummation of the merger. The approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon. The vote to approve the compensation proposal is advisory only and will not be binding on WMS or Scientific Games and is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If your shares of WMS common stock are held in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY MAIL OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. The WMS board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of WMS common stock as of the record date. All stockholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of WMS common stock, please contact WMS’ proxy solicitor:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Toll Free: (877) 507-1756

Collect: (212) 440-9800

By Order of the Board of Directors,

Kathleen J. McJohn

Senior Vice President, General Counsel

and Secretary

Chicago, Illinois

April 8, 2013

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of WMS common stock are voted at the special meeting by submitting your proxy or, if your shares of WMS common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement but will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If your shares of WMS common stock are registered in street name through a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of WMS common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, at:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Toll Free: (877) 507-1756

Collect: (212) 440-9800

Other Business	32
Assistance	32

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	33

Effects of the Merger	33
Background of the Merger	34
Reasons for the Merger	44
Recommendation of Our Board of Directors	50
Opinion of WMS’ Financial Advisor	50
Delisting and Deregistration of Our Common Stock	58
Financing of the Merger	59
Interests of Certain Persons in the Merger	60
Qualification of Potential Payments to Named Executive Officers in Connection with the Merger	68
Certain Projections Prepared by the Management of WMS	70
Regulatory Matters	74
Litigation Relating to the Merger	75
Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders	76
Appraisal Rights	78

TERMS OF THE MERGER AGREEMENT	82

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	82
Terms of the Merger; Merger Consideration	82
Certificate of Incorporation; Bylaws; Directors and Officers	83
Completion of the Merger	83
Marketing Period	83
Effective Time	84
Treatment of Stock Options and Other Stock-Based Compensation	84
Treatment of Employee Stock Purchase Plan	86
Treatment of Warrants	86
Dissenting Shares	86
Exchange of Shares in the Merger	87
Lost, Stolen or Destroyed Certificates	88
Representations and Warranties	88
Covenants Regarding Conduct of Business by WMS Pending the Merger	92
No Solicitation of Acquisition Proposals; Changes in Board Recommendation	96
Required Company Vote	98
Consents, Approvals and Filings	98
Employee Benefits Matters	100
Directors’ and Officers’ Indemnification and Insurance	100
Financing of the Merger	101
Stockholder Litigation	103
Other Covenants and Agreements	103
Conditions to Completion of the Merger	104
Termination of the Merger Agreement	105
Termination Fee; Effect of Termination	107
Fees and Expenses	108
Specific Performance	108
Third Party Beneficiaries	109
Amendments; Waivers	110

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS	111

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING	112

MARKET PRICE OF WMS COMMON STOCK AND DIVIDEND INFORMATION	113

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	114

OTHER MATTERS	116

FUTURE STOCKHOLDER PROPOSALS	117

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	118

Annex A:	Agreement and Plan of Merger, dated as of January 30, 2013, by and among Scientific Games Corporation, SG California Merger Sub, Inc., Scientific Games International, Inc., and WMS Industries Inc.	A-1
Annex B:	Opinion of Macquarie Capital (USA) Inc.	B-1
Annex C:	Section 262 of the General Corporation Law of the State of Delaware	C-1

PROXY STATEMENT

This proxy statement contains information related to our special meeting of stockholders to be held on May 10, 2013, at 9:00 a.m., local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois, and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of WMS Industries Inc. as part of the solicitation of proxies by WMS’ board of directors for use at the special meeting.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes material information found in this proxy statement. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “WMS” and the “Company” refer to WMS Industries Inc. and, where appropriate, its subsidiaries. We refer to Scientific Games Corporation as “Scientific Games,” SG California Merger Sub, Inc. as “Merger Sub” and Scientific Games International, Inc. as “Financing Sub” in this proxy statement. All references to the “merger” refer to the merger of Merger Sub with and into WMS with WMS surviving as a wholly owned subsidiary of Scientific Games; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of January 30, 2013, as it may be amended from time to time, by and among WMS, Scientific Games, Merger Sub and Financing Sub, a copy of which is included as Annex A to this proxy statement. WMS, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

Parties Involved in the Merger (Page 25)

WMS Industries Inc.

WMS Industries Inc., a Delaware corporation, serves the legalized gaming industry by designing, manufacturing and distributing gaming machines and interactive products and services to authorized customers in legal gaming venues worldwide. WMS’ gaming machines include video and mechanical reel-spinning gaming machines and video lottery terminals. WMS’ interactive products and services include development and marketing of digital gaming content, products, services and end-to-end solutions that address global online wagering and play-for-fun social, casual and mobile gaming opportunities.

WMS common stock is currently listed on the New York Stock Exchange, which we refer to as the “NYSE” in this proxy statement, under the symbol “WMS.”

WMS’ principal executive offices are located at 800 South Northpoint Blvd., Waukegan, IL 60085, its telephone number is (847) 785-3000 and its Internet website address is www.wms.com. The information provided on or accessible through WMS’ website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Additional information about WMS is contained in its public filings, which are incorporated by reference herein. See “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement.

Scientific Games Corporation

Scientific Games Corporation, a Delaware corporation, is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games’ integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming terminals and associated gaming control systems.

Scientific Games’ common stock is listed on the Nasdaq Stock Exchange under the symbol “SGMS.”

Scientific Games’ principal executive offices are located at 750 Lexington Avenue, New York, NY 10022, its telephone number is (212) 754-2233 and its Internet website address is www.scientificgames.com. The information provided on or accessible through Scientific Games’ website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

SG California Merger Sub, Inc.

SG California Merger Sub, Inc., a wholly owned subsidiary of Scientific Games, is a Delaware corporation that was formed on January 25, 2013 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into WMS, with WMS surviving the merger as a wholly owned subsidiary of Scientific Games.

The principal executive offices of Merger Sub are located at 750 Lexington Avenue, New York, NY 10022, and its telephone number is (212) 754-2233.

Scientific Games International, Inc.

Scientific Games International, Inc., a Delaware corporation, is a wholly owned subsidiary of Scientific Games and is Scientific Games’ primary domestic operating company. As set forth in the debt commitment letter, Financing Sub is expected to be the borrower of the debt financing.

The principal executive offices of Financing Sub are located at 1500 Bluegrass Lakes Parkway, Alpharetta, GA 30004, and its telephone number is (770) 664-3700.

The Merger (Page 82)

The proposed transaction is the acquisition of WMS by Scientific Games pursuant to the Agreement and Plan of Merger, dated as of January 30, 2013, by and among WMS, Scientific Games, Merger Sub and Financing Sub. The acquisition will be effected by the merger of Merger Sub with and into WMS, with WMS continuing as the surviving corporation and becoming a wholly owned subsidiary of Scientific Games.

Expected Timing of the Merger

We currently anticipate that the merger will be completed by the end of 2013. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both Scientific Games and WMS could result in the merger being completed at a later time, or not at all. There may be substantial amount of time between the special meeting and the completion of the merger.

We expect to complete the merger promptly following the receipt of all required regulatory approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement, a copy of which is included as Annex A to this proxy statement.

Merger Consideration (Page 82)

If the merger is completed, each share of our common stock, par value $0.50 per share, which we refer to as “WMS common stock” or “our common stock” in this proxy statement, issued and outstanding immediately prior to the effective time of the merger, other than the shares of WMS common stock owned by WMS, Scientific Games or Merger Sub and those shares of WMS common stock with respect to which holders thereof have properly made, and not withdrawn, a demand for appraisal rights under the General Corporation Law of the State of Delaware (all of which will be cancelled at the consummation of the merger) and shares of WMS restricted stock (the treatment of which is described below under “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 84 of this proxy statement), will be converted into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement. At or immediately prior to the effective time of the merger, Scientific Games will deposit or cause to be deposited sufficient funds to pay the aggregate per share merger consideration with the paying agent in the merger.

The Special Meeting (Page 27)

Date, Time and Place (Page 27). The special meeting will be held on May 10, 2013, at 9:00 a.m., local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois.

Purpose (Page 27). At the special meeting, you will be asked: (1) to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in this proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger (this proposal being referred to as the “compensation proposal” in this proxy statement); (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (this proposal being referred to as the “adjournment proposal” in this proxy statement); and (4) to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Voting (Page 28). Only stockholders who hold shares of our common stock at the close of business on April 8, 2013, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 54,773,421 shares of our common stock outstanding.

Quorum (Page 28). The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of our common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting.

Required Vote (Page 28). Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of WMS common stock entitled to vote at the special meeting. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS common stock which are present in person or by proxy and entitled to vote on the proposal.

Share Ownership of Our Directors and Executive Officers (Page 30). As of April 8, 2013, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 2,336,913 shares of our common stock, representing approximately 4.3% of the outstanding shares of our common stock.

Voting and Proxies (Page 29). Any WMS stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of WMS common stock in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of WMS common stock using the instructions provided by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

Treatment of Stock Options and Other Stock-Based Compensation (Page 84)

At the effective time of the merger, each WMS option that was granted prior to January 30, 2013 and that is outstanding (whether vested or unvested) immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of WMS common stock subject to such option.

At the effective time of the merger, each WMS option that is granted after January 30, 2013, and that is outstanding (whether vested or unvested) immediately prior to the merger will not be cashed out in the merger but instead will be converted into an option to acquire a number of shares of Scientific Games common stock using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to the per-share closing price of Scientific Games common stock on the merger closing date. The terms and conditions of any such converted options will otherwise generally remain the same as the terms and conditions applicable to the options immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment through each applicable vesting date); provided that all such converted options will immediately vest in full and remain exercisable for 90 days if the holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” within one year following the closing of the merger.

At the effective time of the merger, each WMS equity-based unit that is subject to performance-based conditions, which we refer to as a “performance unit” in this proxy statement, and is outstanding immediately prior to the merger will be canceled in exchange for an amount, in cash, equal to the payout percentage set forth in the holder’s award agreement (which shall be deemed to be the greater of (i) 100% or (ii) if all the performance goals for such performance unit have been met or exceeded as of the closing, a greater percentage determined in accordance with the merger agreement) multiplied by the merger consideration. No WMS performance units will be granted between January 30, 2013 and the closing of the merger.

At the effective time of the merger, each share of WMS restricted stock and each WMS restricted stock unit, deferred stock unit and phantom unit that was granted prior to January 30, 2013, and that is not subject to performance-based vesting and is outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration. No shares of WMS restricted stock will be granted between January 30, 2013 and the closing of the merger.

At the effective time of the merger, each WMS restricted stock unit or phantom unit that is granted after January 30, 2013 and that is outstanding immediately prior to the merger will, except as described below, not be cashed out in the merger but instead will be converted as of the effective time into a restricted stock unit or phantom unit, as applicable, with respect to the common stock of Scientific Games using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to the per-share closing price of Scientific Games common stock on the merger closing date. The terms and conditions of any such converted restricted stock units and phantom units will otherwise generally remain the same as the terms and conditions that applied to such restricted units and phantom units prior to the closing of the merger (including the same vesting schedule, subject to continued employment through each applicable vesting date); provided, that any such converted units will vest immediately in full if a holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” within one year following the closing of the merger. Notwithstanding the foregoing, fifty percent (50%) of any restricted stock units and one hundred percent (100%) of any phantom units granted after January 30, 2013 as ordinary course annual equity grants to employees who received annual equity awards under the WMS long-term incentive program for WMS’ 2013 fiscal year or to new hires or eligible promoted employees who are in the category of employees who received annual equity grants for the 2013 fiscal year, which are outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration.

Treatment of Employee Stock Purchase Plan (Page 86)

The Employee Stock Purchase Plan will not accept any new participants and the current offering period will end on June 30, 2013, and no new offering period will commence. The Employee Stock Purchase plan will terminate upon the closing of the merger.

Delisting and Deregistration of Our Common Stock (Page 58)

Upon completion of the merger, we will remove our common stock from listing on the NYSE and price quotations in the public market will no longer be available for our common stock and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, will be terminated.

Determination, Approval and Recommendation of Our Board of Directors (Page 50)

The WMS board of directors, after considering all factors that the WMS board of directors deemed relevant, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the WMS board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 44 of this proxy statement.

The WMS board of directors unanimously recommends that the WMS stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Opinion of WMS’ Financial Advisor (Page 50 and Annex B)

Macquarie Capital (USA) Inc., which we refer to as Macquarie Capital in this proxy statement, was engaged on September 24, 2012 to act as exclusive financial advisor to the board of directors of the Company in connection with the evaluation of various strategic alternatives. On January 30, 2013, Macquarie Capital rendered its oral opinion, subsequently confirmed in writing, to the WMS board of directors, to the effect that, as of such date, and based upon and subject to various factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid to the holders of WMS common stock (other than excluded shares), in the proposed merger (the “merger transaction”) was fair, from a financial point of view, to such holders of WMS common stock.

The full text of the written opinion of Macquarie Capital, dated January 30, 2013, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement and is incorporated herein by reference. Holders of shares of WMS common stock are encouraged to and should read the opinion carefully and in its entirety. Macquarie Capital’s opinion was provided to the WMS board of directors in connection with its evaluation of the merger consideration provided for in the merger transaction from a financial point of view. The opinion of Macquarie Capital does not address any other aspect of the merger transaction and does not constitute a recommendation to any holder of WMS common stock as to whether such holder should act or vote in connection with the merger transaction or any other matter. The summary of the opinion of Macquarie Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Interests of Certain Persons in the Merger (Page 60)

In considering the recommendation of the WMS board of directors to adopt the merger agreement, WMS stockholders should be aware that certain of its directors and executive officers have interests in the merger that are different from, or in addition to, those of WMS stockholders generally. These interests are described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 60 of this proxy statement. The WMS board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to WMS stockholders that the merger agreement be adopted. These interests include the following, among others:

•

at the effective time of the merger, each WMS option held by an executive officer or director, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the excess, if any, of the merger consideration over the option’s exercise price;

•

at the effective time of the merger, each share of WMS restricted stock held by an executive officer or director will be cancelled in exchange for an amount, in cash, equal to the merger consideration and each WMS restricted stock unit held by an executive officer or a director will be cancelled in exchange for the right to receive an amount, in cash equal to the merger consideration, with the exception of certain restricted stock units which may be granted under the WMS long-term incentive program as ordinary course annual equity grants later this year, 50% of which will vest in connection with the closing of the merger and be cancelled in exchange for the right to receive the merger consideration and the remaining 50% of which will be converted into Scientific Games restricted stock units and remain outstanding following the closing of the merger on otherwise similar terms, provided that such awards of restricted stock units will be subject to accelerated vesting upon certain terminations of employment occurring within one year following the closing of the merger;

•

at the effective time of the merger, each WMS performance unit held by an executive officer will generally be cancelled in exchange for the right to receive an amount in cash equal to the merger consideration, provided that such performance units may be converted into the right to receive an amount in cash greater than the merger consideration if certain objective performance goals are achieved prior to closing; and

•

the executive officers are entitled to receive certain severance benefits under their employment agreements with WMS and pursuant to our severance policy upon certain qualifying terminations following the closing of the merger.

Financing (Page 59)

The merger is not conditioned on Scientific Games obtaining the proceeds of any financing, including the financing contemplated by the debt commitment letter. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $1,600,000,000. These funds include the funds needed to:

•	pay our stockholders (including equity award holders) the amount due under the merger agreement;

•	refinance, repay or repurchase certain of our outstanding indebtedness; and

•	pay customary fees and expenses in connection with the transactions contemplated by the merger agreement.

In connection with entering into the merger agreement, Scientific Games and Financing Sub entered into a commitment letter with Bank of America, N.A., which we refer to as “BOA” in this proxy statement, Credit Suisse AG, which we refer to as “CS” in this proxy statement, and UBS AG, Stamford Branch, which we refer to as “UBS” in this proxy statement, and certain of their respective affiliates, which was subsequently amended and restated on February 19, 2013 to add J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan” in this proxy statement, the Royal Bank of Scotland, which we refer to as “RBS” in this proxy statement, Deutsche Bank AG New York Branch, which we refer to as “Deutsche Bank” in this proxy statement, Goldman Sachs Bank USA, which we refer to as “Goldman Sachs” in this proxy statement, and HSBC Securities (USA) Inc., which we refer to as “HSBC” in this proxy statement, and certain of their respective affiliates, as additional commitment parties. Pursuant to the amended and restated commitment letter, among other things, each of BOA, CS, UBS, J.P. Morgan, RBS, Deutsche Bank, Goldman Sachs and HSBC (which we refer to as the “initial lenders” in this proxy statement) have agreed to provide debt financing to Scientific Games. We refer to this amended and restated commitment letter, as it may be further amended in accordance with the merger agreement, as the “debt commitment letter” in this proxy statement. The financing contemplated under the debt commitment letter is referred to as the “debt financing” in this proxy statement. See “Terms of the Merger Agreement—Financing of the Merger” beginning on page 101 of this proxy statement for additional information with respect to the debt financing.

We believe the amounts described in the debt commitment letter, together with cash on hand at the Company and at Scientific Games, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or more debt or Scientific Games or Financing Sub receive substantially lower net proceeds from the debt financing than we currently expect.

No Solicitation of Acquisition Proposals (Page 96)

Subject to certain exceptions, WMS has agreed to not, and will not authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives not to, among other things: (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any acquisition proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an acquisition proposal, (ii) engage in negotiations or substantive discussions with, or furnish any non-public information to, any third party relating to an acquisition proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an acquisition proposal, or (iii) approve, adopt or recommend any acquisition proposal, or propose publicly to approve, adopt or recommend, any acquisition proposal.

However, at any time prior to obtaining stockholder approval of the proposal to adopt the merger agreement, in the event that WMS receives an unsolicited written acquisition proposal, WMS and its board of directors may engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such acquisition proposal and its representatives or potential sources of financing if the WMS board of directors determines in good faith, after consultation with WMS’ outside legal and financial advisors, and based on information then available, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined below under “Terms of the Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” beginning on page 96 of this proxy statement).

Prior to obtaining the approval of the WMS stockholders of the proposal to adopt the merger agreement, the WMS board of directors may terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if such acquisition proposal was unsolicited and the WMS board of directors has concluded in good faith, after consultation with WMS’ outside counsel and financial advisors, that such acquisition proposal still constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Scientific Games, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Scientific Games the opportunity to propose changes to the merger agreement in response to a superior proposal. If the merger agreement is terminated in such a circumstance, WMS must pay, or cause to be paid, to Scientific Games the company termination fee prior to or concurrently with such termination as more fully described below under “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement.

Changes in Board Recommendation (Page 96)

Prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the WMS board of directors may change its recommendation that WMS stockholders adopt the merger agreement if (i) the WMS board of directors determines, after consultation with its outside counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of WMS under applicable law and (ii) WMS has provided Scientific Games, at least four business days in advance, prior written notice advising Scientific Games that it intends to effect a change in recommendation and specifying, in reasonable detail, the reasons for such action. If the WMS board of directors effects a change in recommendation under the merger agreement, Scientific Games may terminate the merger agreement and receive the company termination fee as more fully described below under “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement.

Conditions to the Merger (Page 104)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	the adoption of the merger agreement by WMS stockholders;

•

the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act” in this proxy statement;

•

all of the required gaming approvals (described below under “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement) shall have been obtained and be in full force and effect. The receipt of certain of the gaming approvals, if not earlier satisfied, will cease to be a condition to the consummation of the merger from and after October 31, 2013, as described below under “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement;

•	the absence of any law or order having been enacted, issued, promulgated, enforced or entered by any governmental authority that would enjoin or otherwise prohibit the consummation of the merger;

•

solely with respect to the obligations of Scientific Games and Merger Sub, since the date of the merger agreement, there has not occurred any change, effect, development or circumstance that, individually or in the aggregate, would have or is reasonably likely to have a material adverse effect on WMS;

•

the accuracy of all representations and warranties made by the other party in the merger agreement, except, in most, but not all cases, for inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect; and performance in all material respects by the other party of its obligations under the merger agreement; and

•	each party having received a certificate signed by an executive officer of the other party certifying to the effect that conditions to the obligations of such party have been satisfied.

How the Merger Agreement May Be Terminated (Page 105)

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of each of Scientific Games and WMS. In addition, either Scientific Games or WMS may terminate the merger agreement before the effective time of the merger, if:

•

the merger has not been completed on or before October 31, 2013, which date may be extended from time to time by either Scientific Games or WMS until January 30, 2014, under certain circumstances described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 105 of this proxy statement;

•

any restraint is in effect enjoining or otherwise prohibiting the consummation of the merger, and such restraint has become final and non-appealable; provided that this termination right will not be available to a party that did not comply with its obligations under the regulatory matters covenants set forth in the merger agreement with respect to such restraint or if the issuance of such final, non-appealable restraint was primarily due to the failure of such party, and in the case of Scientific Games, including the failure of Merger Sub, to perform any of its obligations under the merger agreement; or

•	WMS stockholder approval is not obtained at the stockholders’ meeting duly convened therefor or at any adjournment or postponement thereof.

The merger agreement may also be terminated by WMS if:

•

Scientific Games or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to WMS’ obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date (as described below under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 105 of this proxy statement) or is not cured by Scientific Games or Merger Sub on or before the earlier of the termination date and the date that is 30 days following the receipt by Scientific Games of written notice from WMS of such breach or failure; provided that this termination right will not be available if WMS is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to obtaining WMS stockholder approval of the adoption of the merger agreement, the WMS board of directors has determined to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by and subject to the terms of the merger agreement, so long as concurrently with such termination, WMS pays, or causes to be paid, to Scientific Games the company termination fee of $44,300,000 described below under “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement; or

•	any applicable marketing period (as described below under “Terms of the Merger Agreement—Marketing Period” beginning on page 83 of this proxy statement) has ended and all conditions to

Scientific Games’ and Merger Sub’s obligation to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that such conditions are reasonably capable of being satisfied), and Scientific Games and Merger Sub fail to consummate the merger by the time the closing of the merger should have occurred pursuant to the merger agreement as a result of a breach by the financing sources of their obligations to make available to Scientific Games and Merger Sub the full amount of the debt financing pursuant to the debt commitment letter (or if definitive agreements have been entered into in connection with the debt financing, pursuant to such definitive agreements) (any such circumstance being referred to as a “funding failure” in this proxy statement).

The merger agreement may also be terminated by Scientific Games if:

•

WMS has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Scientific Games’ and Merger Sub’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by WMS on or before the earlier of the termination date and the date that is 30 days following the receipt by WMS of written notice from Scientific Games of such breach or failure; provided that this termination right will not be available if Scientific Games or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

(i) WMS does not include its board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its stockholders, (ii) a change in recommendation has occurred or (iii) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal has been commenced by a person unaffiliated with Scientific Games, and WMS has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the WMS board of directors’ recommendation to approve and adopt the merger agreement; provided that this termination right will not be available once WMS stockholder approval has been obtained.

See the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 105 of this proxy statement.

Effects of Termination of the Merger Agreement (Page 107)

If the merger agreement is validly terminated, the merger agreement will become null and void without liability on the part of any party to the merger agreement (or any of its representatives), and, except for the confidentiality provisions, provisions relating to the effect of termination and certain general provisions of the merger agreement, each of which will survive the termination of the merger agreement, all rights and obligations of any party will cease. However, the parties have agreed that if (i) any termination of the merger agreement resulted, directly or indirectly, from an intentional breach of any provision of the merger agreement or (ii) an intentional breach of any provision of the merger agreement caused the merger not to be consummated then, in either case, the breaching party shall be fully liable for any and all damages, costs, liabilities or other losses suffered by the other party as a result of such breach, including derivative damages.

Generally, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated under the merger agreement will be paid by the party incurring those expenses. The merger agreement contains certain termination rights for Scientific Games and WMS. In connection with the termination of the merger agreement under specified circumstances set forth in the merger agreement,

(i) including upon a change in the recommendation of the WMS board of directors or termination of the merger agreement for WMS to enter into a written definitive agreement for a “superior proposal,” WMS may be required to pay to Scientific Games a termination fee of $44,300,000 or (ii) Scientific Games may be required to pay WMS a termination fee of $80,000,000 if Scientific Games is unable to obtain the regulatory approvals that are conditions to closing prior to the termination date (provided, among other conditions, that none of WMS, its subsidiaries or their respective officers, directors or employees was the primary cause of the failure of any such condition) or $100,000,000 if all of the conditions to the merger have been met and there is a funding failure, in each case, subject to the circumstances of such termination as set forth in the merger agreement. See the section entitled “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Performance (Page 108)

The merger agreement generally provides that the parties will be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

However, WMS is entitled to seek specific performance of Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the merger only in the event that each of the following conditions has been satisfied: (i) the marketing period, if applicable, has ended and all of the conditions to Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), (ii) Scientific Games, Merger Sub and Financing Sub fail to complete the merger by the date on which the merger would otherwise be required to occur, (iii) the debt financing has been funded or will be funded at the closing assuming satisfaction by Scientific Games or Merger Sub of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Scientific Games that if specific performance is granted and the debt financing is funded, then the closing will occur. For the avoidance of doubt, the Company is not entitled to enforce or seek to enforce specifically Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the merger if the debt financing has not been funded other than in conjunction with any legal proceedings in which the Company concurrently pursues its rights to cause the debt financing to be funded in accordance with the following paragraph (and it was further agreed that specific performance only be available to the Company if Scientific Games, Merger Sub or Financing Sub are successful in obtaining specific performance as described in the following paragraph). The parties to the merger agreement further agreed that while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by the merger agreement and the payment of the funding failure termination fee (but only to the extent expressly permitted by the merger agreement), under no circumstances would the Company be permitted or entitled to receive both such grant of specific performance and payment of the funding failure termination fee.

In the event of a failure or threatened failure of Scientific Games, Merger Sub and Financing Sub to enforce the terms of the debt commitment letters, under certain conditions, WMS will be entitled to specific performance to cause Scientific Games, Merger Sub and Financing Sub to enforce the terms of the debt commitment letters or any financing agreements related thereto, including by requiring that Scientific Games, Merger Sub and Financing Sub file one or more lawsuits against the financing sources to fully enforce such financing sources’ obligations thereunder and Scientific Games’ and Merger Sub’s rights thereunder but only in the event that each of the following conditions has been satisfied: (i) the marketing period, if applicable, has ended and all of the conditions to Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), (ii) all of the conditions to the consummation of the debt financing provided for in the debt commitment letters (which, for the avoidance of doubt, includes alternative financing, if any, pursuant to the commitments with respect thereto) or any financing agreements related thereto have been satisfied (other than (x) any conditions that are within the control of Scientific Games, Merger Sub or Financing Sub and (y) those conditions that by their nature are to be satisfied by actions taken at the closing) and (iii) the Company has confirmed in an irrevocable written notice delivered to Scientific Games and the financing sources that if specific performance is granted and the debt financing is funded, then the closing will occur.

U.S. Tax Considerations for Our Stockholders (Page 76)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”) for U.S. federal income tax purposes. A U.S. holder who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 76 of this proxy statement.

Regulatory Matters (Page 74)

Antitrust Filings

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and Scientific Games furnish certain information and materials relating to the merger to the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, and the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement. Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. The required notification and report forms under the HSR Act were filed with the Antitrust Division and the FTC by WMS and Scientific Games on February 12, 2013. WMS and Scientific Games received confirmation of early termination under the HSR Act effective as of March 11, 2013.

Required Gaming Approval

The parties have agreed that receipt of gaming approvals from approximately 50 jurisdictions is a condition to closing of the merger, provided that receipt of gaming approvals from approximately 30 of these jurisdictions will cease to be a condition to closing from and after October 31, 2013. We believe that the approximately 50 jurisdictions represent the material jurisdictions from which gaming approvals will be required prior to closing.

The parties have agreed in the merger agreement that Scientific Games must file an application for approval as soon as reasonably practicable, and in any event on or before March 11, 2013, in the approximately 20 jurisdictions with respect to which approvals are a condition to any closing. The parties have agreed in the merger agreement that Scientific Games must file an application for approval as soon as reasonably practicable, and in any event on or before April 1, 2013, in the other 30 jurisdictions. With respect to the gaming approvals in the approximately 50 jurisdictions, the parties have filed an application for approval (or otherwise provided the required documentation or information) in each such jurisdiction or have received confirmation that receipt of such gaming approval is not required prior to the closing of the merger.

In addition to the jurisdictions identified by the parties as conditions to the merger, either the Company or Scientific Games may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the consummation of the merger. Scientific Games may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both Scientific Games and WMS if consummation of the merger in the absence of such required gaming approvals would not constitute a violation of applicable law.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that Scientific Games will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the merger, Scientific Games.

Other than the filings described above and in “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by our stockholders, conditions may be placed on the merger, our business or that of Scientific Games that could cause the parties to fail to consummate the merger.

Scientific Games and WMS have generally agreed to use their reasonable best efforts to obtain such approvals but neither Scientific Games nor Merger Sub is required to make (or cause its applicable affiliates or subsidiaries to make) any concessions or undertakings unless (i) such concessions or undertakings are conditioned on the consummation of the merger, and (ii) in the sole judgment of Scientific Games, such concessions or undertakings would not reasonably be expected to require Scientific Games and its affiliates (including, following the merger, WMS and its subsidiaries) to, directly or indirectly, incur costs, expenses, liabilities or losses of any kind, suffer any diminution of value, lose or forfeit any revenues, profits or expected benefits of the merger, or diminish the combined value of Scientific Games, WMS, and their respective subsidiaries following the merger, in an aggregate amount in excess of $80,000,000.

Market Price of WMS Common Stock and Dividend Information (Page 113)

Our common stock is listed on the NYSE, under the trading symbol “WMS.” The closing sale price of our common stock on the NYSE on January 30, 2013, which was the last trading day before we announced the merger, was $16.37 compared to which the merger consideration represents a premium of approximately 58.8%. On April 5, 2013, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $25.30.

Under the terms of the merger agreement, we may not declare, authorize, make or pay any dividend or other distribution. We do not expect to pay dividends in the foreseeable future.

Fees and Expenses (Page 108)

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement, including reimbursement for all reasonable costs and expenses (including reasonable attorney’s fees) of the prevailing party in any action at law or suit in equity to enforce the merger agreement or the rights of any of the parties thereunder.

Litigation Relating to the Merger (Page 75)

The following complaints challenging the merger have been filed in various jurisdictions: (i) in the Delaware Court of Chancery, Shaev v. WMS Industries, Gamache, et al., (C.A. No. 8279); (ii) in the Circuit

Court of Cook County, Illinois, Chancery Division, Gardner v. WMS Industries, Scientific Games Corp., et al., No. 2013 CH 3540 (Ill. Cir., Cook County); (iii) in the Circuit Court of the Nineteenth Judicial Circuit of Lake County, Illinois, Gil v. WMS Industries, Scientific Games Corp., et al., No. 13 CH 0473 (Ill. Cir., Lake County); (iv) in the Delaware Court of Chancery, Hornsby v. Gamache, et al. (C.A. No. 8295); (v) in the Circuit Court of the Nineteenth Judicial Circuit of Lake County, Illinois, Sklodowski v. WMS Industries, Inc. et al., (Ill. Cir., Lake County); (vi) in the Delaware Court of Chancery, Barresi v. WMS Industries Inc., Gamache, et al., (C.A. No. 8326); and (vii) in the Circuit Court of Cook County, Illinois, Chancery Division, Plumbers & Pipefitters Local 152 Pension Fund and UA Local 152 Retirement Annuity Fund v. WMS Industries Inc., Gamache, et al., (Ill. Cir., Cook County). Each of the actions is a putative class action filed on behalf of the public stockholders of WMS and names as defendants the Company, its directors and Scientific Games. The Shaev, Hornsby, Barresi and Plumbers & Pipefitters actions also name Merger Sub and Financing Sub as defendants. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those alleged breaches. The complaints seek, among other relief, declaratory judgment and an injunction against the merger.

On February 25, 2013, the Delaware Court of Chancery consolidated the Delaware actions under In re WMS Industries Inc. Stockholder Litigation (C.A. No. 8279-VCP). On March 1, 2013, the plaintiffs in the consolidated Delaware actions filed an amended complaint, adding allegations that the disclosures in WMS’ preliminary proxy statement were inadequate.

On March 7, 2013, plaintiff Gardner filed a Motion for Leave to File Amended Complaint, asserting the same claims being asserted in the consolidated Delaware action. On March 8, 2013, plaintiff Gardner filed a Motion for Limited Expedited Discovery in which she requested an order permitting her to conduct limited expedited document and deposition discovery in anticipation of bringing a motion to enjoin the shareholder vote on the proposed merger.

On March 18, 2013, WMS and the individual defendants filed a Motion to Dismiss or Stay the Gardner action because the claims are duplicative of those being pursued in the Delaware consolidated action. On March 19, 2013, WMS and the individual defendants filed an opposition to plaintiff Gardner’s Motion for Limited Expedited Discovery. Also on March 19, 2013, plaintiffs in the consolidated Delaware action submitted a letter to the Delaware Chancery Court stating that they had conferred with plaintiffs in the Illinois actions and agreed to stay the consolidated Delaware action.

On March 20, 2013, plaintiffs Gardner, Plumbers & Pipefitters Local 152 Pension Fund, and UA Local 152 Retirement Annuity Fund filed a motion to consolidate the Cook County, Illinois actions. On March 27, 2013, plaintiffs Gil and Sklowdowski filed a motion to transfer the Lake County, Illinois actions to Cook County, Illinois for consolidation with the Gardner action.

On April 1, 2013, plaintiff Gardner filed a Motion for a Preliminary Injunction requesting an order enjoining the shareholder vote on the proposed merger. On April 2, 2013, the Court set a tentative date for a hearing on plaintiff Gardner’s Motion for Preliminary Injunction for April 29, 2013 at 2:30 p.m., and continued all other motions pending resolution of the consolidation issues. On April 8, 2013, WMS, the individual defendants, and plaintiff Gardner reached an agreement on certain expedited discovery and a briefing schedule on the Motion for Preliminary Injunction.

The outcome of these lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit and plan to defend against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Our Stockholders Will Have Appraisal Rights (Page 78 and Annex C)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of our common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal by the Delaware Court of Chancery of the fair value of their shares of our common stock. This value could be more than, less than or equal to the $26.00 per share merger consideration. This right of holders of our common stock to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand an appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares of WMS common stock in street name through a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right to appraisal. See “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 78 of this proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares of WMS common stock if such stockholders file suit in the Delaware Court of Chancery and litigate the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact Georgeson Inc., which is assisting us in the solicitation of proxies, toll free at (877) 507-1756 or collect at (212) 440-9800.

Neither the U.S. Securities Exchange Commission, which we refer to as the “SEC” in this proxy statement, nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:   Why am I receiving these materials?

A:   You are receiving this proxy statement and the accompanying proxy card because you owned shares of our common stock at the close of business on April 8, 2013, the record date for the special meeting of stockholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q:   When and where is the special meeting?

A:  The special meeting will take place on May 10, 2013, at 9:00 a.m., local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois.

Q:   What matters will be voted on at the special meeting?

A: We will ask you: (1) to consider and vote upon a proposal to adopt the merger agreement by and among WMS, Scientific Games, Merger Sub and Financing Sub, pursuant to which Merger Sub will merge with and into WMS with WMS continuing as the surviving corporation and becoming a wholly owned subsidiary of Scientific Games, thereby approving the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in this proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger; (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and (4) to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:   What is the proposed transaction?

A:  Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into WMS, with WMS continuing as the surviving corporation and becoming a wholly owned subsidiary of Scientific Games. After the merger is completed, our common stock will cease to be traded on the NYSE.

Q:   What will I receive if the merger is completed?

A:  If the merger is completed, you will have the right to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, unless you are a dissenting stockholder and you validly exercise your appraisal rights under Delaware law. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Q:   Should I send in my stock certificates now?

A:  No. Please do not send your stock certificates now. If the merger is completed, WMS stockholders holding WMS stock certificates will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:  What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A:   If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q:   What vote is required to adopt the merger agreement, thereby approving the merger?

A: Under Delaware law and as a condition to the consummation of the merger, adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of WMS common stock at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting. As of the record date, there were 54,773,421 shares of WMS common stock outstanding. Accordingly, a WMS stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a WMS stockholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:   What vote is required for the adjournment proposal?

A: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS stock which are present in person or by proxy and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the adjournment proposal.

Q:   What vote is required for the compensation proposal?

A: Approval of the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS stock which are present in person or by proxy and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the compensation proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the compensation proposal.

Q.   What is “golden parachute compensation”?

A.   “Golden parachute compensation” is certain compensation that is tied to or based on the consummation of the merger and payable to the Company’s named executive officers under existing Company plans or agreements and which is subject to a non-binding advisory vote in the compensation proposal. See “Proposal 1: Adoption of the Merger—Qualification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 68 of this proxy statement.

Q.   Why am I being asked to cast a non-binding, advisory vote to approve “golden parachute compensation” payable to the Company’s named executive officers under Company plans or agreements?

A.   In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote in the compensation proposal on the golden parachute compensation that may be payable to the Company’s named executive officers in connection with the merger.

Q.   What will happen if the stockholders do not approve the “golden parachute compensation” in the compensation proposal at the special meeting?

A:   Approval of the compensation proposal and the “golden parachute compensation” is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on the Company or Scientific Games. Further, the underlying compensation plans and agreements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, payment of the “golden parachute compensation” is not contingent on stockholder approval on an advisory basis of the golden parachute compensation.

Q.   Are there any other risks to me from the merger that I should consider?

A.   Yes. There are risks associated with all business combinations, including the merger. Please see the section titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 23 of this proxy statement.

Q:   What constitutes a quorum?

A:   The presence at the special meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at any meeting of WMS stockholders shall constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting of WMS stockholders, it is not broken by the subsequent withdrawal of any WMS stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q:   How does the WMS board of directors recommend that I vote?

A:   Our board of directors, after considering all factors that our board of directors deemed relevant, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. Certain factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 44 of this proxy statement.

The WMS board of directors unanimously recommends that the WMS stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:   What is the difference between holding shares as a stockholder of record and a beneficial owner?

A:   Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, which we refer to as “AST” in this proxy statement, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote you shares in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and you are also invited to attend the special meeting where you can vote your shares in person by following the procedure described below.

Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

Q:   How do I vote my shares of WMS common stock?

A:   Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of our common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker, bank or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of our common stock if you hold your WMS common stock as a stockholder of record in certificate form or if you hold your WMS common stock in your name directly with our transfer agent, AST, which includes shares acquired and held through our equity incentive plans. If you are a registered holder of our common stock, you may vote in any of the following ways:

•

Via Mail—If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o American Stock Transfer & Trust Company, LLC, Operations Center, 6201 Fifteenth Avenue, Brooklyn, New York 11219. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•

At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Q:   If I hold my shares through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:   Yes, but only if you properly instruct them to do so. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement has been forwarded to you by you brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote.” Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

We believe that (i) under the DGCL, broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the special meeting and (ii) under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals being voted upon at the special meeting. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the other proposals.

Q:   What happens if I return my proxy card but I do not indicate how to vote?

A:   If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:   What happens if I abstain from voting on a proposal?

A:   If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and it will have no effect on the adjournment proposal or on the compensation proposal.

Q:   May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:   Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at WMS Industries Inc., 800 South Northpoint Blvd., Waukegan, IL 60085, Attn: Corporate Secretary, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by voting at the special meeting.

Q:   What does it mean if I receive more than one set of materials?

A:   This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:   When do you expect the merger to be completed?

A:   The parties to the merger agreement are working toward completing the merger as promptly as possible. The parties currently expect to complete the merger by the end of 2013, although there can be no assurance that the parties will be able to do so by then or at all. Completion of the merger is subject to a number of conditions specified in the merger agreement.

Q:   If the merger is completed, how will I receive the cash for my shares?

A:   If the merger is completed and your shares of our common stock are held in book-entry or in “street name,” the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions. Please see the section entitled “Terms of the Merger Agreement—Exchange of Shares in the Merger” beginning on page 87 of this proxy statement.

Q:   Is the merger taxable to me?

A:   The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”) for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who exchanges shares of our common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 76 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Q:   What happens if the merger is not completed?

A:   If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay, or may be entitled to receive, a termination fee or we may seek other remedies, in each case, as described under “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement.

Q:   Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:   Yes. As a holder of shares of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 78 of this proxy statement.

Q:   Who will count the votes?

A: The votes will be counted by a representative of AST who will act as the inspector of election appointed for the special meeting.

Q:   Where can I find the voting results of the special meeting?

A: WMS intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports WMS files with the SEC are publicly available when filed. See “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement.

Q:   Who can help answer my questions?

A:   If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson Inc., our proxy solicitation firm, toll free at (877) 507-1756 or collect at (212) 440-9800, or write to the following address:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors:

•

the risk that the conditions to the closing of the merger are not satisfied (including a failure of the WMS stockholders to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated);

•	litigation relating to the merger;

•	uncertainties as to the timing of the consummation of the merger and the ability of each of WMS and Scientific Games to consummate the merger;

•	risks that the proposed transaction disrupts the current plans and operations of WMS;

•	the ability of WMS to retain and hire key personnel;

•	competitive responses to the proposed merger;

•	unexpected costs, charges or expenses resulting from completing the conditions precedent to the closing of the merger;

•	the failure by Scientific Games to obtain the necessary debt financing set forth in the commitment letter received in connection with the merger;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and

•	legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2012, and our more recent reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to WMS or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of WMS, Scientific Games or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. The Company can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement exclusively concerning Scientific Games, Merger Sub, Financing Sub and their affiliates has been supplied by Scientific Games and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

WMS Industries Inc.

800 South Northpoint Blvd.

Waukegan, IL 60085

Telephone: (847) 785-3000

WMS Industries Inc., a Delaware corporation, serves the legalized gaming industry by designing, manufacturing and distributing gaming machines and interactive products and services to authorized customers in legal gaming venues worldwide. WMS’ gaming machines include video and mechanical reel-spinning gaming machines and video lottery terminals. WMS’ interactive products and services include development and marketing of digital gaming content, products, services and end-to-end solutions that address global online wagering and play-for-fun social, casual and mobile gaming opportunities.

WMS common stock is currently listed on the NYSE under the symbol “WMS.”

WMS’ principal executive offices are located at 800 South Northpoint Blvd., Waukegan, IL 60085 and its telephone number is (847) 785-3000 and its Internet website address is www.wms.com. The information provided on or accessible through WMS’ website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Detailed descriptions about WMS’ business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement.

Scientific Games Corporation

750 Lexington Avenue

New York, NY 10022

Telephone: (212) 754-2233

Scientific Games Corporation, a Delaware corporation, is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games’ integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming terminals and associated gaming control systems.

Scientific Games’ common stock is listed on the Nasdaq Stock Exchange under the symbol “SGMS.”

Scientific Games’ principal executive offices are located at 750 Lexington Avenue, New York, NY 10022, its telephone number is (212) 754-2233 and its Internet website address is www.scientificgames.com. The information provided on or accessible through Scientific Games’ website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

SG California Merger Sub, Inc.

750 Lexington Avenue

New York, NY 10022

Telephone: (212) 754-2233

SG California Merger Sub, Inc., a wholly-owned subsidiary of Scientific Games, is a Delaware corporation that was formed on January 25, 2013, for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into WMS, with WMS surviving the merger as a wholly-owned subsidiary of Scientific Games.

The principal executive offices of Merger Sub are located at 750 Lexington Avenue, New York, NY 10022, and its telephone number is (212) 754-2233.

Scientific Games International, Inc.

1500 Bluegrass Lakes Parkway

Alpharetta, GA 30004

Telephone: (770) 664-3700

Scientific Games International, Inc., a Delaware corporation, is a wholly owned subsidiary of Scientific Games and is Scientific Games’ primary domestic operating company. As set forth in the debt commitment letter, Financing Sub is expected to be the borrower of the debt financing.

The principal executive offices of Financing Sub are located at 1500 Bluegrass Lakes Parkway, Alpharetta, GA 30004, and its telephone number is (770) 664-3700.

THE SPECIAL MEETING

This section contains information about the special meeting of WMS stockholders that has been called to consider and vote upon a proposal to adopt the merger agreement, to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in this proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger, to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy statement is being provided to the stockholders of WMS as part of a solicitation of proxies by the WMS board of directors for use at the special meeting to be held at the date, time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

A special meeting of stockholders of WMS is scheduled to be held on May 10, 2013, at 9:00 a.m., local time, at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois, unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card on or about April 11, 2013, to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, stockholders will be asked:

•

to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub, with and into WMS, with WMS continuing as the surviving corporation, and the conversion of each share of WMS common stock, other than the excluded shares, into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes;

•

to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in this proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger;

•

to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendations of Our Board of Directors

The WMS board of directors, after considering all factors that the WMS board of directors deemed relevant, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the WMS board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 44 of this proxy statement.

The WMS board of directors recommends that the WMS stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date and Voting Information

Only holders of record of our common stock at the close of business on April 8, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, 54,773,421 shares of our common stock were outstanding and entitled to vote. A list of stockholders will be available for review at our executive offices located at 800 South Northpoint Blvd., Waukegan, Illinois 60085 during ordinary business hours from May 3, 2013, through and including the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to stockholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

As of the record date, there were 54,773,421 shares of WMS common stock, par value $0.50 per share, issued, outstanding and entitled to vote at the special meeting and held by approximately 574 holders of record.

Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption of the merger agreement. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

At the special meeting, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any WMS stockholders. As of the record date for the special meeting, 27,386,711 shares of WMS common stock will be required to obtain a quorum. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of WMS common stock as of the record date. As of the record date, there were 54,773,421 shares of WMS common stock outstanding.

Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS stock which are present in person or by proxy and entitled to vote on the proposal.

Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker, bank or other nominee holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the broker, bank or other nominee does not have discretionary voting power for that particular item.

It is important that you vote your shares. Because under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL” in this proxy statement, the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of WMS common stock, your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” adoption of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal and the adjournment proposal, while broker non-votes and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of WMS common stock (that is, if your shares of WMS common stock are registered in your name with WMS’ transfer agent, AST) should vote by mail or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For stockholders of record:

If your shares are held in your name by AST, you can vote:

•

Via Mail—If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o American Stock Transfer & Trust Company, LLC, Operations Center, 6201 Fifteenth Avenue, Brooklyn, New York 11219. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•

At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by following the procedures described below, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Please do not send in stock certificates or other documents representing WMS common stock at this time. If the merger is completed, if you are a holder of WMS stock certificates, you will receive instructions regarding the procedures for exchanging your existing WMS stock certificates for the payment of the merger consideration.

For beneficial owners:

If your shares are held in “street name” through a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Revocation of Proxies

WMS stockholders retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement. WMS stockholders can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our Corporate Secretary at WMS Industries Inc., 800 South Northpoint Blvd., Waukegan, Illinois 60085, Attn: Corporate Secretary, specifying such revocation. WMS stockholders may also change their vote by timely delivery of a valid, later-dated proxy or at the special meeting.

Voting by WMS’ Directors and Executive Officers

At the close of business on the record date, directors and executive officers of WMS and their affiliates were entitled to vote 2,336,913 shares of WMS common stock entitled to vote at the special meeting, or approximately 4.3% of the shares of WMS common stock outstanding on that date. We currently expect that WMS’ directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Certain directors and executive officers of WMS have interests that are different from, or in addition to, those of other WMS stockholders generally. For more information, please see the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 60.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are the responsibility of WMS. We have engaged the services of Georgeson Inc. to solicit proxies for the special meeting. In connection with its retention by us, Georgeson Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. We have agreed to pay Georgeson Inc. a fee of approximately $24,750 plus reasonable out-of-pocket expenses for its services and WMS will indemnify Georgeson Inc. for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by email and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. WMS and some brokers may be householding WMS’ proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or WMS that your broker or WMS will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or WMS if you are a stockholder of record. You can notify WMS by sending a written request to our Corporate Secretary at WMS Industries Inc., 800 South Northpoint Blvd., Waukegan, Illinois 60085, or by calling our Corporate Secretary at (847) 785-3000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Tabulation of Votes

All votes will be tabulated by a representative of AST who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Confidential Voting

As a matter of policy, WMS keeps confidential proxies, ballots and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspector of election and certain of WMS’ employees and WMS’ transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Adjournments and Postponements

In addition to the proposal to adopt the merger agreement and the compensation proposal, WMS stockholders are also being asked to approve a proposal that will give the WMS board of directors authority to adjourn the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies for the absence of a quorum, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the special meeting, or otherwise with the consent of Scientific Games. In addition, the WMS board of directors could postpone the meeting before it commences, in each case in any of the circumstances described above. If the special meeting is so adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than thirty days, or if after the adjournment, the WMS board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each WMS stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only WMS stockholders of record as of the close of business on April 8, 2013, or their duly appointed proxies, may attend the special meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of WMS common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of WMS common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification, as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at 8:30 a.m., local time.

Other Business

The WMS board of directors is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. For additional information on how business can be brought before a meeting, see Article I, Section 14 of WMS’ by-laws.

Assistance

If you need assistance in completing your proxy card or have questions regarding WMS’ special meeting, please contact Georgeson Inc. by mail at 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, by telephone at (877) 507-1756 (toll free) or (212) 440-9800 (collect), or by email at WMSindustries@georgeson.com.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by WMS’ stockholders and certain other conditions to the closing are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into WMS, with WMS surviving the merger as a wholly owned subsidiary of Scientific Games. As a result of the merger, WMS will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the merger, (i) each share of WMS common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares, which are discussed below) will immediately be converted into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes; (ii) each share of WMS common stock owned by WMS, Scientific Games or Merger Sub will be cancelled and no payment will be made with respect to such shares; and (iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of WMS, as the surviving corporation in the merger.

At the effective time of the merger, each WMS option that was granted prior to January 30, 2013, and that is outstanding (whether vested or unvested) immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of WMS common stock subject to such option.

At the effective time of the merger, each WMS option that is granted after January 30, 2013 and that is outstanding (whether vested or unvested) immediately prior to the merger will not be cashed out in the merger but instead will be converted into an option to acquire a number of shares of Scientific Games common stock using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to the per-share closing price of Scientific Games common stock on the merger closing date. The terms and conditions of any such converted options will otherwise generally remain the same as the terms and conditions that applied to such option immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment through each applicable vesting date), provided that any such converted options will immediately vest in full and remain exercisable for 90 days if the holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” within one year following the closing of the merger. At the effective time of the merger, each WMS performance unit that is outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the payout percentage set forth in the holder’s award agreement (which shall be deemed to be the greater of (i) 100% or (ii) if all the performance goals for such performance unit have been met or exceeded as of the closing, a greater percentage determined in accordance with the merger agreement) multiplied by the merger consideration. No WMS performance units will be granted between January 30, 2013 and the closing of the merger.

At the effective time of the merger, each share of WMS restricted stock, and each WMS restricted stock unit, deferred stock unit and phantom unit that was granted prior to January 30, 2013, and that is not subject to performance-based vesting and is outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration. No shares of WMS restricted stock will be granted between January 30, 2013 and the closing of the merger.

At the effective time of the merger, each WMS restricted stock unit or phantom unit that is granted after January 30, 2013 and that is outstanding immediately prior to the merger will, except as described below, not be cashed out in the merger but instead will be converted into a restricted stock unit or phantom unit, as applicable, with respect to the common stock of Scientific Games using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to the per-share closing price of Scientific

Games common stock on the merger closing date. The terms and conditions of any such converted restricted stock units and phantom units will otherwise generally remain the same as the terms and conditions that applied to such restricted units and phantom units immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment through each applicable vesting date), provided that any such converted units will vest immediately in full if a holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” within one year following the closing of the merger. Notwithstanding the foregoing, fifty percent (50%) of any restricted stock units and one hundred percent (100%) of any phantom units granted after January 30, 2013 as ordinary course annual equity grants to employees who received annual equity awards under the WMS long-term incentive program for WMS’ 2013 fiscal year or to new hires or eligible promoted employees who are in the category of employees who received annual equity grants for the 2013 fiscal year, which are outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration.

The certificate of incorporation attached as Exhibit A to the merger agreement will become the certificate of incorporation of the surviving corporation, until amended, and the Company bylaws will be amended in their entirety to be the same as the bylaws of Merger Sub immediately prior to the effective time of the merger.

Background of the Merger

As part of WMS’ ongoing strategic planning process, members of WMS’ board of directors and senior management periodically review and assess the Company’s operations and financial performance, competitive position, industry trends and potential strategic initiatives. WMS management also meets periodically with members of the WMS board of directors in the ordinary course of business to discuss potential actions to maximize stockholder value, including strategic alternatives such as acquisitions, dispositions, return of value to stockholders, recapitalization transactions and business combinations.

As part of WMS’ ongoing review of the industry and WMS’ competitive position within the industry, WMS management routinely met with representatives of various investment banks, including representatives of Macquarie Capital, to discuss developments in the gaming machine and interactive gaming industries and the investment banks’ views as to strategic opportunities potentially available to the Company. During the period from October 25, 2011 through June 15, 2012, the Company had engaged Macquarie Capital on a non-exclusive basis to consult with management on the evaluation of financial and strategic alternatives, including recapitalization, and various investment and capitalization opportunities with respect to the online and social gaming market. During that engagement, Bidder X (a potential financial buyer) approached management of WMS to explore a possible investment in or acquisition of the Company. These early discussions with Bidder X also included discussions of the Company’s interactive strategy. These discussions were reported to the WMS board of directors but discontinued before any formal proposals were received. This engagement of Macquarie Capital was terminated on June 15, 2012.

Following the announcement of the Company’s fiscal year 2012 results in early August 2012, WMS management contacted Macquarie Capital to re-visit the recapitalization and stock buy-back alternatives that had been explored earlier in the year. As part of those conversations, Macquarie Capital reported that Bidder X had requested an opportunity to meet with WMS management. On September 4, 2012, representatives of WMS, Macquarie Capital and Bidder X met to discuss Bidder X’s continuing interest in a potential acquisition of WMS. In these preliminary discussions, Bidder X stated that the combination of WMS’ need for funding to expand its interactive gaming business coupled with the recent decline in the trading price of the Company’s common stock made it a particularly appealing candidate for a transaction with Bidder X. WMS management indicated that it would report any proposal that Bidder X provided to the WMS board of directors at the Company’s next quarterly meeting, which was scheduled for September 11-12, 2012. Following the September 4th meeting, Bidder X informally advised Macquarie Capital that they would be interested in acquiring WMS in an all-cash transaction.

At the annual strategy meeting of the WMS board of directors on September 11th and 12th, 2012, management reported the initial discussion with Bidder X and invited Macquarie Capital to provide an overview of strategic alternatives for the Company. A representative of Blank Rome LLP, outside counsel to the Company and to which we refer as “Blank Rome” in this proxy statement, attended this September meeting. Macquarie Capital reported that Bidder X had indicated an interest in acquiring the Company. The board requested further information from Macquarie Capital on industry conditions and strategic alternatives, including the proposal from Bidder X, to be presented at a special meeting of the WMS board of directors to be convened for that purpose.

On September 21, 2012, representatives from Macquarie Capital and Blank Rome attended a special telephonic meeting of the WMS board of directors to address the information requested at the September 12, 2012, meeting of the board. At this meeting, Macquarie Capital provided the WMS board of directors with its views on the gaming machine industry, the Company’s competitive position in the industry and strategic opportunities available to the Company to enhance stockholder value, particularly in light of the recent decline in the trading price of the Company common stock, including a potential sale of the Company. Representatives from Blank Rome were also in attendance and discussed the fiduciary duties of the WMS board of directors in connection with the strategic alternatives in light of the preliminary discussions with Bidder X.

The WMS board of directors also discussed whether Macquarie Capital should be engaged by the Company to assist it in exploring strategic alternatives. Company management reported that the Company had received and informally discussed fee proposals with Macquarie Capital, which had indicated its willingness to assist the Company should the WMS board of directors decide to explore strategic alternatives. Information on Macquarie Capital’s experience in the gaming industry and qualifications was reviewed by the board. The WMS board of directors also discussed the fact that Macquarie Capital had from time to time been engaged by the Company, and was familiar with the Company and its industries.

After due consideration of the risks faced by the Company in the current challenging global economic environment, the WMS board of directors decided to explore its strategic alternatives as a possible method for maximizing stockholder value, and authorized the Company to negotiate terms of engagement with Macquarie Capital to act as exclusive financial advisor to the Company. Macquarie Capital was further instructed at the meeting to approach Bidder X to determine its interest in pursuing a potential transaction.

On September 24, 2012, WMS engaged Macquarie Capital as its exclusive financial advisor in connection with its exploration of strategic alternatives.

On October 5, 2012, WMS entered into a confidentiality agreement with Bidder X and thereafter began providing certain non-public information about the Company to Bidder X.

On October 23, 2012, Bidder X provided the Company with a preliminary non-binding indication of interest, stating a desire to acquire 100% of the outstanding equity of the Company for a purchase price of $25.00 per share, in cash. The offer was subject to numerous customary conditions, including satisfactory completion of Bidder X’s due diligence efforts and negotiation of an acceptable definitive agreement between the parties.

On October 23, 2012, the WMS board of directors held a meeting at the New York offices of Blank Rome, with Company management, Macquarie Capital, Blank Rome and Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden” in this proxy statement, the Company’s outside legal counsel, in attendance. The WMS board of directors and members of senior management discussed the Company’s current business plan, industry trends and the potential for increasing stockholder value through implementation of the Company’s business initiatives. The WMS board of directors and Company management also discussed the potential risks that the Company faced in achieving its business plan, including competition from larger strategic participants in the industry and the entry of new participants in the industry, the effect of difficult global economic conditions on the Company’s customers and the availability of additional capital for the Company’s investment in interactive gaming. Thereafter, Skadden reviewed with the WMS board of directors the fiduciary duties applicable to such directors in connection with the evaluation of potential strategic alternatives. Following such discussion, the WMS board of directors determined that it would be in the best interests of the Company and its stockholders to explore certain strategic alternatives that would potentially give stockholders the opportunity to maximize the value of their investment, including remaining with the then-current business plan, possible modifications to the current business plan (particularly with respect to the timing of investment in existing and new businesses), a leveraged recapitalization strategy coupled with a potential share buyback and a potential sale of the Company. The WMS board of directors also discussed alternative replies to the letter received that day from Bidder X.

In addition, the WMS board of directors considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory sale process and the resulting distraction of the attention of Company management and employees, with the board concluding that such risks could be managed by proceeding with an exploratory sale process on a non-public basis. The WMS board of directors then instructed Macquarie Capital to refine, with the assistance of the Company’s management, the preliminary list of potential buyers distributed to the WMS board of directors in advance of the meeting. Macquarie Capital was further instructed not to contact such potential buyers, whether on a confidential basis or otherwise, at that time.

On October 26, 2012, the WMS board of directors met telephonically with senior management and its legal and financial advisors in attendance. During the course of this meeting, the WMS board of directors and its advisors discussed a revised and expanded list of potential strategic and financial buyers for the Company developed by Macquarie Capital, with the assistance of the Company’s management, as well as their financial ability to acquire the Company and their ability to obtain applicable regulatory approvals. The WMS board of directors and Company management also discussed risks associated with sharing competitively sensitive information with potential strategic buyers, including Bidder Y (a potential strategic buyer), and determined that such risks, if managed through virtual data room procedures, would not preclude the inclusion of strategic buyers in the potential sale process. The Company then set up a virtual data room containing “phase I” diligence materials. Representatives of Macquarie Capital noted that while several potential buyers were likely to review the opportunity, Bidder X had indicated a desire to pursue a transaction on an expedited basis. In the interest of keeping Bidder X involved in the process, the WMS board of directors granted Bidder X access to a virtual data room set up by the Company and including additional “phase II” diligence information that would otherwise be provided to other bidders only after receipt of an acceptable non-binding indication of interest. However, the WMS board of directors discussed the need to maintain an appropriate schedule that would allow other potential buyers of the Company to be competitive after obtaining access to non-public information about the Company. The WMS board of directors also instructed Macquarie Capital to contact the potential buyers identified on the revised and expanded list in order to assess such parties’ interest in the Company. In the course of these discussions, the WMS board of directors reminded the Company’s management that it was the WMS board of directors who would ultimately direct the course of the Company’s exploration of its strategic alternatives and instructed members of Company management to refrain from engaging in any unauthorized discussions with potential buyers, including with respect to employment, compensation or other related matters.

Following such meeting, at the instruction of Company management and the WMS board of directors, representatives of Macquarie Capital contacted a total of 24 potential buyers in late October and November 2012, including 14 financial buyers and ten strategic buyers. Thirteen of the parties contacted during that time period executed confidentiality agreements with the Company, including Scientific Games, which did so on November 15, 2012. After signing a confidentiality agreement, representatives of Macquarie Capital provided each such potential buyer limited non-public information about the Company, including a confidential information memorandum that provided potential buyers with more detailed information concerning our business operations, certain non-public projected financial information and “phase I” due diligence materials through the virtual data room, as described more fully below under “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement.

Telephonic meetings of the WMS board of directors were held on each of November 2, 2012 and November 9, 2012, with members of WMS’ senior management team and representatives of Macquarie Capital, Skadden and Blank Rome in attendance. At each meeting, representatives of Macquarie Capital presented the WMS board of directors with an update on Macquarie Capital’s outreach to potential bidders, identifying parties who had opted out of the process, and discussing the evolving timing of the process, including the impact of Superstorm Sandy, as well as the instructions to be included in a bid process letter that would be sent by Macquarie Capital, on behalf of the Company, to those potential bidders who had expressed a continued interest in participating in the Company’s process.

Beginning on November 13, 2012, at the direction of WMS’ board of directors and following review and comment by senior management and the Company’s advisors, a bid instruction letter was distributed by Macquarie Capital to the 13 parties (approximately 6 of which were potential strategic buyers and the remainder of which were potential financial buyers) that had signed confidentiality agreements and were continuing to express interest in a potential transaction with the Company. Bidder Y did not receive a bid instruction letter, as it had not previously executed a confidentiality agreement with the Company. The bid instruction letter requested preliminary, non-binding indications of interest regarding the potential acquisition of 100% of the Company in an all-cash transaction be submitted to Macquarie Capital on or before November 29, 2012.

On November 16, 2012, at a telephonic meeting of the WMS board of directors, members of the Company’s senior management and representatives from Macquarie Capital, Blank Rome and Skadden provided the WMS board of directors with an update on the strategic alternatives review process.

During the final week of November 2012, members of the Company’s management had a series of diligence calls with Bidder X, relating to various aspects of the Company’s business and operations, including its interactive business, existing customer base and ongoing financing arrangements.

On November 29 and 30, 2012, nine of the original 24 potential bidders, consisting of four private equity firms and five potential strategic buyers, including Scientific Games, submitted preliminary, non-binding indications of interest at prices ranging from $18.00 per share to $25.00 per share of WMS common stock. All of the indications of interest provided for consideration to be paid in cash, save for the bid received from Bidder Z (a potential strategic buyer), which is described below. Bidder X submitted an indication of interest that reiterated the purchase price of $25.00 per share in cash initially set forth in its October 23, 2012 letter. Scientific Games submitted a preliminary indication of interest that contemplated a purchase price of $24.50 per share in cash. In addition to the eight bids submitted by potential buyers who had executed a confidentiality agreement, the Company received a bid from Bidder Y, which included a request for a thirty-day period of exclusivity, and contemplated a purchase price in the range of $22.00 - $24.00 per share in cash. Bidder Z submitted a preliminary indication of interest that contemplated a purchase price of $23.00 per share, with at least 50% of the consideration being payable in cash and the remainder payable in stock of Bidder Z.

On November 30, 2012, the WMS board of directors held a special telephonic meeting to discuss the status of the strategic alternatives process and the indications of interest received from the nine bidders. Members of WMS senior management and representatives of Macquarie Capital, Skadden and Blank Rome were present. Representatives of Macquarie Capital noted that they had contacted 24 potential buyers, including 14 financial buyers and ten strategic buyers. Of these 24 potential buyers, 13 had signed confidentiality agreements and thereafter received confidential information about the Company. Thirteen potential buyers had notified representatives of Macquarie Capital that they had formally withdrawn from the sale process, and representatives of Macquarie Capital reported to the WMS board of directors that two potential bidders had neither withdrawn nor submitted a non-binding indication of interest as of that date. After summarizing the status of the sale process, representatives of Macquarie Capital described each indication of interest in detail. The WMS board of directors discussed the merits of each indication of interest, including transaction completion risk, the form of consideration and the ability of the bidder to obtain the necessary financing, the anticipated timing to complete the transaction, including the risks related to obtaining the necessary approvals from gaming authorities, and the price ranges indicated by each bidder. The WMS board of directors also asked for additional information from Macquarie Capital, including full copies of the expressions of interest received from the potential buyers. No decisions were reached at this meeting as the WMS board of directors wanted more time to discuss the proposal at greater length at its regularly scheduled in-person meeting scheduled for the following week. Accordingly, the WMS board of directors determined to continue discussions of the information at its regularly scheduled December meeting.

On December 6, 2012, the WMS board of directors held a regularly scheduled meeting at the Company’s headquarters in Chicago, Illinois, in conjunction with the Company’s 2012 annual stockholders meeting. During a portion of this meeting, attended by members of the Company’s management and representatives of Macquarie Capital, Skadden and Blank Rome, Macquarie Capital presented an outline of the sale process and a detailed analysis of the nine indications of interest that had been received and initially reported at the November 30th meeting. Thereafter, Skadden again discussed with the WMS board of directors the fiduciary duties of directors in connection with evaluating the Company’s strategic alternatives. The WMS board of directors extensively discussed each of the eight potential buyers who had provided formal indications of interest based on having access to material non-public information as well as the additional indication of interest received from Bidder Y who had not yet signed the confidentiality letter and therefore had not had access to the non-public information. The WMS board of directors discussed the likelihood of other potential interested buyers engaging in the process. The WMS board of directors considered the structure and value proposed by each interested party, and the relative ability of the respective potential buyers to raise the proposed financings and consummate a transaction. The WMS board of directors discussed the various deal structures proposed by the bidders, the financing required for each proposal, and risks associated with such financing and the ability of the respective buyers to consummate a transaction, including with respect to obtaining applicable regulatory approvals from the relevant gaming and antitrust authorities. The WMS board of directors then discussed other alternatives available to it with management and its legal and financial advisors, among them remaining with the then-current business plan, possible modifications to the current business plan (particularly with respect to the timing of investment in existing and new businesses) and a leveraged recapitalization strategy coupled with a potential share buyback. The WMS board of directors also discussed a potential process timeline, which included scheduling management meetings with only those parties to be invited to the second round of due diligence. The WMS board of directors authorized the confidential process to continue and instructed management and Macquarie Capital that exclusivity was not appropriate to be granted to any of the bidders at this time. Based on a variety of factors, including the purchase prices indicated in the proposals that had been received, as well as the other terms and conditions set forth therein, as well as the time and resources required of Company management to manage and provide the necessary due diligence information, the WMS board of directors directed that Macquarie Capital invite Scientific Games, Bidder X and Bidder Z into the next round of the process. Furthermore, the WMS board of directors instructed Macquarie Capital to inform Bidder Y that if it wished to participate in the next round of the process, it would need to execute an acceptable confidentiality agreement with the Company and raise its non-binding offer price.

From and after December 6, 2012, the Company opened access to the “phase II” due diligence materials contained in the Company’s virtual data room to the three continuing bidders (two strategic and one financial), including Scientific Games, with customary redactions for potentially competitive sensitive information.

On December 10, 2012, Bidder Y informed representatives of Macquarie Capital that it was willing to execute an appropriate confidentiality letter with the Company and stated further that it was willing to increase the purchase price range in its indication of interest to $25.00 per share, which offer it also set forth in a revised letter delivered to the Company.

A telephonic meeting of the WMS board of directors was held on the afternoon of December 10, 2012, to discuss, among other things, the status of the Company’s ongoing exploration of its strategic alternatives. The meeting was attended by members of the Company’s senior management and representatives of Macquarie Capital, Skadden and Blank Rome. Macquarie Capital provided an update on its discussions with the various bidders since the previous meeting of the WMS board of directors on December 6. The WMS board of directors also discussed Bidder Y’s revised offer and instructed Macquarie Capital to provide data room access to Bidder Y, subject to management negotiating and executing an acceptable confidentiality agreement with such party. Based on recent developments, Macquarie Capital presented a modified process timeline and indicated that it had already scheduled management presentations for the three bidders who had proceeded to the second round of the process following the December 6 meeting, which included Scientific Games and Bidders X and Z. The WMS board of directors reviewed the status of the proposed sale process and, after discussions with Macquarie Capital regarding the approach most likely to result in the receipt of definitive proposals and to maximize the financial consideration offered by the bidders, established January 17, 2013, as the deadline for the submission of final proposals. The WMS board of directors determined, however, that it would consider delaying the proposal deadline in the event that it concluded that a later deadline would be likely to result in the receipt of a greater number of definitive proposals or improve the terms of such proposals.

On December 11, 2012, the Company executed a confidentiality agreement with Bidder Y and, thereafter, the Company provided Bidder Y with full access to “phase I” and “phase II” due diligence materials contained in the Company’s virtual data room, with customary redactions for potentially competitively sensitive information.

On December 17, 2012, the Company began presenting management presentations to the bidders, as well as additional telephonic and in-person due diligence meetings and site visits. Bidder X participated in diligence meetings and attended a management presentation on December 17, 2012, Scientific Games participated in diligence meetings and attended a management presentation on December 18, 2012, and Bidder Z participated in diligence meetings and attended a management presentation on December 19, 2012. On January 3, 2013, the Company’s management participated in a diligence meeting and provided a management presentation to Bidder Y. Representatives of Macquarie Capital and Skadden also attended each of the management presentations, which were presented at the WMS Technology Campus in Chicago, Illinois. Topics covered in the management presentations included Company and industry overviews, growth strategies, commercial overviews and financial information. After the management meetings, Macquarie Capital followed up with each potential buyer to elicit feedback and discuss next steps in the process. Scientific Games and each of the three other continuing bidders reiterated their potential interest in acquiring the Company.

On December 20, 2012, representatives of Macquarie Capital, on behalf of the Company, sent final round process letters to Scientific Games, Bidder X, Bidder Y and Bidder Z. Each of the parties were instructed to make a revised final binding all-cash offer to acquire 100% of the equity of the Company, together with a mark-up of a draft merger agreement that would be distributed to the bidders following the new year that such bidder would be prepared to execute, by January 17, 2013.

On December 21, 2012, the WMS board of directors held a telephonic meeting to review the process to date, which was attended by members of the Company’s senior management and representatives of Macquarie Capital, Skadden and Blank Rome. Representatives from Macquarie Capital updated the WMS board of directors on the current status of each of the potential bidders in performing due diligence on the Company, arranging financing for their potential bids, and expected ability to provide a final proposal in a timely manner. Representatives of Macquarie Capital informed the WMS board of directors that the Company’s management and advisors had been actively engaged with the four continuing bidders regarding follow-up diligence requests, management meetings and financing updates. Skadden then reviewed with the WMS board of directors key provisions of a draft merger agreement, which had been distributed in advance of the meeting that would be distributed to bidders. A discussion ensued regarding various terms, including circumstances in which the Company and a potential buyer would be permitted to terminate the merger agreement, the efforts a potential buyer would agree to undertake in order to effect the closing, the scope and efforts required to obtain applicable regulatory approvals, the absence of any financing condition, the ability of the WMS board of directors to change its recommendation and, subject to certain restrictions, the ability of the WMS board of directors to terminate the merger agreement to enter into a “superior proposal.”

On January 2, 2013, representatives of Macquarie Capital, on behalf of the Company, distributed a draft merger agreement to each of Scientific Games, Bidder X, Bidder Y and Bidder Z.

On January 4, 2013, the WMS board of directors held a telephonic meeting to review the status of the process, which was attended by members of the Company’s senior management and representatives of Macquarie Capital, Skadden and Blank Rome. Representatives from Macquarie Capital updated the WMS board of directors on the current status of each of the four continuing bidders, their ongoing diligence efforts and anticipated next steps in the process. During this meeting, members of the Company’s senior management provided the WMS board of directors with an update on the current financial performance of WMS. Members of the WMS board of directors and Company’s senior management discussed the Company’s financial performance and the Company’s senior management provided an overview to the WMS board of directors of the key drivers and outcomes leading to results falling below prior expectations.

Over the next several weeks, representatives of the four bidders engaged in numerous due diligence teleconferences and in person meetings with members of Company management and representatives from Macquarie Capital and Skadden. During this time, Macquarie Capital worked with the Company to provide documents and information responsive to the bidders’ due diligence requests.

In connection with the Company’s closing of the accounts for the quarter ended December 31, 2012, and at the request of certain of the continuing bidders who had access to preliminary financial results relating to such quarter in the course of their diligence and who wanted access to the information prior to submitting further proposals at the January 17, 2013 bid deadline, the Company’s management began preparing revised projected financial information for the remainder of the 2013 fiscal year, taking into account the results of the Company’s first half of the 2013 fiscal year.

On January 14, 2013, revised financial projections relating to the 2013 fiscal year were made available to each of the four continuing bidders, including Scientific Games, in the Company’s virtual data room prior to a teleconference call for all remaining bidders, which was held later that afternoon, during which senior members of the finance and business teams of WMS presented a summary of such revised projected financial information, as well as an update on the Company’s actual financial results for the quarter ended December 31, 2012. During the course of January 14 and 15, 2013, members of the Company’s management team had a series of follow-up teleconferences with representatives from each of the four continuing bidders, including Scientific Games, regarding the revised projections for the 2013 fiscal year. A description of both the projected financial information and the revised projected financial information prepared by WMS management is included under the heading “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement.

Prior to the initially scheduled bid deadline, various bidders indicated to representatives of Macquarie Capital that they would be unable to submit a final bid by the January 17, 2013, deadline. Company management, after consulting with representatives of Macquarie Capital and Skadden, extended the bid deadline by three days for each of the continuing bidders, to January 20, 2013.

Beginning on January 19, 2013, members of the Company’s management made available to the WMS board of directors revised projected financial information for the Company’s 2013, 2014 and 2015 fiscal years. A description of both the initial projected financial information made available to bidders in the confidential information memorandum and the revised projected financial information prepared by the Company’s management is included under the heading “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement.

On January 19, 2013, representatives of Bidder Z delivered to the Company an alternative proposal whereby the Company would acquire a subsidiary of Bidder Z in an all-stock transaction that would result in Bidder Z owning 30%-40% of the Company on a pro forma basis which would be coupled with a post-closing recapitalization of the Company for purposes of repurchasing up to 50% of the currently outstanding shares of Company common stock, excluding Bidder Z’s shares, resulting in Bidder Z assuming a controlling interest in the Company without paying a premium price for control.

On January 20, 2013, representatives of Scientific Games delivered to the Company a mark-up of the draft merger agreement that had been provided to interested parties by the Company, as well as proposed debt commitment letters from two banks and a letter contemplating an all-cash purchase of 100% of the Company’s outstanding equity at $25.50 per share. In the letter, Scientific Games stated that it was prepared to finalize its due diligence and execute a definitive agreement in approximately one week and requested an appropriate period of exclusivity. The letter indicated that Scientific Games anticipated that it would be able to obtain regulatory clearance, and therefore be in a position to consummate a transaction, within approximately six months from signing.

On January 20, 2013, representatives of Bidder X delivered to the Company draft versions of an equity commitment letter, a limited guarantee and a mark-up of the draft merger agreement that had been provided by the Company, as well as proposed debt commitment letters from four banks and a letter contemplating the purchase of the Company’s outstanding common stock at $22.50 per share which represented a significant decrease in value from its earlier letters. In addition, Bidder X had requested a 30-day period of exclusivity during which it would complete its remaining due diligence.

On January 21, 2013, representatives of Macquarie Capital had a telephonic conference with Scientific Games to request some additional information and clarification concerning Scientific Games’ proposal, including with respect to the remaining due diligence to be performed, Scientific Games’ expected sources and uses of funds in the transaction and the process and timing for obtaining required gaming approvals.

On January 22, 2013, Bidder Y indicated to representatives of the Company that Bidder Y was no longer continuing its participation in the process, indicating that on the basis of its further due diligence its valuation for the Company would be substantially below the range that it had previously indicated.

On January 22, 2013, the WMS board of directors held a meeting at the New York offices of Blank Rome with members of the Company’s senior management and representatives of Macquarie Capital, Skadden and Blank Rome in attendance. At the meeting, members of the Company’s senior management reviewed with the WMS board of directors the Company’s revised projected financial information relating to fiscal years 2013, 2014 and 2015. The WMS board of directors and Company senior management discussed at length the assumptions and reasoning behind the revised projections, as well as the fact that management’s projections for fiscal year 2013 had been revised downward from those initially provided during the current process, while the projections for fiscal 2014 and 2015 were comparable to the prior projections, although the mix of business shifted to increased results from interactive gaming revenues and lower results from product sales and participation leasing revenues. Company management and representatives from Macquarie Capital provided an update on the series of in-person meetings and conference calls the Company had hosted with the four continuing bidders to discuss the revised fiscal 2013 projections and further diligence matters. Following this discussion, Skadden again presented the WMS board of directors with a review of the fiduciary duties applicable to the directors, including in connection with evaluating the Company’s strategic alternatives, and representatives of Macquarie Capital discussed the engagement of each of the four bidders with the Company throughout the process and described the reasons provided by Bidder Y and Bidder Z for not submitting final proposals in accordance with the final process letter. Representatives from Macquarie Capital also discussed their understanding as to the decrease in valuation from Bidder X and the financial terms, and financing proposals, contained in each of the proposals from Scientific Games and Bidder X. Among other items, representatives of Macquarie Capital reported that Bidder X had expressed reservations about the Company’s revised projections for fiscal 2013 and as such were unable to maintain their prior valuation. Skadden provided an overview of the material issues raised in the mark-ups of the draft merger agreement provided by each of Bidder X and Scientific

Games. Following this review, the WMS board of directors, with its legal and financial advisors, discussed the principal issues raised by the Scientific Games’ mark-up of the draft merger agreement as well as the outline for regulatory approval that Scientific Games had set forth in its proposal. Skadden highlighted certain additional issues in Scientific Games’ mark-up, including, among other things: (i) Scientific Games’ removal of the provision contemplating additional consideration if the transaction was not closed within six months of signing of the merger agreement, (ii) Scientific Games’ financing commitments and the requirement of a marketing period to raise its financing, (iii) the efforts required to be undertaken by Scientific Games in connection with obtaining applicable regulatory approvals, (iv) remedies available to the parties in the event of a termination of the merger agreement, including upon the termination date, (vi) limitations on the ability of the WMS board of directors to change its recommendation with respect to the merger or to terminate the merger agreement in favor of a superior proposal, (vii) certain employee benefit matter related provisions, (viii) the scope of acceptable limitations on the Company’s operation of its business pending consummation of the merger and (ix) the removal of certain materiality qualifiers from, and reducing the applicable materiality standards for, certain of the Company’s representations, warranties and covenants. In addition, the WMS board of directors discussed Scientific Games’ proposal for a company termination fee of 3% of the equity value of the transaction as well as two reverse termination fees payable by Scientific Games in certain circumstances, one relating to a failure to close for inability to obtain regulatory approvals and the other for a funding failure. The WMS board of directors directed Macquarie Capital to continue discussions with Scientific Games and to provide it with the final set of diligence materials and, in addition, directed Skadden to engage with Scientific Games’ legal advisors to negotiate a final merger agreement.

On January 23, 2013, Macquarie Capital informed Bidder X that it would need to increase its purchase price and reduce the proposed diligence period if it desired to enter into a transaction with the Company.

On January 23, 2013, Skadden and Cleary Gottlieb Steen & Hamilton LLP, which we refer to as “Cleary” in this proxy statement, had a series of telephonic meetings to discuss various provisions of the Scientific Games mark-up of the draft merger agreement.

On January 24, 2013, Skadden, Cleary and representatives of each of the Company and Scientific Games met at the Company’s Technology Campus in Chicago, Illinois, to discuss, among other things, certain material issues raised by Scientific Games’ mark-up of the merger agreement including those matters identified by Skadden to the WMS board of directors. In addition, on January 24, 2013, representatives of WMS provided Scientific Games with access in the virtual data room to the revised projected financial information prepared by the Company’s management with respect to the 2014 and 2015 fiscal years and other information requested by Scientific Games as part of its confirmatory due diligence. Skadden, on behalf of and with input from the Company’s management, provided a revised version of the merger agreement to Cleary early in the morning of January 25, 2013. A description of this revised projected financial information for the 2014 and 2015 fiscal years prepared by WMS management is included under the heading “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement.

On January 24, 2013, and January 25, 2013, over 25 members of Scientific Games and their financing sources, legal and accounting advisors held a final series of due diligence meetings at the WMS Technology Campus in Chicago. These meetings involved members of the WMS management team and addressed confirmatory due diligence topics raised by Scientific Games. Additional due diligence questions were handled through teleconferences, emails and in-person meetings from January 26, 2013, to January 30, 2013.

On January 25, 2013, the WMS board of directors held a special telephonic meeting, with members of the Company’s senior management and representatives of Macquarie Capital, Skadden and Blank Rome in attendance. Representatives of Macquarie Capital provided an update regarding their conversations with each of Scientific Games and Bidder X, and representatives from Skadden provided an update regarding the negotiation of the terms of the merger agreement and the related transaction agreements with counsel to Scientific Games.

During the evening of January 25, 2013, Skadden and Cleary, along with representatives from each of the Company and Scientific Games, met at the Company’s Technology Campus in Chicago, Illinois, and discussed the mark-up of the draft merger agreement that Skadden had previously provided to Cleary.

During the period from January 26 to January 30, 2013, Skadden and Cleary exchanged mark-ups of the merger agreement and the management of the Company and Scientific Games, with the assistance of their respective advisors, continued to negotiate the issues that remained open between the parties, including (i) the appropriate level of efforts Scientific Games would agree to undertake in connection with obtaining applicable regulatory approvals, (ii) the amount of the company termination fee and the instances in which any such fee would be payable, (iii) the inclusion, and amount, of the reverse termination fees payable by Scientific Games and the circumstances in which any such fees would be payable, (iv) the scope of acceptable limitations on the Company’s operation of its business pending consummation of the merger, (v) limitations on the ability of the WMS board of directors to change its recommendation with respect to the merger or to terminate the merger agreement in favor of a superior proposal and (vi) employee benefit matters during the period between the signing of a definitive agreement and the consummation of the merger.

On January 27, 2013, Bidder X indicated to Macquarie Capital that it would be interested in continuing to pursue a transaction with the Company in a range similar to the previously discussed price range of $25.00 per share in cash.

On the evening of January 28, 2013, Bidder X delivered a letter of continuing interest in acquiring the Company to Macquarie Capital expressing confidence in its ability to increase its bid to an indicative purchase price of $25.00 per share in cash and in reaching a definitive agreement to acquire the Company within a matter of days. The letter, however, provided no substantive reasons for the increase over the prior indication of $22.50 that had been submitted based on Bidder X’s substantial review of non-public information concerning the Company and also did not address Bidder X’s prior request for an additional 30 days for further diligence or provide updated financing commitments. The WMS board of directors reviewed and considered the letter but determined it did not provide a credible basis to continue discussions with Bidder X at that time.

On January 29, 2013, in advance of the meeting of the WMS board of directors to be held on January 30, 2013, members of the WMS board of directors received discussion materials via e-mail, which included, among other items, a then-current draft of the merger agreement and proposed resolutions for consideration by the WMS board of directors.

During the course of January 30, 2013, the Company and Scientific Games had a series of telephonic negotiations, in which each party’s respective senior management and legal advisors and Macquarie Capital participated, to address the remaining open issues. As part of these discussions, representatives of Scientific Games and Macquarie Capital had a call in which it was agreed that (i) the purchase price would be $26.00 per share, in cash, (ii) the regulatory termination fee would be equal to $80,000,000 and (iii) the funding failure termination fee would be equal to $100,000,000. In exchange for, among other things, Scientific Games’ increase in its purchase price, the Company agreed to the company termination fee being set at 3% of the equity value of the transaction. In addition, the parties also had a call to reach agreement on the provisions relating to the restrictions on the Company’s interim operations pending the consummation of the merger and various employee benefit matters.

On the afternoon of January 30, 2013, the WMS board of directors held a special meeting at the Company’s Technology Campus in Chicago, Illinois to discuss the proposed merger transaction with Scientific Games. Members of Company senior management and representatives of Macquarie Capital, Skadden and Blank Rome were also in attendance. Members of senior management and representatives of Macquarie Capital and Skadden updated the WMS board of directors on the status of negotiations with Scientific Games. Skadden then reviewed in detail the terms of the merger agreement and ancillary documents and provided a review of the fiduciary duties of the WMS board of directors in connection with evaluating the Company’s strategic alternatives. At the request of the WMS board of directors, representatives of Macquarie Capital then gave a presentation to the WMS board of directors, during which they reviewed Macquarie Capital’s financial analysis of the merger consideration and the methodologies and assumptions underlying its analysis, including discussion of historical trading prices, Wall Street analyst price targets, selected public company trading comparables analysis, an analysis of selected precedent transactions and utilization of discounted cash flow analysis. The WMS board of directors then discussed other alternatives available to it with management and its legal and financial advisors, among them remaining with the then-current business plan, possible modifications to the current business plan (particularly with respect to the timing of investment in existing and new businesses) and a leveraged recapitalization strategy coupled with a potential share buyback. Also at this meeting, Macquarie Capital rendered to the WMS board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 30, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by the WMS stockholders (other than holders of the excluded shares), was fair, from a financial point of view, to such holders. Macquarie Capital’s financial analysis and written opinion is described below in “Proposal 1: Adoption of the Merger Agreement—Opinion of WMS’ Financial Advisor” beginning on page 50 of this proxy statement. In connection with Macquarie Capital’s discussion of the fairness of the proposed transaction, the WMS board of directors also discussed the relationships that Macquarie Capital had with Scientific Games and their respective affiliated entities. Macquarie Capital noted that they maintained a minority investment in Scientific Games’ existing credit facility, which would be redeemed as part of the financing of the contemplated transactions and that it held a non-beneficial equity position in the Company constituting less than 0.5% of the outstanding common stock of the Company.

Following these presentations and extensive discussion and deliberation, and after considering all of the factors that it deemed relevant, the WMS board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Later that evening, members of management of each of WMS and Scientific Games, along with Skadden and Cleary, finalized the provisions of the merger agreement and all ancillary documents and execution versions of the merger agreement and the ancillary documents were circulated reflecting the agreement reached earlier that day. After execution of the debt commitment letter by the respective banks, a copy of which was provided to WMS and its financial and legal advisors, each of WMS, Scientific Games, Financing Sub and Merger Sub executed and delivered the merger agreement, effective as of January 30, 2013.

On the morning of January 31, 2013, the Company and Scientific Games issued a joint press release announcing the transaction. On January 31, 2013, the Company filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and filing the joint press release as an exhibit. On February 4, 2013, the Company filed a Current Report on Form 8-K with the SEC summarizing the material terms of the merger agreement and filing the merger agreement as an exhibit.

Following the announcement by the parties that they had entered into the merger agreement on January 30, 2013, certain putative stockholder class action lawsuits were filed by purported stockholders of WMS challenging the merger. The complaints in the actions name as defendants WMS and/or various members of the WMS board of directors as well as Scientific Games and, in certain cases, Merger Sub and Financing Sub. The defendants believe that the claims asserted against them in the lawsuits are without merit and plan to defend them vigorously. The complaints are further described below under the section “Proposal 1: Adoption of the Merger Agreement—Litigation Related to the Merger” beginning on page 75 of this proxy statement.

Reasons for the Merger

In evaluating the merger agreement and the merger, the WMS board of directors consulted with WMS’ management and legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend the WMS stockholders vote for the adoption of the merger agreement, the WMS board of directors considered a variety of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the fact that the merger consideration of $26.00 per share to be received by the holders of WMS common stock in the merger represents a significant premium over the market price at which the WMS common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration of $26.00 per share represents an approximate premium of:

•	58.8% based on the closing price per share of $16.37 on January 30, 2013, the last full trading day before the execution of the merger agreement was publicly announced;

•	50.6% based on the volume-weighted average closing price per share of $17.26 over the 30-day period ending January 29, 2013;

•	56.4% based on the volume-weighted average closing price per share of $16.62 over the 60-day period ending January 29, 2013;

•	57.3% based on the volume-weighted average closing price per share of $16.53 over the 90-day period ending January 29, 2013;

•	47.4% based on the volume-weighted average closing price per share of $17.64 over the 180-day period ending January 29, 2013;

•	35.6% based on the volume-weighted average closing price per share of $19.18 over the one-year period ending January 29, 2013;

•	2.8% based on the 52-week high closing price per share of $25.30 on February 17, 2012; and

•	87.1% based on the 52-week low closing price per share of $13.90 on August 7, 2012;

•

the financial analyses reviewed and discussed with the WMS board of directors by representatives of Macquarie Capital as well as the oral opinion and financial presentation of Macquarie Capital provided to the WMS board of directors dated on January 30, 2013 (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written opinion dated the same date) (including the selected public company analysis, the selected precedent analysis and the discounted cash flow analysis conducted by Macquarie Capital) that, based on and subject to the various considerations, limitations and other matters set forth in its opinion, the consideration to be received pursuant to the merger agreement by holders of shares of common stock is fair, from a financial point of view, to such stockholders. See “Proposal 1: Adoption of the Merger Agreement—Opinion of WMS’ Financial Advisor” beginning on page 50 of this proxy statement;

•	the fact that the proposed merger consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of WMS common stock;

•

the belief of the WMS board of directors that at this time the merger consideration of $26.00 per share is more favorable to WMS’ stockholders than the potential value that might result from the alternatives reasonably available to WMS (including the alternative of remaining a stand-alone public company and other strategic or recapitalization strategies that might be pursued as a stand-alone public company, including a leveraged recapitalization followed by a large stock buy-back program or cash dividend and acquisitions of other businesses by WMS);

•

after reviewing publicly available and other financial information with respect to Scientific Games with the assistance of legal and financial advisors, the WMS board of directors’ assessment that Scientific Games has adequate financial resources to pay the aggregate merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the debt commitment letter obtained by Scientific Games as described below under “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger” beginning on page 59 of this proxy statement, Scientific Games’ representations and covenants contained in the merger agreement relating to such financing and the WMS board of directors’ assessment, after consultation with its financial advisor, of Scientific Games’ ability to obtain financing;

•

the fact that the price proposed by Scientific Games reflected extensive negotiations between the parties and their respective advisors, and represented the highest offer price that WMS received for shares of its common stock after a broad competitive solicitation of interest as well as the WMS board of directors’ belief that the agreed price was the highest price per share to which Scientific Games was willing to agree;

•	the terms and conditions of the merger agreement and related transaction documents, in addition to those described above (relating to financing), including:

•

the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Scientific Games to use its reasonable best efforts to obtain applicable regulatory approvals and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such approvals up to a specified threshold, the absence of a financing condition and Scientific Games’ representations, warranties and covenants related to obtaining financing for the transaction, which the WMS board of directors assessed, after consultation with its legal advisors, to be substantial assurances that the merger ultimately should be consummated on a timely basis;

•

the requirement that the merger will only be effective if approved by the holders of a majority of the outstanding shares of common stock and the absence of any stock voting commitments by management or other stockholders so that stockholders will have the right to approve or disapprove of the merger;

•	the delivery by Scientific Games of letters setting forth the financing commitments and other arrangements regarding the financing Scientific Games contemplated using to consummate the transaction;

•

the requirement that, in the event the merger is not consummated under certain circumstances relating to a failure to obtain requisite regulatory approvals prior to a specified date, Scientific Games will pay, or cause to be paid, to WMS a termination fee of $80,000,000;

•

the requirement that, in the event the merger is not consummated under certain circumstances relating to a failure of Scientific Games’ debt financing sources to fund the acquisition when Scientific Games is otherwise obligated to consummate the merger, Scientific Games will pay, or cause to be paid to, WMS a termination fee of $100,000,000;

•

WMS’ ability to seek damages (less, if applicable, any termination fee previously paid by Scientific Games) in the event of an intentional breach by Scientific Games of its obligations under the merger agreement;

•

prior to approval of the merger by the WMS stockholders, WMS’ ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, any third party regarding an acquisition proposal;

•

prior to approval of the merger by the WMS stockholders, WMS’ ability to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Scientific Games the company termination fee, which the WMS board of directors determined was reasonable, in light of, among other things, the benefits of the merger to WMS’ stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described in “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement;

•

WMS’ ability to seek to specifically enforce Scientific Games’ obligations under the merger agreement, including Scientific Games’ obligations to consummate the merger, under certain limited circumstances;

•

the ability of the WMS board of directors, subject to certain conditions, to change its recommendation supporting the merger, regardless of the existence of a competing or superior acquisition proposal, to the extent the board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties;

•	the customary nature of the other representations, warranties and covenants of WMS in the merger agreement; and

•

the WMS board of directors’ assessment that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate WMS’ business during the pendency of the merger;

•

the fact that WMS has conducted a lengthy and thorough process of exploring its strategic alternatives stretching over four months during such time representatives of WMS solicited bids from a broad group of 24 potential buyers, including financial and strategic buyers, 14 of whom entered into confidentiality agreements with WMS and received confidential marketing materials and access to a virtual data room, and none of which, after receiving such non-public information and conducting due diligence, made an offer in cash that exceeded the $26.00 per share merger consideration;

•

after lengthy meetings with management, the WMS board of directors’ consideration of the WMS’ business, strategy, assets, financial condition, capital requirements, results of operations, competitive position and historical and projected financial performance, and the nature of the industry and regulatory environment in which WMS competes, including prospects for WMS’ interactive products and services and its new BladeTM and GamefieldTM gaming cabinets, and the risks and upside potential relating thereto and the potential impact of those factors on the trading price of WMS common stock (which cannot be quantified numerically);

•	the risks and uncertainties associated with maintaining WMS’ existence as an independent company and the opportunities presented by the merger, including the risks and uncertainties with respect to:

•

achieving WMS’ growth plans in light of the current and foreseeable future market conditions, including the risks and uncertainties in the U.S. and global economy generally and the gaming industry specifically;

•	the general risks and market conditions that could affect the price of WMS common stock; and

•	the “risk factors” set forth in WMS’ Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and subsequent reports filed with the SEC;

•

the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement, including the fact that WMS’ actual financial results in future periods could differ materially and adversely from the projected results;

•

the negotiation process with Scientific Games, which was conducted at arm’s length terms, and the fact that WMS’ senior management, legal and financial advisors were involved throughout the negotiations and updated the WMS board of directors directly and regularly;

•

the WMS board of directors’ understanding, based upon consultation with counsel and WMS’ management, that Scientific Games has been licensed by gaming authorities or has submitted applications for licensing in many key jurisdictions which is likely to lessen the risk of the merger not closing for failure to achieve required gaming authority pre-approvals;

•

the WMS board of directors’ understanding, based upon consultation with counsel and WMS’ management, that the existing businesses of WMS and Scientific Games are sufficiently different so as to lessen the risk of the merger not closing for failure to receive any necessary antitrust clearance; and

•

the availability of appraisal rights under Delaware law to holders of common stock who do not vote in favor of the adoption of the merger agreement and comply with the requisite procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The WMS board of directors also considered and balanced against the potentially positive factors enumerated above a variety of risks and other potentially negative factors, including the following:

•

the fact that the merger consideration of $26.00 per share is substantially less than the highest closing price of the WMS common stock within the past two years of the date of the merger agreement ($43.92 on February 8, 2011);

•

the fact that the completion of the merger will generally preclude the Company’s stockholders from having any ongoing equity participation in the Company and, as such, current stockholders of the Company will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, including benefits that may be attributable to (i) the Company’s interactive products and services (which have, to date, generated revenues substantially exceeding the Company’s initial forecasts), (ii) the Company’s new Blade and Gamefield gaming cabinets, and (iii) potential opening of new markets, and will not participate in any potential future sale of the Company to a third party; although stockholders will be able to invest in the publicly-traded stock of Scientific Games if they wish through open market purchases;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from the WMS stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, the potential resulting disruptions to the Company’s business, the diversion of management and employee attention, potential employee attrition and the potential effect on customer and other business relationships;

•

the deal protection measures in the merger agreement, including the fact that any time prior to approval of the merger agreement by the WMS stockholders, the Company may terminate the merger agreement and pay Scientific Games a termination fee of $44,300,000 if the basis for such termination is to enter into an alternative transaction relating to a superior proposal. After reviewing the termination fee with the assistance of its legal and financial advisors, the WMS board of directors believed that the termination fee (equal to approximately 3% of the equity value of the transaction) was reasonable and should not be preclusive of competing offers following the announcement of the transaction;

•	the Company may be unable to obtain stockholder approval for the transactions contemplated by the merger agreement;

•

the risk that the debt financing contemplated by the debt commitment letters will not be obtained, resulting in Scientific Games having insufficient funds to consummate the merger (although because there is no financing condition, under certain circumstances, Scientific Games would remain liable for breach of contract or be required to pay the funding failure termination fee of $100,000,000);

•

the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•

the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated; and

•	the fact that the receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

In addition, the WMS board of directors was aware that certain of WMS’ directors and executive officers may receive certain benefits that are different from, or in addition to, those of WMS’ other stockholders as described under “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 60 of this proxy statement. The WMS board of directors, however, observed that the majority of the value of such different or additional interests relates to change in control benefits that arise from equity-based compensation, which the WMS board of directors felt to a significant extent aligned the interests of the directors and executive officers with those of the stockholders in seeking to maximize the per-share merger consideration.

After considering the foregoing potentially negative and potentially positive factors, the WMS board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the WMS board of directors is not exhaustive but is intended to reflect the material factors considered by the WMS board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the WMS board of directors, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the WMS board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the WMS board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the WMS board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 23 of this proxy statement.

Recommendation of Our Board of Directors

The WMS board of directors, after considering all factors that the WMS board of directors deemed relevant, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WMS and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the WMS board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 44 of this proxy statement.

The WMS board of directors recommends that the WMS stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger.

Opinion of WMS’ Financial Advisor

Macquarie Capital was engaged on September 24, 2012 to act as exclusive financial advisor to the board of directors of the Company in connection with the evaluation of various strategic alternatives. On January 30, 2013, Macquarie Capital rendered its oral opinion, subsequently confirmed in writing, to the WMS board of directors, to the effect that, as of such date, and based upon and subject to various factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid to the holders of WMS common stock (other than excluded shares), in the merger transaction was fair, from a financial point of view, to such holders of WMS common stock.

The full text of the written opinion of Macquarie Capital, dated January 30, 2013, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement and is incorporated herein by reference. Holders of shares of WMS common stock are encouraged to and should read the opinion carefully and in its entirety. Macquarie Capital’s opinion was provided to the WMS board of directors in connection with its evaluation of the merger consideration provided for in the merger transaction from a financial point of view. The opinion of Macquarie Capital does not address any other aspect of the merger transaction and does not constitute a recommendation to any holder of WMS common stock as to whether such holder should act or vote in connection with the merger transaction or any other matter. The summary of the opinion of Macquarie Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Macquarie Capital, among other things:

•

Reviewed a draft of the merger agreement, dated January 29, 2013, which Macquarie Capital assumed was in substantially final form and would not vary from the executed version thereof in any respect material to its analysis;

•	Reviewed certain publicly available business and financial information relating to the Company and its subsidiaries that Macquarie Capital deemed to be relevant;

•

Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and its subsidiaries that were prepared and furnished to Macquarie Capital by the management of the Company;

•

Reviewed certain financial projections and revised financial projections relating to the Company and its subsidiaries (which financial projections and revised financial projections are included under the heading “Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of WMS” beginning on page 70 of this proxy statement) that were provided to Macquarie Capital by the management of the Company and upon which Macquarie Capital had been instructed to rely;

•

Discussed the past and current operations, financial projections, current financial condition and prospects of the Company and its subsidiaries with certain members of senior management of the Company;

•	Reviewed the reported prices and trading activity of WMS common stock;

•

Compared the financial performance of the Company with publicly available information concerning certain other companies that Macquarie Capital deemed relevant, and compared the reported prices and trading activity of WMS common stock with that of certain publicly traded companies that Macquarie Capital deemed relevant;

•	Reviewed the financial terms of certain publicly available transactions involving companies that Macquarie Capital deemed relevant;

•

Considered the information garnered in its efforts to solicit and hold discussions with, at the direction of the Company, certain specified third parties to solicit indications of interest from such third parties in the possible acquisition of the Company; and

•	Performed such other financial analyses and examinations and considered such other factors that Macquarie Capital deemed appropriate for purposes of its opinion.

For purposes of its analysis and opinion, Macquarie Capital assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by Macquarie Capital or reviewed for Macquarie Capital. With respect to the financial projections of the Company which were furnished to Macquarie Capital, Macquarie Capital assumed that such financial projections were reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. Macquarie Capital expressed no view as to any such financial projections or the assumptions on which they were based.

For purposes of rendering its opinion, Macquarie Capital assumed, with the consent of the board of directors of the Company, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver or modification thereof. Macquarie Capital further assumed, with the consent of the board of directors of the Company, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger and that the merger will be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay.

Macquarie Capital did not make, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor was Macquarie Capital furnished with any such valuations or appraisals, nor did Macquarie Capital evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Macquarie Capital’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Macquarie Capital as of January 30, 2013. It is understood that subsequent developments may affect Macquarie Capital’s opinion, and Macquarie Capital has no obligation to update, revise, reaffirm or withdraw its opinion.

Macquarie Capital was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of January 30, 2013, to the holders of WMS common stock (other than holders of excluded shares), of the merger consideration to be paid to such holders of WMS common stock in the proposed transaction. Macquarie Capital did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger transaction, including, without limitation, the fairness of the merger transaction to, or any consideration received in connection therewith by, the holders of any other class of securities or options, creditors or other constituencies of the Company; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger transaction, whether relative to the merger consideration in cash to be paid to the holders of WMS common stock (other than holders of excluded shares) pursuant to the merger agreement or otherwise. Macquarie Capital’s opinion does not address the relative merits of the merger transaction as compared to other business or financial strategies that might be available to the Company nor does it address the underlying business decision of the Company to engage in the merger transaction. Macquarie Capital is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. Macquarie Capital did not express any opinion as to the impact of the merger transaction on the solvency or viability of the Company, Scientific Games, Merger Sub or Financing Sub or the ability of the Company, Scientific Games, Merger Sub or Financing Sub to pay its obligations when they come due.

The following is a summary of the material financial analyses presented by Macquarie Capital to the Company’s board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Macquarie Capital. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Macquarie Capital. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 30, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Macquarie Capital’s financial analyses.

Historical Stock Price Discussion

Macquarie Capital analyzed historical trading prices of WMS common stock over the one-year period ending January 29, 2013, calculated the volume-weighted average daily closing prices for WMS common stock over various time periods and noted the closing stock price on selected dates prior to and including January 29, 2013, including the 52-week high and low closing stock price. WMS common stock price per share ranged from $13.90 to $25.30 over the one-year period ending on January 29, 2013. This analysis indicated that the $26.00 per share cash consideration to be paid to holders of WMS common stock represented a premium of:

•	55.4% based on the closing price per share of $16.73 on January 29, 2013, the last full trading day before the delivery of the fairness opinion to the board of directors of the Company;

•	50.6% based on the volume-weighted average closing price per share of $17.26 over the 30-day period ending January 29, 2013;

•	56.4% based on the volume-weighted average closing price per share of $16.62 over the 60-day period ending January 29, 2013;

•	57.3% based on the volume-weighted average closing price per share of $16.53 over the 90-day period ending January 29, 2013;

•	47.4% based on the volume-weighted average closing price per share of $17.64 over the 180-day period ending January 29, 2013;

•	35.6% based on the volume-weighted average closing price per share of $19.18 over the one-year period ending January 29, 2013;

•	2.8% based on the 52-week high closing price per share of $25.30 on February 17, 2012; and

•	87.1% based on the 52-week low closing price per share of $13.90 on August 7, 2012.

Selected Public Company Trading Comparables Analysis

Macquarie Capital reviewed and compared the financial and operating performance of the Company with certain publicly available information of selected gaming equipment companies, as set forth below:

•	Ainsworth Game Technology Ltd.

•	Aristocrat Leisure Ltd.

•	Bally Technologies, Inc.

•	International Game Technology

•	Konami Corporation

•	Lottomatica Group S.p.A.

•	Multimedia Games Holding Company, Inc.

•	Scientific Games Corporation

•	SHFL entertainment, Inc.

•	Universal Entertainment Corporation

Macquarie Capital chose the selected companies for the purposes of this analysis utilizing its professional judgment and experience, taking into account several factors, including, among other things, the size of the Company and the selected companies, the operational and financial characteristics of the Company compared with the selected companies, the competitive landscape in which the Company and the selected companies operate and the product offerings of the Company and the selected companies. Although none of the selected public companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar in certain respects to the Company’s business.

For each selected company, using Wall Street research consensus estimates for the periods ending December 31, 2012, 2013, and 2014, Macquarie Capital calculated the price to earnings ratio, which we refer to in this proxy as the “P/E” ratio, enterprise value to earnings before interest and taxes, which we refer to in this proxy as “EBIT,” and such ratio, “EV/EBIT,” and enterprise value to earnings before interest, taxes, depreciation and amortization, which we refer to in this proxy as “EBITDA”, and such ratio, “EV/EBITDA.” The results of these analyses are summarized below.

	P/E			EV/EBIT			EV/EBITDA
	2012E	2013E	2014E	2012E	2013E	2014E	2012E	2013E	2014E
Ainsworth Game Technology Ltd.	16.5x	20.2x	17.1x	17.2x	14.7x	12.3x	15.6x	13.3x	11.1x
Aristocrat Leisure Ltd.	20.8x	18.2x	15.7x	15.2x	13.9x	12.2x	12.0x	10.9x	9.7x
Bally Technologies, Inc.	15.4x	13.5x	12.0x	10.5x	10.4x	9.4x	7.9x	7.5x	6.9x
International Game Technology	16.1x	11.7x	10.5x	9.8x	9.2x	8.8x	6.6x	6.5x	6.1x
Konami Corporation	12.3x	11.2x	10.2x	7.0x	5.7x	5.2x	4.8x	4.5x	4.2x
Lottomatica Group S.p.A.	14.1x	12.4x	11.8x	10.7x	10.1x	9.9x	6.1x	5.8x	5.7x
Multimedia Games Holding Company, Inc.	15.5x	20.6x	N/A	14.3x	12.2x	N/A	5.6x	5.4x	N/A
Scientific Games Corporation	N/M	30.0x	25.0x	25.8x	21.4x	20.6x	6.8x	6.4x	6.0x
SHFL entertainment, Inc.	19.9x	17.1x	N/A	13.7x	11.7x	N/A	9.1x	8.0x	N/A
Universal Entertainment Corporation	5.3x	5.8x	7.0x	N/A	N/A	N/A	N/A	N/A	N/A
Mean	15.1x	16.1x	13.7x	13.8x	12.1x	11.2x	8.3x	7.6x	7.1x
Median	15.5x	15.3x	11.9x	13.7x	11.7x	9.9x	6.8x	6.5x	6.1x

Macquarie Capital selected a range of multiples to apply to the Company’s estimates, as well as Wall Street research consensus estimates of the Company’s Adjusted Net Income, Adjusted EBIT and Adjusted EBITDA for the calendar years ending December 31, 2012 and 2013. Based upon Macquarie Capital’s professional judgment and experience, and taking into account the analysis of trading comparables described above, Macquarie Capital derived a range of implied values of WMS common stock of between $20.85 and $24.02 per share. Macquarie Capital noted that the merger consideration was above the resulting implied ranges per the public company trading comparables analysis. Implied values for WMS common stock were calculated as follows: (i) for P/E ratios, the relevant derived equity value divided by fully diluted shares outstanding as of December 31, 2012, as provided by Company management and (ii) for EV/EBIT and EV/EBITDA ratios, the relevant derived enterprise value less debt plus unrestricted cash as of December 31, 2012, as estimated by Company management, divided by fully diluted shares outstanding as of December 31, 2012, as provided by Company management.

In addition, using publicly available information for the year ending December 31, 2012, Wall Street research consensus estimates for the years ending December 31, 2012, 2013 and 2014, and, in the case of the years ending December 31, 2012, 2013 and 2014 for the Company, management’s estimated results and projections, as well as Wall Street research consensus estimates, Macquarie Capital benchmarked the Company’s estimated performance in the years ending December 31, 2012, 2013 and 2014, against the selected companies for net income margin, EBIT margin and EBITDA margin. The results of these analyses are summarized below.

	% Margin
	Net Income			EBIT			EBITDA
	2012E	2013E	2014E	2012E	2013E	2014E	2012E	2013E	2014E
Ainsworth Game Technology Ltd.	31.7%	23.4%	24.5%	31.8%	31.5%	32.6%	35.2%	34.9%	36.0%
Aristocrat Leisure Ltd.	11.1%	12.2%	13.5%	16.6%	17.0%	17.9%	21.2%	21.7%	22.5%
Bally Technologies, Inc.	12.8%	14.2%	14.1%	25.0%	24.1%	25.3%	33.2%	33.4%	34.7%
International Game Technology	11.7%	14.1%	13.6%	25.5%	26.2%	27.0%	37.9%	37.1%	38.7%
Konami Corporation	7.9%	9.1%	9.5%	13.6%	15.7%	16.5%	19.6%	19.7%	20.4%
Lottomatica Group S.p.A.	6.5%	7.1%	7.5%	19.0%	19.1%	19.1%	33.1%	33.2%	33.0%
Multimedia Games Holding Company, Inc.	16.2%	11.8%	N/A	17.2%	18.7%	N/A	44.4%	42.4%	N/A
Scientific Games Corporation	(3.7%)	2.8%	3.3%	9.0%	10.6%	10.8%	34.1%	35.6%	37.3%
SHFL entertainment, Inc.	14.7%	16.2%	N/A	22.1%	22.8%	N/A	33.1%	33.2%	N/A
Universal Entertainment Corporation	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mean	12.1%	12.3%	12.3%	20.0%	20.6%	21.3%	32.4%	32.4%	31.8%
Median	11.7%	12.2%	13.5%	19.0%	19.1%	19.1%	33.2%	33.4%	34.7%
Company (Research)	8.8%	8.4%	8.8%	13.6%	12.1%	14.0%	32.2%	30.5%	32.3%
Company (Management)	8.6%	9.2%	10.6%	14.2%	13.1%	16.5%	34.7%	34.0%	36.3%

Selected Precedent Transactions Analysis

Macquarie Capital reviewed publicly available information relating to the following selected transactions within the gaming equipment industry announced since January 2001. Macquarie Capital calculated the implied Purchase Price/EBIT and Purchase Price/EBITDA multiples of each target company for the LTM period prior to the announcement of the relevant transaction and then calculated means and medians for the transactions. The results of these calculations are set forth in the table below.

Date Announced	Date Closed	Acquiror	Target	Purchase Price/ LTM EBIT	Purchase Price/ LTM EBITDA
September 2012	November 2012	Amaya Gaming Group	Cadillac Jack	N/A	4.7x
May 2010	July 2010	Vitruvian Partners	Inspired Gaming Group	13.6x	3.7x
January 2006	April 2006	Scientific Games Corporation	The Global Draw Limited	12.6x	5.4x
January 2006	August 2006	Lottomatica Group S.p.A.	GTECH Holdings	14.8x	9.6x
November 2005	February 2006	Shuffle Master	Stargames	16.5x	12.4x
December 2004	January 2008	GTECH Holdings	Atronic	N/A	8.0x
November 2003	April 2004	GTECH Holdings	Spielo Manufacturing	N/A	5.4x
June 2003	October 2003	International Game Technology	Acres Gaming	5.8x	5.5x
July 2001	December 2001	International Game Technology	Anchor Gaming	10.3x	7.3x
January 2001	June 2001	Aristocrat Leisure Ltd.	Casino Data Systems	11.9x	8.9x

			Mean	12.2x	7.1x
			Median	12.6x	6.4x

Macquarie Capital chose the selected transactions for purposes of this analysis based on its professional judgment and experience. No transaction reviewed was directly comparable to the proposed transaction.

Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the selected precedent transactions.

Based on Macquarie Capital’s professional judgment taking into account the overall median Purchase Price/LTM EBIT multiple referenced above and the median Purchase Price/LTM EBITDA multiple referenced above, and the differences between the Company’s business and the businesses of the target companies in the selected precedent transactions, Macquarie Capital derived a range of implied equity values of the WMS common stock of between $22.35 and $25.99. Macquarie Capital noted that, per the selected precedent transaction analysis, the merger consideration slightly exceeded the resulting implied range.

Discounted Cash Flow Analysis

Macquarie Capital performed a discounted cash flow analysis to produce a range for the implied present value per share of WMS common stock, assuming the Company continued to operate as an independent entity. The valuation range was determined by adding (i) the net present value of the unlevered free cash flows for the second half of fiscal year 2013 and fiscal years 2014 through 2015 (projected as of January 2013) and (ii) the present value of the terminal value of the Company as of June 30, 2015. Macquarie Capital’s analysis used the revised financial projections provided by Company management for the six months ending June 30, 2013, and the fiscal years ending June 30, 2014, and June 30, 2015. For purposes of Macquarie Capital’s analysis, unlevered free cash flow, a non-GAAP metric used to measure operating performance, was calculated as Adjusted EBITDA, less capital expenditures, less cash taxes, less net change in working capital (which we refer to, as so calculated, as “unlevered free cash flow” in this proxy statement). For purposes of the discounted cash flow analysis described below, Adjusted EBITDA was not adjusted for stock-based compensation.

Macquarie Capital estimated the range for the implied present value per share of WMS common stock by using the following assumptions, which Macquarie Capital selected based on its professional judgment: (i) a range of terminal multiples applied to projected 2015 Adjusted EBIT of 11.6x to 13.6x, (ii) a range of perpetuity growth rates applied to projected 2015 unlevered free cash flow of 3.5% to 4.5%, and (iii) a range of discount rates of 10.5% to 12.5% taking into account the Company’s current cost of debt and the capital asset pricing model. In order to determine the ranges of discount rates to use, Macquarie Capital first prepared estimates of the Company’s weighted average cost of capital, which we refer to as “WACC” in this proxy statement, as summarized in the tables shown below. This calculation resulted in an estimated WACC of 11.47%, which, in the exercise of its professional judgment, Macquarie Capital approximated to 11.5% and then used as a midpoint in selecting a range of discount rates. The discounted cash flow analysis resulted in a range for the implied present value per share of WMS common stock of between $22.36 and $28.80. Macquarie Capital noted that the merger consideration was within the resulting implied ranges per the discounted cash flow analysis.

The following tables present the results of these analyses in a range of implied present values:

	Terminal EBIT Multiple
Discount Rate	11.6x	12.1x	12.6x	13.1x	13.6x
10.5%	$28.38	$29.40	$30.40	$31.40	$32.40
11.0%	$28.09	$29.10	$30.10	$31.08	$32.07
11.5%	$27.80	$28.80	$29.79	$30.77	$31.75
12.0%	$27.52	$28.51	$29.49	$30.46	$31.43
12.5%	$27.25	$28.22	$29.19	$30.16	$31.11

	Perpetuity Growth Rate
Discount Rate	3.50%	3.75%	4.00%	4.25%	4.50%
10.5%	$22.03	$22.73	$23.48	$24.28	$25.15
11.0%	$20.65	$21.25	$21.90	$22.59	$23.33
11.5%	$19.41	$19.95	$20.52	$21.12	$21.76
12.0%	$18.31	$18.79	$19.29	$19.83	$20.39
12.5%	$17.33	$17.75	$18.19	$18.67	$19.17

The following WACC table prepared by Macquarie Capital in connection with its analysis support the range of discount rates selected:

WACC Calculation
Risk-free Rate(1)	2.00%
Re-levered Beta	1.43
Equity Risk Premium(2)	6.14%
Beta Adjusted Market Risk Premium	8.75%
Size Premium(3)	1.88%
Estimated Cost of Equity	12.63%
Pre-Tax Cost of Debt	1.75%
Tax Rate	40.0%
Estimated After Tax Cost of Debt	1.05%
Estimated Debt/ Capitalization Ratio	10.0%
Estimated Equity/Capitalization Ratio	90.0%
Estimated WACC	11.47%

(1)	Represents U.S. Treasury 10-year Yield as of January 29, 2013.

(2)	2012 Ibottson Valuation Yearbook, Long-horizon expected equity risk premium: historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings.

(3)	Size premium per 2012 Ibottson Valuation Yearbook.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Macquarie Capital’s opinion. In arriving at its fairness opinion, Macquarie Capital considered the results of all of its analyses and, except as expressly stated above, did not attribute any particular weight to any factor or analysis considered by it. Rather, Macquarie Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger transaction. Macquarie Capital prepared these analyses for purposes of providing its opinion to the board of directors of the Company as to the fairness from a financial point of view, to the holders of shares of WMS common stock (other than excluded shares), of the merger consideration to be paid to such holders in the merger transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Scientific Games, Merger Sub, Financing Sub, Macquarie Capital or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Scientific Games and was approved by the Company’s board of directors by unanimous vote following a presentation to the board of directors. Macquarie Capital provided advice to the Company’s board of directors during these negotiations. Macquarie Capital did not, however, recommend any specific amount of consideration to the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger transaction. As described above, Macquarie Capital’s opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Macquarie Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Macquarie Capital, which is included as Annex B to this proxy statement and is incorporated herein by reference.

Macquarie Capital’s opinion was approved by a committee of Macquarie Capital professionals in accordance with its customary practice.

Macquarie Capital and its affiliates are engaged in a broad range of securities activities and financial advisory services. Macquarie Capital and its affiliates carry on a range of businesses for their own account and for their customers, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. In the ordinary course of business, Macquarie Capital or its affiliates may actively trade in the bank loans or debt and equity securities, or options on securities, of (x) the Company and affiliates of the Company, (y) Scientific Games and affiliates of Scientific Games and (z) any other company that may be involved in the merger transaction, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Macquarie Capital and its affiliates have in the past provided, may be currently providing and in the future may provide, financial advisory services to the Company, affiliates of the Company, and to Scientific Games and its affiliates, for which Macquarie Capital or such affiliates have received, and/or would expect to receive, compensation. Specifically, in the two years prior to the delivery of its fairness opinion, Macquarie Capital or its affiliates had the following material relationships with the Company: (i) having acted as a lender for the credit facility of Scientific Games and providing financial advisory services and investment banking services to Scientific Games other than in connection with the merger transaction, (ii) acting as a lender in Scientific Games’ senior secured credit facility with a commitment of approximately $19.8 million, (iii) holding a non-beneficial equity position in the Company constituting less than 0.5% of the outstanding WMS common stock and (iv) providing financial advisory services to the Company from October 25, 2011 through June 15, 2012. In the two years prior to the delivery of the fairness opinion, Macquarie Capital received compensation of $320,000 from the Company in connection with providing financial advisory services to the Company.

Macquarie Capital has acted as exclusive financial advisor to the Company’s board of directors in connection with the merger transaction. In addition, as discussed in “Proposal 1: Adoption of the Merger Agreement—Background to the Merger” beginning on page 34 of this proxy statement, Macquarie Capital previously provided WMS with certain financial advice during the period from October 25, 2011 through June 15, 2012. The WMS board of directors selected Macquarie Capital as its financial advisor because it is an internationally recognized financial advisory firm that has substantial experience in the industries in which the Company operates. Macquarie Capital is expected to receive a fee of $2 million as a result of the delivery of its fairness opinion. If the merger transaction is consummated, Macquarie Capital will receive an additional fee of approximately $11.3 million, less $160,000, which represented fifty percent of the amount previously paid by WMS to Macquarie Capital in connection with the prior engagement. In addition, the Company agreed to reimburse certain of Macquarie Capital’s reasonable expenses and to indemnify Macquarie Capital and related persons against certain liabilities arising out of its engagement. In certain circumstances, if the merger agreement is terminated and the Company receives the funding failure termination fee or the regulatory failure termination fee (in each case, as more fully described below in “Terms of the Merger Agreement—Termination Fee; Effect of Termination” beginning on page 107 of this proxy statement), Macquarie Capital will be entitled to a portion of the funding failure termination fee or the regulatory failure termination fee, as applicable.

Delisting and Deregistration of Our Common Stock

WMS common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NYSE under the symbol “WMS.” As a result of the merger, we will become a wholly owned subsidiary of Scientific Games, with no public market for our common stock. After the merger, our common stock will cease to be traded on the NYSE, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, we will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to our common stock.

Financing of the Merger

The merger is not conditioned on Scientific Games obtaining the proceeds of any financing, including the financing contemplated by the debt commitment letter. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement, including the funds needed to (i) pay our stockholders (including equity award holders) the amount due under the merger agreement, (ii) refinance, repay or repurchase certain of our outstanding indebtedness and (iii) pay customary fees and expenses in connection with the transactions contemplated by the merger agreement, which in the aggregate is estimated to be approximately $1,600,000,000. In connection with entering into the merger agreement, Scientific Games and Financing Sub entered into a commitment letter with BOA, CS and UBS and certain of their respective affiliates (and each additional commitment party who following the date of this proxy statement becomes party to the commitment letter), which was subsequently amended and restated on February 19, 2013 to add J.P. Morgan, RBS, Deutsche Bank, Goldman Sachs and HSBC, and certain of their respective affiliates, as additional commitment parties. Pursuant to the amended and restated commitment letter, among other things, each of the initial lenders has agreed to provide debt financing to Scientific Games. See “Terms of the Merger Agreement—Financing of the Merger” beginning on page 101 of this proxy statement for additional information with respect to obligations of the Company, Scientific Games and Financing Sub in connection with the debt commitment letter.

We believe the amounts described in the debt commitment letter, together with cash-on-hand at the Company and at Scientific Games, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or more debt or Scientific Games or Financing Sub receive substantially lower net proceeds from the debt financing than we currently expect.

Debt Financing

Pursuant to the debt commitment letter, BOA, CS, UBS, J.P. Morgan, RBS, Deutsche Bank, Goldman Sachs and HSBC and/or their respective affiliates have committed on a several and not joint basis to provide, in the aggregate, 100% of the following debt facilities:

•	$2,300,000,000 senior secured term loan credit facility; and

•	$300,000,000 senior secured revolving credit facility (including a sublimit for letters of credit),

the proceeds of which are to be used to pay amounts due under the merger agreement, pay fees, costs and expenses incurred in connection with the merger and related transactions and refinance certain of the Company’s outstanding indebtedness as well as amounts outstanding under Scientific Games’ existing credit agreement, and for Scientific Games to use for general corporate purposes.

BOA will act as administrative agent and collateral agent for the debt financing. The debt commitment letter expires on the earliest of (i) the consummation of the merger with or without the debt financing, (ii) the termination of the merger agreement and (iii) January 30, 2014. The commitments of the initial lenders to provide the debt financing are subject to the satisfaction of a number of customary conditions, including the following:

•	completion of customary definitive documentation relating to the credit facilities;

•

consummation of the merger in all material respects in accordance with the terms of the merger agreement, without giving effect to any amendments, modifications, consents or waivers thereto or thereunder that are material and adverse to the lenders without the prior written consent of the joint bookrunners;

•

since January 30, 2013, the non-occurrence of any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a “company material adverse effect” (as defined in the debt commitment letter, which definition is substantially similar to the definition of “company material adverse effect” set forth in the merger agreement);

•

the accuracy in all material respects (or, in the case of the representation as to the absence of any company material adverse effect from July 1, 2012, to January 30, 2013, the accuracy in all respects) of (a) such of the representations in the merger agreement as are material to the interests of the lenders, but only to the extent that Scientific Games (or its applicable affiliate) has the right to terminate its obligations under the merger agreement as a result of an inaccuracy of such representations, and (b) certain specified representations and warranties of Scientific Games, Financing Sub and the other guarantors set forth in the credit facilities documentation;

•	the consummation of the refinancing of the existing indebtedness of the Company, Scientific Games and Financing Sub under their respective existing credit agreements;

•

receipt by the initial lenders of customary legal opinions, customary evidence of authorization and a certification as to the solvency of Scientific Games and its subsidiaries on a consolidated basis (after giving effect to the merger and the incurrence of indebtedness related thereto);

•

after giving effect to the merger and the contemplated refinancing, the absence of any outstanding indebtedness for borrowed money of Scientific Games or any of its subsidiaries other than (a) indebtedness under the debt financing, (b) the outstanding senior subordinated notes issued by Scientific Games or Financing Sub, (c) ordinary course capital leases, purchase money indebtedness, equipment financings and other ordinary short-term working capital facilities, (d) indebtedness permitted to be incurred under the merger agreement, (e) certain local lines of credit and (f) certain other indebtedness as may be agreed;

•

delivery of certain historical and pro forma financial statements and allowance for a 20 consecutive calendar day period to syndicate the debt financing following delivery of such historical and pro forma financial statements and an information memorandum to be used in connection with such syndication;

•	execution and delivery (if applicable, in proper form for filing) of documents and instruments required to create and perfect first priority security interests in certain collateral; and

•	the payment of all fees and expenses due and payable in connection with the debt financing.

Interests of Certain Persons in the Merger

In considering the recommendation of the WMS board of directors with respect to the merger, WMS stockholders should be aware that the executive officers and directors of WMS have certain interests in the merger that may be different from, or in addition to, the interests of WMS stockholders generally. The WMS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that the WMS stockholders approve the merger agreement and the merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the term of the merger agreement, WMS equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the merger will be subject to the following treatment. All the payments noted below will be made less any applicable withholding taxes.

Options

The merger agreement provides that upon the consummation of the merger, each option that was granted prior to and remains outstanding on January 30, 2013 (the date of the merger agreement) and which is held by an executive officer or director upon the consummation of the merger, whether vested or unvested, will be cancelled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of WMS common stock subject to such option. There are certain restrictions under the merger agreement relating to the grant of new options after January 30, 2013, and it is not expected that any of the executive officers or directors will receive any option grants between January 30, 2013 and the consummation of the merger.

Restricted Stock Units/Deferred Stock Unit/Restricted Stock

The merger agreement provides that upon the consummation of the merger, each time-based restricted stock unit, each deferred stock unit and each share of restricted stock that was granted prior to January 30, 2013, and which is held by an executive officer or director and remains outstanding immediately prior to the consummation of the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration. Pursuant to the terms of the merger agreement no additional shares of restricted stock will be granted following January 30, 2013. Pursuant to the merger agreement, executive officers may receive additional grants of restricted stock units under the WMS long-term incentive program after January 30, 2013, and the terms of any such additional restricted stock units as well as their treatment upon the closing of the merger is described in the section below entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” beginning on page 62 of this proxy statement.

Performance Units

The merger agreement provides that upon the consummation of the merger, each performance unit which is granted prior to January 30, 2013, and which is held by an executive officer and remains outstanding immediately prior to the consummation of the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration multiplied by a payout percentage of at least 100%, or, if all the performance goals for such performance unit have been met or exceeded as of the closing, a percentage determined based on the greater of (i) the payout percentage the executive officer would have received if the determination had been made at the effective time of the merger, and (ii) the payout percentage determined on the date the performance criteria would have been measured under the relevant award agreement for such performance units; provided however, that WMS may not exercise any discretion in its determination of the payout percentage for such performance units. It is currently anticipated that all performance units outstanding as of the assumed merger closing date of October 31, 2013, will be paid out at a payout percentage of 100%. No performance units will be granted between January 30, 2013 and the closing of the merger.

Summary Table

The following table shows, for each executive officer and each director, as applicable, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares subject to restricted stock units, deferred stock units and performance units and the number of shares of restricted stock held by him or her, which we refer to as “Other Equity Awards” in this proxy statement, (vi) the cash consideration that he or she will receive for such restricted stock units, deferred stock units, shares of restricted stock and performance units upon completion of the merger, (vii) the total cash consideration he or she will receive for all unvested equity awards upon completion of the merger, and (viii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger, in each case as of an assumed merger closing date of October 31, 2013, based on applicable holdings on the date hereof (and therefore excluding any future long-term incentive plan awards and any future grants under the Director Emeritus Program, each as described below) and assuming continued employment or service through the assumed merger closing date, October 31, 2013.

Name	Number of Shares Subject to Vested Options	Cash-Out Payment for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash-Out Payment for Unvested Options ($)	Number of Shares Subject to Unvested Other Equity Awards(1)	Cash-Out Payment for Unvested Other Equity Awards	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Named Executive Officers

Brian R. Gamache	495,326	2,006,827	139,949	1,059,026	118,579	3,083,054	4,142,080	6,148,907

Orrin J. Edidin	239,120	639,429	83,471	649,254	94,904	2,467,504	3,116,758	3,756,187

Scott Schweinfurth	291,339	1,178,491	56,097	430,895	50,882	1,322,932	1,753,827	2,932,318

Larry J. Pacey	196,722	678,928	49,853	390,612	49,240	1,280,240	1,670,852	2,349,780

Kenneth Lochiatto	166,466	660,185	56,436	442,721	68,211	1,773,486	2,216,207	2,876,392

Kathleen McJohn	103,618	410,689	33,022	248,262	27,015	702,390	950,652	1,361,341

John McNicholas	46,229	265,435	7,931	67,201	10,442	271,492	338,693	604,128

Directors

Robert J. Bahash	38,621	52,437	-	-	-	-	-	52,437

Patricia M. Nazemetz	38,621	52,437	-	-	-	-	-	52,437

Matthew H. Paull	-	-	-	-	-	-	-	-

Edward W. Rabin, Jr.	28,621	193,947	-	-	6,636	172,536	172,536	366,483

Ira S. Sheinfeld	51,121	440,937	-	-	11,614	301,964	301,964	742,901

Bobby L. Siller	38,621	52,437	-	-	-	-	-	52,437

William J. Vareschi, Jr.	40,081	227,914	-	-	11,614	301,964	301,964	529,878

Keith R. Wyche	33,813	52,437	-	-	-	-	-	52,437

(1)	For each executive officer, this number consists of time-based restricted stock units, and performance units, assuming a payout at 100%. For directors other than Messrs. Sheinfeld and Vareschi, this number consists of shares of restricted stock. For Messrs. Sheinfeld and Vareschi, this number consists of shares of restricted stock and deferred stock units. The table does not include any equity awards that are currently outstanding but are expected to vest or expire prior to October 31, 2013.

Long-Term Incentive Program

WMS maintains a long-term incentive program, which we refer to as the “LTIP” in this proxy statement, providing for grants of equity-based incentive compensation to employees, including the executive officers. Under the merger agreement, WMS may grant equity-based awards under the LTIP as ordinary course annual equity grants for the 2014 fiscal year to employees who received annual equity awards for the 2013 fiscal year prior to the closing of the merger (or to new hires or eligible promoted employees who are in the category of employees who received annual equity grants for the 2013 fiscal year), provided that all such awards will be in the form of restricted stock units for eligible employees located in the United States, including the executive officers. Any restricted stock units so awarded will vest ratably on the first four anniversaries of the date of grant subject to continued employment through the applicable vesting date; provided that fifty percent (50%) of any such restricted stock units will be cancelled upon the closing of the merger in exchange for an amount, in cash, equal to the merger consideration. The other fifty percent (50%) of any such restricted stock units will not be cashed out in the merger but instead will be converted into restricted stock units with respect to the common stock of Scientific Games using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to per-share closing price of Scientific Games common stock on the merger closing date and such converted restricted stock units will be subject to the same terms and conditions that applied to such restricted stock units prior to the closing of the merger (including the same vesting schedule, subject to continued employment through the applicable vesting date); provided that any such converted Scientific Games’ restricted stock units will vest immediately if a holder’s employment is terminated by Scientific Games without “cause” or by such holder for “good reason” (as defined below) within one year following the closing of the merger. Pursuant to the merger agreement, the methodology for determining the grant date fair value and the allocation of the awards of restricted stock units to be granted under the LTIP will be consistent with the methodology and allocation applied by WMS to its annual equity awards granted in respect of WMS’ 2013 fiscal year. Accordingly, the grant date fair value of the awards to be granted to executive officers under the LTIP prior to the closing of the merger will be based on a specified percentage of the executive officer’s base salary. The grant date fair value of the 2013 fiscal year grants made to the executive officers under the LTIP was $1,944,660 for Mr. Gamache; $1,311,180 for Mr. Edidin; $918,750 for Mr. Lochiatto; $834,452 for Mr. Schweinfurth; $807,534 for Mr. Pacey; $444,929 for Ms. McJohn; and $171,959 for Mr. McNicholas. The anticipated grant date fair value of the 2014 fiscal year grants to be made to the executive officers under the LTIP is approximately: $2,000,000 for Mr. Gamache; $1,300,000 for Mr. Edidin; $950,000 for Mr. Lochiatto; $870,000 for Mr. Schweinfurth; $840,000 for Mr. Pacey; $460,000 for Ms. McJohn; and $180,000 for Mr. McNicholas.

To the extent not provided in the applicable employment agreement, for purposes of equity awards granted following January 30, 2013, “cause” is generally defined to mean (i) misconduct in connection with the executive officer’s duties, or failure or refusal to perform his or her responsibilities; (ii) material breach of an agreement with WMS or its subsidiaries including, without limitation, any violation of any agreements concerning restrictive covenants; (iii) violation of any material WMS rule, regulation, procedure or policy; (iv) any action that is harmful or detrimental to WMS or its subsidiaries; (v) chronic use of alcohol or drugs which affects the executive officer’s work performance; or (vi) conduct by the executive officer which is a felony or violation of the criminal laws of the United States or any country or which is reasonably likely to result in the loss of a gaming license held by WMS, Scientific Games or any of their affiliates or their inability to become so licensed.

For purposes of equity awards granted following January 30, 2013, “good reason” is generally defined to mean (i) a material diminution in the executive officer’s base salary and annual bonus opportunity; (ii) a material diminution in the executive officer’s authority, duties or responsibility; (iii) a relocation of the executive officer’s place of employment by more than 50 miles from its current location; or (iv) any action or inaction that constitutes a material breach of any employment agreement with the named executive officer (excluding, for purposes of this determination, the vesting provisions of any equity grants made after January 30. 2013). In order to terminate his or her employment for “good reason” the executive officer must provide notice to Scientific Games within 90 days of the initial existence of the condition, Scientific Games must not remedy the condition within 30 days of receipt of such notice, and the executive officer must terminate his or her employment within 2 years of the initial existence of the condition.

Director Emeritus Grant

Our director Ira S. Sheinfeld will be eligible to participate in our Director Emeritus program upon his departure from our board of directors in connection with the completion of the merger. In exchange for Mr. Sheinfeld’s agreement to (i) assist our board of directors from time to time upon request by our board of directors, (ii) not use our trade secrets or confidential information and (iii) not solicit our employees on behalf of competitors, based on his twenty-one years of service as of October 31, 2013, Mr. Sheinfeld will receive each of the following:

➢	A fee of $31,500 per year (representing $1,500 per year of service), paid in each of the first two years after leaving our board of directors.

➢	A fee of $15,750 per year (representing $750 per year of service), paid in each of the third and fourth years after leaving our board of directors.

➢	Sixty-three months of continuing supplemental health coverage (representing three months per year of service).

➢	Shares of WMS common stock with a grant date fair value of $348,305 (to provide an equivalent value to stock options to purchase 31,500 shares, representing options to purchase 1,500 shares per year of service under the program).

Post-Closing Grants

Scientific Games intends, following the closing of the merger, to recommend to its compensation committee that it grant equity-based awards to select eligible WMS employees (which may include WMS’ current executive officers) whose employment continues with WMS or Scientific Games following the closing of the merger through the date of such grant. Such awards would be made when Scientific Games makes its ordinary course annual equity grants to its similarly-situated employees. The grant date fair value of any such awards will not be less than 50% of the grant date fair value in respect of the annual LTIP award received by the holder under the WMS LTIP for the 2014 fiscal year. The anticipated grant date fair values of the 2014 fiscal year LTIP grants made to the executive officers are set forth above under the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” beginning on page 62 of this proxy statement.

Annual Bonus Programs

WMS will determine the amount of the 2013 fiscal year annual cash bonuses for eligible employees who participate in the WMS 2013 fiscal year annual cash bonus plans, including the executive officers, in the ordinary course of business, based on actual performance and level of achievement of the applicable performance targets in accordance with the terms of the WMS 2013 fiscal year annual cash bonus plans; provided that the compensation committee of WMS will have the discretion to appropriately adjust the 2013 fiscal year annual bonus awards for unusual events, including events relating to the merger.

WMS will establish an annual bonus program for the fiscal year ending June 30, 2014. If the closing of the merger occurs prior to June 30, 2014, the 2014 bonus plan will terminate on the last day of the full month ending on or immediately before the merger closing date and WMS will determine payout levels based on the achievement of the bonus targets as of the bonus termination date but giving employees credit for service through December 31, 2013, provided that the compensation committee of WMS will have the discretion to appropriately adjust the payout level as a result of the truncated bonus period and for unusual events. Thus, if the merger occurs after June 30, 2013, participating employees, including the executive officers, will receive a pro-rata bonus payment at or shortly following the closing of the merger for service through December 31, 2013; however, participating employees, including the executive officers, will not receive an annual bonus payment from Scientific Games in respect of the period from June 30, 2013 to December 31, 2013. Subject to the closing of the merger and their continued employment with WMS and Scientific Games, participating employees, including the executive officers, will be entitled to participate in the bonus programs of Scientific Games for the 2014 calendar year.

Annual Director Grants

Members of WMS’ board of directors will receive a cash payment not to exceed $150,000 per director in lieu of the annual equity grant in respect of service in fiscal year 2013. Each director received a cash payment of $150,000 per director in lieu of their 2012 fiscal year annual equity grant in respect of service in fiscal year 2012. The aggregate grant date fair value of 2011 fiscal year equity grants for each director was $150,000. Such award is typically made in September for the previous fiscal year ended June 30th.

Executive Officer Severance and Employment Arrangements

Each of WMS’ executive officers, other than Mr. McNicholas, is a party to an employment agreement with WMS that provides for severance benefits upon a termination of employment under certain circumstances and, in some cases, additional benefits upon a termination of employment following a change in control. The applicable severance provisions of these employment agreement are described below.

Employment Agreements with Messrs. Brian Gamache, Orrin Edidin and Scott Schweinfurth

Pursuant to his employment agreement with WMS, if Mr. Gamache remains employed for a period of 180 days following the closing of the merger and if he resigns within 30 days after the conclusion of such 180 day period, which we refer to as a “Termination in Connection with a Change in Control” in this proxy statement, we would be required to pay him (i) within 15 days following his resignation, a lump sum of three times the sum of (a) his base salary and (b) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; (ii) all of his retirement benefits paid in a single lump sum cash payment (described below) would be payable as if he had retired on the date of the closing of the merger; and (iii) Mr. Gamache, his wife and son would continue to receive health benefits for life provided the health benefits provided to Mr. Gamache’s son would continue to receive health benefits until he reaches the age of 18, or while he remains a full-time student after the age of 18, but in no event past the age of 23. Mr. Gamache will also be entitled to these benefits if individuals who presently constitute our board of directors, or successors approved by our board of directors or their successors, cease for any reason to constitute at least a majority of our board of directors and Mr. Gamache gives written notice of his election to terminate his employment within 30 days after the occurrence of such event, which we also refer to as a “Termination in Connection with a Change in Control” in this proxy statement. As described below, Mr. Gamache is entitled to the retirement benefits and continuation of health benefits upon a termination of employment for any reason.

If Mr. Gamache’s employment is terminated by Mr. Gamache for “good reason”, or by us without “cause”, we would be obligated to pay Mr. Gamache: (i) a lump sum payment equal in amount to his base salary through the date of termination, less any payments previously made, payable within 30 days following his date of termination; (ii) the pro-rata bonus which would have been payable for the fiscal year that includes his termination date, to be paid no later than the 15th day of the 3rd month following the end of the fiscal year in which the date of termination of employment occurs; (iii) a lump sum amount, payable within 30 days of Mr. Gamache’s termination date, equal to three times the sum of (a) his base salary and (b) a bonus amount equal to the average annual cash bonus earned by Mr. Gamache over the immediately preceding two fiscal years; and (iv) the retirement benefits (as described below). In addition, Mr. Gamache and his wife would continue to receive health benefits for life while his son will continue to receive health benefits until he reaches the age of 18, or while he remains a full-time student after the age of 18 but in no event past the age of 23.

Upon a termination of Mr. Gamache’s employment for any reason at any time Mr. Gamache is entitled to a retirement benefit, payable in installments, specified under his employment agreement which would consist of four annual payments equal to 50% of his annual base salary at the time of termination of his employment, but not less than $432,000, payable in equal monthly installments. Such monthly payments would continue for four years and one month, at the conclusion of which we would pay Mr. Gamache a lump sum payment determined by discounting each monthly installment that would have been paid to Mr. Gamache had the equal monthly installment continued for a period of time equal to the period of time after March 21, 2000 that Mr. Gamache was employed by us. Upon a Termination in Connection with a Change in Control, the retirement benefit will be paid immediately in a single lump sum payment (without any discount). Additionally, Mr. Gamache and his wife would continue to receive health benefits for life while his son will continue to receive health benefits until he reaches the age of 18, or while he remains a full-time student after the age of 18 but in no event past the age of 23.

Mr. Gamache is also subject to a four-year post-termination non-competition and non-solicitation covenant.

Generally, Mr. Gamache may terminate his employment agreement for “good reason” upon the occurrence of: (i) a material breach by us of any material provision of his employment agreement, provided Mr. Gamache gives WMS notice of such breach and a reasonable opportunity to cure, (ii) the placement of Mr. Gamache in a position of lesser status, (iii) the assignment of duties inconsistent with his current position, (iv) the reduction of the compensation to which he is entitled under his employment agreement, (v) his removal from our board of directors or (vi) the relocation of our headquarters, without his consent, to a location more than 40 miles farther from his current place of residence than the present location of our headquarters.

Pursuant to the employment agreements between WMS and each of Messrs. Edidin and Schweinfurth, if the executive’s employment is terminated without “cause” (as defined in each executive’s employment agreement) or for “good reason” within 180 days of the closing of the merger, then in lieu of any other rights under his employment agreement, we will be required to pay him (i) any accrued base salary and the pro rata bonus (to be paid within 30 days after the end of the fiscal year in which the termination occurs) for the fiscal year to the extent not already paid; and (ii) a lump sum of three times the sum of (a) his base salary and (b) one year’s bonus payable within 15 days of the executive’s termination date. Messrs. Edidin and Schweinfurth will also be entitled to these benefits if the individuals who presently constitute our board of directors, or successors approved by our board of directors, cease for any reason to constitute at least a majority of our board of directors, and the executive officer gives written notice of his election to terminate his employment within 60 days of such event.

If Messrs. Edidin or Schweinfurth are terminated without “cause” or for “good reason” before the closing or more than 180 days after the closing, under each employment agreement, we would be obligated to pay: (i) a lump sum payment equal in amount to their base salary through the date of termination less any payments previously made, (ii) within 30 days after the end of the fiscal year in which such termination occurred, a pro rata amount of the bonus payable for the fiscal year in which such termination occurs to the extent not already paid, (iii) base salary and one year’s bonus over the next 12 months at normal payroll intervals and (iv) within 30 days after the first anniversary of such termination, a lump sum payment equal in amount to two times the sum of (a) his base salary and (b) one year’s bonus. Each of their employment agreements defines “one year’s bonus” as the average annual cash bonus paid to such officer over the immediately preceding two fiscal years.

Messrs. Edidin and Schweinfurth are subject to a one-year post-termination non-competition covenant and a two year post-termination non-solicitation covenant under their employment agreements.

“Good reason” under Messrs. Edidin and Schweinfurth’s employment agreements generally means (i) a material breach of a material provision of the applicable employment agreement, including a material diminution of responsibility or base salary, provided the applicable named executive officer gives WMS notice of such breach and an opportunity to cure, or (ii) in connection with a change in control, a relocation of WMS’ headquarters, without the applicable named executive officer’s consent, that would increase the applicable named executive officer’s current commute by more than 40 miles.

If any payments made to Messrs. Gamache, Edidin and Schweinfurth under their respective employment agreements after the closing of the merger are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, additional payments will be made to the extent necessary to eliminate the economic effect to the executive of the resulting excise tax.

Employment Agreements with Messrs. Larry Pacey and Kenneth Lochiatto

Pursuant to the employment agreements between WMS and each of Messrs. Pacey and Lochiatto, if Messrs. Pacey or Lochiatto’s employment is terminated without “cause” within 180 days of the closing of the merger, the applicable executive will be entitled to 24 months of base salary continuation. Mr. Pacey will also be entitled to these benefits if the individuals who presently constitute our board of directors or the board of directors of the then ultimate parent company, or such recommended successors, cease for any reason to constitute at least a majority of our board of directors, and Mr. Pacey gives written notice of his election to terminate his employment within 60 days of such event.

If Messrs. Pacey or Lochiatto’s employment is terminated without “cause” following the 180th day following the closing of the merger, the applicable executive will be entitled to 24 months of base salary continuation and Mr. Lochiatto will also be entitled to a pro-rata portion of the annual bonus due through the date of termination, with such pro-rata bonus to be paid within 30 days after the end of the fiscal year in which the termination occurs.

The executives are subject to two-year post-termination non-competition and non-solicitation covenants. Mr. Pacey is also party to a deferred compensation agreement pursuant to which he will be entitled to full vesting of the employer contributions to his deferred compensation account upon a termination without “cause” (as defined in the WMS Non-Qualified Deferred Compensation Plan).

Employment Agreement with Ms. McJohn and Severance Benefits for Mr. McNicholas

Ms. McJohn is party to an offer letter with WMS, however, pursuant to our severance policy, in the event her employment is terminated without “cause,” Ms. McJohn would be entitled to the greater of 6 months’ salary continuation (the severance provided for in her offer letter) or 78 weeks of base salary continuation.

Mr. McNicholas is not a party to an employment agreement with WMS, but pursuant to our severance policy, in the event Mr. McNicholas’ employment is terminated without cause, he would be entitled to 52 weeks of base salary continuation.

Additional Benefits upon Termination for the Executive Officers

Pursuant to our severance policy, upon a qualifying termination, each of our executive officers (other than Mr. McNicholas) would be entitled to continued health benefits at the cost paid by employees for up to 78 weeks following termination of employment and $17,000 in outplacement services. Mr. McNicholas would be entitled to continued health benefits at the cost paid by employees for up to 52 weeks following termination of employment and $10,000 in outplacement services.

Compliance with Section 409A of the Internal Revenue Code

For all executive officers, the timing of any termination payments described above will be deferred for 6 months following a termination of employment to the extent necessary to satisfy Section 409A of the Internal Revenue Code.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer, who has plans or is expected to remain with the surviving company, entered into any agreement, arrangement or understanding with Scientific Games or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Scientific Games or the surviving company. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with Scientific Games or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Scientific Games or the surviving company.

Qualification of Potential Payments to Named Executive Officers in Connection with the Merger

Golden Parachutes

The “named executive officers” for purposes of the disclosure in this proxy statement are: Brian Gamache (Chairman of the Board and Chief Executive Officer); Orrin J. Edidin (President); Scott D. Schweinfurth (Executive Vice President, Chief Financial Officer and Treasurer); Larry Pacey (Executive Vice President, Global Products and Chief Innovation Officer); and Kenneth Lochiatto (Executive Vice President and Chief Operating Officer).

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming the merger is consummated on October 31, 2013, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of October 31, 2013. To the extent applicable, calculations of cash severance are based on the named executive officer’s current base salary and the named executive officer’s average annual bonus for fiscal year 2012 (for which no bonus was paid) and fiscal year 2013 (using the assumption that fiscal year 2013 bonuses will be paid out at target). Please see the section “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 60 of this proxy statement for further information about the compensation disclosed in the tables below. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Pension/ Non-Qualified Deferred Compensation (3) ($)	Perquisites/ Benefits(4) ($)	Tax Reimbursement (5) ($)	Other(6) ($)	Total(7) ($)

Brian Gamache	4,506,750	4,142,080	437,200	17,000	--	--	9,103,030

Orrin J. Edidin	3,512,655	3,116,758		52,668	--	--	6,682,081

Scott D. Schweinfurth	2,468,826	1,753,827		52,668	--	--	4,275,321

Larry Pacey	1,158,394	1,670,852	598,530	52,668	--	--	3,480,444

Kenneth Lochiatto	1,080,800	2,216,207		52,668	--	--	3,349,675

(1)

Cash. Represents, as applicable, the value of cash severance payments (other than any potential 280G gross-up payments) payable under the applicable named executive officer’s employment agreement and as described under the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Executive Officer Severance and Employment Arrangements” beginning on page 65 of this proxy statement, other than payments of pro-rata bonuses which will be payable to named executive officers upon the closing of the merger, as described above under the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Annual Bonus Programs” beginning on page 64 of this proxy statement, and as reflected in the “Other” column. As described in greater detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Executive Officer Severance and Employment Arrangements” beginning on page 65 of this proxy statement, upon a qualifying termination of employment Messrs. Gamache, Edidin and Schweinfurth will each be entitled to cash severance equal to 3 times the sum of (i) base salary and (ii) a bonus amount of equal to the average annual cash bonus earned over the immediately preceding two fiscal years and Messrs. Pacey and Lochaitto will each be entitled to cash severance equal to 24 months of salary continuation. The severance amounts in this column are all “double trigger” in nature, namely, eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying termination of employment.

(2)	Equity. Represents the aggregate payments to be made in respect of unvested options and unvested restricted stock units, unvested performance units and shares of restricted stock (excluding unvested restricted stock units, unvested performance units and shares of restricted stock that are currently outstanding but are expected to vest or expire prior to October 31, 2013) upon consummation of the merger, as described in greater detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Treatment of Outstanding Equity Awards” beginning on page 60 of this proxy statement and as quantified in the “Total Payment for Unvested Equity” column corresponding to each named executive officer’s name in the summary table set forth in that section. These amounts do not include any additional grants which may be made after the date of this proxy statement, including any future grants under the LTIP, for which vesting may be accelerated upon the consummation of the merger, as described in greater detail in the section above entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” beginning on page 62 of this proxy statement. The anticipated grant date fair value of the 2014 fiscal year grants to be made to the executive officers under the LTIP is approximately: $2 million for Mr. Gamache; $1.3 million for Mr. Edidin; $950,000 for Mr. Lochiatto; $870,000 for Mr. Schweinfurth; and $840,000 for Mr. Pacey. Amounts included in this column are all “single trigger” in nature, namely, eligibility to receive the payment is conditional solely on the occurrence of a change in control.

(3)	Pension/Non-Qualified Deferred Compensation. Represents, for Mr. Pacey, the value of the unvested portion of the employer contributions to his deferred compensation account under his Deferred Compensation Agreement, dated January 27, 2007, vesting of which will be accelerated upon a termination without “cause.” We make employer contributions for the benefit of Mr. Pacey, to an account in the WMS Non-Qualified Deferred Compensation Plan, in the amount of $100,000 per year. The amount above reflects the balance in this account as of the end of our most recent fiscal year, June 30, 2012. This column does not include the retirement benefits which Mr. Gamache is entitled to under his employment agreement upon a termination of employment for any reason, including a resignation and which is payable whether or not the merger occurs. Such retirement benefits would be paid over a number of years followed by a present value discounted balloon payment upon a termination of Mr. Gamache’s employment for any reason for a total value of $6,406,382, other than a Termination in Connection with a Change in Control or his death. Upon a Termination in Connection with a Change in Control (as described above under the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Executive Officer Severance and Employment Arrangements” beginning on page 65 of this proxy statement), Mr. Gamache’s retirement benefits will be paid out in a lump sum, instead of over time and will not be subject to any discount, for a total value of $6,843,582. The amount in the table represents the difference between (i) the value of Mr. Gamache’s retirement benefits upon a termination in connection with a change in control and (ii) the value of Mr. Gamache’s retirement benefits upon a termination of employment other than a termination in connection with a change in control. Amounts included in this column are all double trigger.

(4)	Perquisites/Benefits. Includes, for Messrs. Edidin, Schweinfurth, Pacey and Lochiatto, $35,668 of continuing health benefits at the cost paid by employees generally for seventy-eight weeks following a termination of employment pursuant to the WMS severance policy. For each of Messrs. Gamache, Edidin, Schweinfurth, Pacey and Lochiatto, this amount also includes $17,000 in outplacement services to be provided upon qualifying terminations pursuant to the severance policy. These benefits are all double trigger. This column does not include continuing health benefits for life at no cost for Mr. Gamache and his spouse and up to a specified age for his son, valued at $348,129, to which Mr. Gamache would be entitled to under this employment agreement upon a termination of employment for any reason, including upon a resignation.

(5)	Tax Reimbursement. Based on the other assumptions described in this table, we estimate that none of Messrs. Gamache, Edidin and Schweinfurth (each of whom are entitled to tax reimbursements under their employment agreements) will be subject to any excise tax under Section 4999 of the Code.

(6)

Other. Does not include payment of a pro-rata target bonus for fiscal year 2014 which will be payable pursuant to the merger agreement to all eligible employees, including the named executive officers, who remain employed as of the closing date (including those employees who are terminated as of the closing), as described in greater detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Annual Bonus Programs” beginning on page 64 of this proxy statement., as such amounts are not determinable at this time as no bonus plan for the fiscal year 2014 has been approved. The estimated amount each named executive officer would be expected to receive if WMS meets but does not exceed the targets expected to be established by its board of directors for fiscal year 2014 (pro-rated through December 31, 2013 and assuming a October 31, 2013 closing) is approximately $500,750 for Mr. Gamache; $390,295 for Mr. Edidin; $224,439 for Mr. Schweinfurth; $217,196 for Mr. Pacey and $229,670 for Mr. Lochiatto. Because the fiscal year 2014 bonus targets have not been established, we have assumed, for purposes of quantifying estimated pro-rata bonus payments, that the annualized value of the target fiscal year 2014 bonuses will be the same as the annualized value of the target fiscal year 2013 bonuses. These amounts are single trigger.

(7)	Total. The following table shows, for each named executive officer, the amounts of golden parachute compensation which are single trigger or double trigger in nature. Single trigger amounts include the amounts shown in the “Equity” column of the “Golden Parachute Compensation” table above. Double trigger amounts include the amounts shown in the “Cash Severance”, “Pension/Non-Qualified Deferred Compensation” and “Perquisites/Benefits” columns of the “Golden Parachute Compensation” table above.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Brian Gamache	4,142,080	4,960,950
Orrin J. Edidin	3,116,758	3,565,323
Scott D. Schweinfurth	1,753,827	2,521,494
Larry Pacey	1,670,852	1,809,592
Kenneth Lochiatto	2,216,207	1,133,468

Director and Officer Indemnification

WMS is party to indemnification agreement with its directors and certain executive officers of the Company that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, directors and officers of WMS have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. For more information, see the section entitled “Terms of the Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 100 of this proxy statement.

Certain Projections Prepared by the Management of WMS

WMS does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the Company’s strategic alternatives, WMS’ management prepared in March and April of 2012 certain non-public financial projections covering multiple years that were not intended for public disclosure. Projections for 2013 were updated by WMS management in October 2012 to reflect actual results for the first quarter of fiscal 2013. As part of the confidential information memorandum made available to bidders, including to Scientific Games on November 15, 2012, WMS shared the projections summarized below under the heading “projections.” Following the delivery to bidders of the projections, at the request of the various bidders, as more fully described above in “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on page 34 of the proxy statement, from January 1, 2013, to approximately January 13, 2013, WMS’ management updated the projections based on the Company’s estimated actual financial results for the second quarter of its 2013 fiscal year and revised projections for the second half of fiscal 2013 and made revised projections for fiscal 2013 available in the virtual data room to the four continuing bidders, including Scientific Games, but did not change the projections previously provided for fiscal 2014 or 2015. Following January 26, 2013, Scientific Games had access to updated estimated actual financial results for the second quarter of the Company’s 2013 fiscal year through a document that was uploaded to the virtual data room maintained by the Company. Subsequently, on January 24, 2013, as more fully described above in “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on page 34 of the proxy statement, WMS’ management updated the projections for fiscal 2014 and 2015 and made these revised projections available to

Scientific Games in the virtual data room. These updated, revised projections, which are summarized below under the heading “revised projections” were (i) provided to Scientific Games in connection with their respective due diligence review of the Company, (ii) provided to Macquarie Capital for its consideration in connection with its financial analyses summarized above under “Proposal 1: Adoption of the Merger Agreement—Opinion of WMS’ Advisor” beginning on page 50 of this proxy statement and (iii) reviewed by the WMS board of directors in considering the merger at the special meetings of the board of directors of WMS on January 22, 2013, as further described above under “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on page 34 of this proxy statement. The portion of these revised projections relating to WMS’ 2013 fiscal year were also made available to each of Bidder X, Bidder Y and Bidder Z, as further described above under “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on page 34 of this proxy statement.

WMS advised the recipients of both the projections and the revised projections that its internal financial forecasts upon which the projections were based are subjective in many respects. Both the projections and the revised projections provided below reflect various assumptions and estimates of WMS’ management made in good faith including, without limitation, with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties beyond WMS’ control. In addition, it should be noted that each of the projections were prepared by WMS management on specific dates, and that, as a result, the underlying assumptions of, and knowledge of the Company’s actual results known by, the Company’s management differed as it relates to each of the projections and the revised projections.

Projections

(dollars in millions except per share amounts)

	Year Ended June 30,
	2013E	2014E	2015E
Total Revenue	$761	$828	$888
Gross Profit	$481	$541	$598
Adjusted EBITDA	$252	$294	$322
Adjusted EBIT	$91	$130	$154
Net Income	$59	$79	$95

Revised Projections

(dollars in millions except per share amounts)

	Year Ended June 30,
	2013E	2014E	2015E
Total Revenue	$742	$834	$892
Gross Profit	$473	$550	$601
Adjusted EBITDA	$247	$298	$328
Adjusted EBIT	$86	$128	$157
Adjusted Net Income	$58	$82	$101

Adjusted EBITDA, EBIT, Adjusted EBIT and Adjusted Net Income as presented above, may be considered a non-generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement, financial measure. WMS provided this information to certain bidders and Macquarie Capital because it believed it could be useful in evaluating, on a prospective basis, WMS’ potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WMS may not be comparable to similarly titled amounts used by other companies.

Projections

(in millions)

	Year Ended June 30,
	2013E	2014E	2015E
Net Income	$59	$79	$95
Depreciation	$95	$99	$101
Amortization of Intangibles and Other Assets	$39	$36	$36
Provision for Income Tax	$30	$49	$58
Interest Expense	$2	$2	$2
Share Based Compensation	$20	$23	$25
Other Non-Cash Charges	$7	$7	$7
Adjusted EBITDA	$252	$294	$322

Revised Projections

(in millions)

	Year Ended June 30,
	2013E	2014E	2015E
Net Income	$57	$82	$101
Depreciation	$98	$101	$102
Amortization of Intangibles and Other Assets	$38	$36	$36
Provision for Income Tax	$24	$43	$53
Interest Expense	$3	$3	$3
Share Based Compensation	$18	$22	$23
Licensed asset burn	$1	$4	$4
Deal-related costs	$3	$0	$0
Other Non-Cash Charges	$6	$7	$7
Adjusted EBITDA	$247	$298	$328

Adjusted EBIT reflects the inclusion of interest income for each of the projections and the revised projections and the revised projections reflect further adjustment for deal-related costs, which were not available for inclusion at the time of the projections. Adjusted Net Income as set forth in the revised projections was adjusted solely to reflect deal-related costs.

In addition, the following table shows the estimated amount of unlevered free cash flow calculated by the Company that Macquarie Capital considered in performing its illustrative discounted cash flow analyses described above under “Proposal 1: Adoption of the Merger Agreement—Opinion of WMS’ Financial Advisor” beginning on page 50 of this proxy statement, but such line item was not included in the projections provided to Scientific Games or any of the other bidders. These amounts were derived from the revised projections, taking into account capital expenditures and changes in working capital reflected therein.

	Six Months Ended June 30, 2013E	Year Ended June 30, 2014E	Year Ended June 30, 2015E
Unlevered Free Cash Flow	$52	$106	$90

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. The projected financial information included herein has been prepared by, and is the responsibility of,

WMS’ management. WMS cautions you that the internal financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of the financial forecasts is not included in this document in order to induce any stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting, but because (except as noted above) these internal financial projections were provided by WMS management to certain bidders, including Scientific Games, as well as the WMS board of directors and Macquarie Capital in contemplation of a potential transaction.

In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, our independent accountants. Ernst & Young, LLP, WMS’ independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Ernst & Young, LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young, LLP report incorporated by reference in this proxy statement only relates to WMS’ historical consolidated financial statements and notes thereto. It does not extend to the projected financial information and it should not be read to do so.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of WMS’ management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to WMS’ business (including its ability to achieve potential strategic goals, acquisitions, objectives and targets over applicable periods, the gaming machine industry, the interactive business, the regulatory environment, general business and economic conditions and other risk factors described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, and more recent filings incorporated by reference in the proxy statement and “Cautionary Statement Concerning Forward-Looking Information” beginning on page 23 of this proxy statement). Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that any of WMS, Scientific Games or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon as such. None of WMS, Scientific Games or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Except as may be required by applicable securities laws, WMS does not intend to make publicly available any update or other revision to these internal financial projections even in the event that any or all of the assumptions are shown to be in error. None of WMS or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding WMS’ ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. WMS has made no representation to Scientific Games, in the merger agreement or otherwise, concerning these internal financial projections.

Since the date of the projections, WMS has made publicly available its actual results of operations for the quarter ended December 31, 2012. You should review WMS’ Current Report on Form 8-K, filed

February 7, 2013, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, filed on February 7, 2013, to obtain this information. See “Where Stockholders Can Find Additional Information” beginning on page 118 of this proxy statement.

Regulatory Matters

Antitrust Filings

The HSR Act and the regulations promulgated thereunder require that we and Scientific Games file notification and report forms with respect to the merger and related transactions with the Antitrust Division and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on February 12, 2013, by WMS and Scientific Games. WMS and Scientific Games received confirmation of early termination under the HSR Act effective as of March 11, 2013.

At any time before or after the completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Required Gaming Approvals

The parties have agreed that receipt of gaming approvals from approximately 50 jurisdictions is a condition to closing of the merger, provided that receipt of gaming approvals from approximately 30 of these jurisdictions will cease to be a condition to closing from and after October 31, 2012. We believe that the approximately 50 jurisdictions represent the material jurisdictions from which gaming approvals will be required prior to closing.

The parties have agreed in the merger agreement that Scientific Games must file an application for approval as soon as reasonably practicable, and in any event on or before March 11, 2013, in the approximately 20 jurisdictions with respect to which approvals are a condition to any closing. The parties have agreed in the merger agreement that Scientific Games must file an application for approval as soon as reasonably practicable, and in any event on or before April 1, 2013, in the other 30 jurisdictions. With respect to the gaming approvals in the approximately 50 jurisdictions, the parties have filed an application for approval (or otherwise provided the required documentation or information) in each such jurisdiction or have received confirmation that receipt of such gaming approval is not required prior to the closing of the merger.

In addition to the jurisdictions identified by the parties as conditions to the merger, either the Company or Scientific Games may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the consummation of the merger. Scientific Games may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both Scientific Games and WMS if consummation of the merger in the absence of such required gaming approvals would not constitute a violation of applicable law.

At any time before or after the completion of the merger, a regulator could take such action under the gaming laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or to seek divestiture of particular assets.

In the merger agreement, WMS further agreed that, if requested in writing by Scientific Games, WMS would promptly take any and all actions necessary to withdraw its license from the Casino Committee of the

Ministry of Tourism in Greece, but only so long as the merger will close immediately following WMS’ delivery of such withdrawal notice. The parties have also agreed to decide within 45 days following the date of the merger agreement whether to pursue a gaming license in Gibraltar and, if the parties fail to reach a decision within such period, the Company will not pursue a license in Gibraltar. In addition, the parties are to meet, within 45 days following the date of the merger agreement, to discuss the Company’s gaming licenses in South Africa and to decide whether to abandon or abjure such licenses, convert the business associated with such licenses into a distributorship or engage in another arrangement. If the parties fail to reach an agreement on South Africa within such period, the Company will promptly abandon or abjure its licenses. After a short agreed-upon extension to the 45-day time period, the parties reached agreement that WMS would continue to pursue a gaming license in Gibraltar and would not withdraw its gaming licenses in South Africa (or convert the businesses associated with such licenses) unless requested by Scientific Games prior to the closing of the merger.

Scientific Games has the principal responsibility, after prior, good faith consultation with WMS and after considering, in good faith, the views and comments of WMS, for devising and implementing the strategy for obtaining any of the antitrust approvals or required gaming approvals and shall take the lead in all meetings and communications with, or proceeding involving, any governmental entity in connection with obtaining the antitrust approvals and the required gaming approvals. However, the consent of each of WMS and Scientific Games is required prior to the taking of any action (including the failure to take any such action) in connection with obtaining any antitrust approvals or required gaming approvals if such action (or failure to act) would be reasonably likely to materially delay, or materially impair the likelihood of obtaining, any such approvals.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that Scientific Games will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on us or, after completion of the transaction, Scientific Games.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is adopted by our stockholders, conditions may be placed on the merger, our business or that of Scientific Games that could cause the parties to fail to consummate the merger.

Scientific Games and WMS have generally agreed to use their reasonable best efforts to obtain such approvals but neither Scientific Games nor Merger Sub is required to make (or cause its applicable affiliates or subsidiaries to make) any concessions or undertakings unless (i) such concessions or undertakings are conditioned on the consummation of the merger, and (ii) in the sole judgment of Scientific Games, such concessions or undertakings would not reasonably be expected to require Scientific Games and its affiliates (including, following the merger, WMS and its subsidiaries) to, directly or indirectly, incur costs, expenses, liabilities or losses of any kind, suffer any diminution of value, lose or forfeit any revenues, profits or expected benefits of the merger, or diminish the combined value of Scientific Games, WMS, and their respective subsidiaries following the merger, in an aggregate amount in excess of $80,000,000.

Litigation Relating to the Merger

The following complaints challenging the merger have been filed in various jurisdictions: (i) in the Delaware Court of Chancery, Shaev v. WMS Industries, Gamache, et al., (C.A. No. 8279); (ii) in the Circuit Court of Cook County, Illinois, Chancery Division, Gardner v. WMS Industries, Scientific Games Corp., et al., No. 2013 CH 3540 (Ill. Cir., Cook County); (iii) in the Circuit Court of the Nineteenth Judicial Circuit of Lake County, Illinois, Gil v. WMS Industries, Scientific Games Corp., et al., No. 13 CH 0473 (Ill. Cir., Lake County); (iv) in the Delaware Court of Chancery, Hornsby v. Gamache, et al. (C.A. No. 8295); (v) in the Circuit Court of

the Nineteenth Judicial Circuit of Lake County, Illinois, Sklodowski v. WMS Industries, Inc. et al., (Ill. Cir., Lake County); (vi) in the Delaware Court of Chancery, Barresi v. WMS Industries Inc., Gamache, et al., (C.A. No. 8326); and (vii) in the Circuit Court of Cook County, Illinois, Chancery Division, Plumbers & Pipefitters Local 152 Pension Fund and UA Local 152 Retirement Annuity Fund v. WMS Industries Inc., Gamache, et al., (Ill. Cir., Cook County). Each of the actions is a putative class action filed on behalf of the public stockholders of WMS and names as defendants the Company, its directors and Scientific Games. The Shaev, Hornsby, Barresi and Plumbers & Pipefitters actions also name Merger Sub and Financing Sub as defendants. The complaints generally allege that the individual defendants breached their fiduciary duties in connection with their consideration and approval of the merger and that the entity defendants aided and abetted those alleged breaches. The complaints seek, among other relief, declaratory judgment and an injunction against the merger.

On February 25, 2013, the Delaware Court of Chancery consolidated the Delaware actions under In re WMS Industries Inc. Stockholder Litigation (C.A. No. 8279-VCP). On March 1, 2013, the plaintiffs in the consolidated Delaware actions filed an amended complaint, adding allegations that the disclosures in WMS’ preliminary proxy statement were inadequate.

On March 7, 2013, plaintiff Gardner filed a Motion for Leave to File Amended Complaint, asserting the same claims being asserted in the consolidated Delaware action. On March 8, 2013, plaintiff Gardner filed a Motion for Limited Expedited Discovery in which she requested an order permitting her to conduct limited expedited document and deposition discovery in anticipation of bringing a motion to enjoin the shareholder vote on the proposed merger.

On March 18, 2013, WMS and the individual defendants filed a Motion to Dismiss or Stay the Gardner action because the claims are duplicative of those being pursued in the Delaware consolidated action. On March 19, 2013, WMS and the individual defendants filed an opposition to plaintiff Gardner’s Motion for Limited Expedited Discovery. Also on March 19, 2013, plaintiffs in the consolidated Delaware action submitted a letter to the Delaware Chancery Court stating that they had conferred with plaintiffs in the Illinois actions and agreed to stay the consolidated Delaware action.

On March 20, 2013, plaintiffs Gardner, Plumbers & Pipefitters Local 152 Pension Fund, and UA Local 152 Retirement Annuity Fund filed a motion to consolidate the Cook County, Illinois actions. On March 27, 2013, plaintiffs Gil and Sklowdowski filed a motion to transfer the Lake County, Illinois actions to Cook County, Illinois for consolidation with the Gardner action.

On April 1, 2013, plaintiff Gardner filed a Motion for a Preliminary Injunction requesting an order enjoining the shareholder vote on the proposed merger. On April 2, 2013, the Court set a tentative date for a hearing on plaintiff Gardner’s Motion for Preliminary Injunction for April 29, 2013 at 2:30 p.m., and continued all other motions pending resolution of the consolidation issues. On April 8, 2013, WMS, the individual defendants, and plaintiff Gardner reached an agreement on certain expedited discovery and a briefing schedule on the Motion for Preliminary Injunction.

The outcome of these lawsuits cannot be predicted with any certainty. An adverse judgment for monetary damages could have a material adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The defendants believe that the claims asserted against them in the lawsuits are without merit and plan to defend against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock. This summary is based on the Internal Revenue Code of

1986, as amended, which we refer to as the “Code,” the U.S. Treasury Department regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the “IRS,” and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of our common stock in light of their particular circumstances. For example, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; holders who own five percent or more of our common stock; and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. In addition, this summary does not address any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the merger.

The tax consequences of the merger to stockholders who hold their shares of our common stock through a partnership or other flow-through entity will generally depend on the status of the stockholder and the activities of the partnership or other flow-through entity. Partners in a partnership holding shares of our common stock should consult their tax advisors regarding the tax consequences of the merger to them.

Further, this summary does not address any tax consequences of the merger to U.S. holders of options, shares of restricted stock, restricted stock units, performance stock units or warrants to acquire shares of our common stock whose options, shares of restricted stock, restricted stock units, performance stock units or warrants are cancelled in exchange for cash or other consideration pursuant to the merger. Such option, share of restricted stock, restricted stock units, performance units and warrant holders should consult their tax advisors regarding the tax consequences of the merger to them.

Exchange of Common Stock for Cash

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all cash payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the substitute IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

This summary is provided for general information only and is not tax advice. Holders of our common stock should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any potential tax consequences of the merger arising under foreign, state, local, estate, gift, and other tax laws.

Appraisal Rights

Under Section 262 of the DGCL, any holder of WMS common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of WMS common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, WMS, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are included as Annex C to this proxy statement. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL included as Annex C to this proxy statement. Any holder of WMS common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares of WMS common stock must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to WMS a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of WMS common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of WMS common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform WMS of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of WMS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of WMS common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

WMS Industries Inc.

800 South Northpoint Blvd.

Waukegan, IL 60085

Attention: Corporate Secretary

If the merger is completed, WMS will give written notice of the effective time within 10 days after the effective time to each former WMS stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of WMS common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which WMS has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding shall be conducted as to the shares of WMS stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of WMS common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his, her or its own attorney and expert witness expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly made a demand for appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a WMS stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

TERMS OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about WMS, Scientific Games, Merger Sub, Financing Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings that we or Scientific Games make with the SEC, as described in the section entitled “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of WMS, Scientific Games, Merger Sub, Financing Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WMS’ or Scientific Games’ public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where Stockholders Can Find More Information” beginning on page 118 of this proxy statement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into WMS, whereupon the separate existence of Merger Sub will cease, and WMS will continue as the surviving corporation and a wholly owned subsidiary of Scientific Games.

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement:

•

each share of WMS common stock issued and outstanding immediately prior to such time, other than the excluded shares (all of which will be cancelled at the consummation of the merger) and the shares of WMS restricted stock (the treatment of which is described below under “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 84 of this proxy statement), will be converted into the right to receive $26.00 in cash, without interest and subject to any applicable withholding taxes;

•	each share of WMS common stock owned by WMS, Scientific Games or Merger Sub will be cancelled and no payment will be made with respect to such shares; and

•

each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of WMS, as the surviving corporation in the merger.

In the event that, from the date of the merger agreement until the effective time of the merger, the number of outstanding shares of WMS common stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization stock split (including a reverse stock split), or subdivision or combination, exchange or readjustment of shares or any stock dividend or stock distribution, merger or other similar transaction, the merger consideration will be equitably adjusted to provide holders of WMS common stock the same economic effect.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, the certificate of incorporation of WMS will by virtue of the merger be amended in its entirety to read as set forth on Exhibit A of the merger agreement and the bylaws of WMS will by virtue of the merger be amended in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger. In addition, as of the effective time of the merger, the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their successors have been duly elected or appointed, or their earlier death, incapacitation, retirement, resignation or removal.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the later of (i) the second business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions), (ii) the earlier of (A) the first business day after the end of any marketing period (described below under “Terms of the Merger Agreement—Marketing Period”), if applicable, and (B) a date during the marketing period, if applicable, specified by Scientific Games on no fewer than two business days’ notice to WMS or (iii) on such other date or time as the parties may mutually agree in writing.

Marketing Period

The “marketing period” referred to above is, solely if certain conditions to the obligations of each party have been satisfied prior to October 31, 2013, the first period of 20 consecutive business days after the date of the merger agreement throughout which: (a) Scientific Games has the required financial information described below; and (b) the conditions to Scientific Games and Merger Sub’s obligation to consummate the merger have been satisfied (other than those conditions that by their nature can only be satisfied at the closing of the merger, provided that such conditions are reasonably capable of being satisfied) and nothing has occurred and no condition exists that would cause any of these conditions to fail to be satisfied assuming the closing of the merger was to be scheduled for any time during such 20-consecutive-business-day period. Such 20 consecutive-business-day period shall not be required to be consecutive to the extent it would include July 4, 2013, through and including July 7, 2013 (which dates shall not count for purposes of the 20-consecutive-business-day period); if such 20-consecutive-business-day period has not ended prior to August 23, 2013, then it will not commence until September 3, 2013; such 20-consecutive-business day period shall not be required to be consecutive to the extent it would include November 28, 2013, through and including December 1, 2013 (which dates shall not count for purposes of the 20-consecutive-business-day period); and if such 20-consecutive-business-day period has not ended on or prior to December 20, 2013, then it will not commence until January 6, 2014.

The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (x) our auditors have withdrawn their audit opinion with respect to any year-end audited financial statements set forth in the Company’s filings with the SEC, (y) we issue a public statement indicating our intent to restate any historical financial statements or that any such restatement is under consideration, in which case the marketing period shall not commence unless and until such restatement has been completed or we have announced that we have concluded that no restatement is required or (z) we have been delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC.

The required financial information consists of all financial statements and financial and other data of the type customary for a confidential information memorandum to be used in connection with the arrangement of the financing for the merger, including (i) audited consolidated balance sheets and the related statements of income, change in equity and cash flows of the Company, for each of the respective three most recently completed fiscal years ended at least 90 days before the merger closing and (ii) unaudited consolidated balance sheets and the related statements of income, change in equity and cash flows as of the end of any quarterly period ending after the execution of the merger agreement and ended at least 45 days before the merger closing (other than any fiscal fourth quarter); provided that Scientific Games is solely responsible for the preparation of pro forma financial information to be included in any such confidential information memoranda.

Effective Time

The effective time of the merger will be at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger in accordance with the DGCL. The certificate of merger will be filed on the closing date.

Treatment of Stock Options and Other Stock-Based Compensation

The treatment of all WMS equity awards, including those held by WMS’ directors and executive officers is summarized below. All payments noted below will be made less any applicable withholding taxes.

At the effective time of the merger, each WMS option that was granted prior to January 30, 2013 and that is outstanding (whether vested or unvested) immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the excess, if any, of the merger consideration over the per-share exercise price of such option, multiplied by the number of shares of WMS common stock subject to such option.

At the effective time of the merger, each WMS option that is granted after January 30, 2013 and that is outstanding (whether vested or unvested) immediately prior to the merger will not be cashed out in the merger but instead will be converted at the effective time into a stock option to acquire a number of shares of Scientific Games common stock equal to the number of shares of WMS common stock subject to such WMS option immediately prior to the closing of the merger multiplied by the “incentive award exchange ratio” (rounded down to the nearest whole share), at an exercise price per share of Scientific Games common stock (rounded up to the nearest whole cent) equal to the exercise price of each such share of WMS common stock subject to such WMS option immediately prior to the closing of the merger, divided by the “incentive award exchange ratio.” The “incentive award exchange ratio” is the quotient of (x) the per share closing price of the WMS common stock on the closing of the merger (or, if such date is not a trading day, the trading day immediately preceding the closing of the merger) divided by (y) the per share closing price of Scientific Games common stock on the date of the closing of the merger (or, if such date is not a trading day, the trading day immediately preceding the date of the closing of the merger). The terms and conditions of any such converted options will otherwise remain generally the same as the terms and conditions applicable to the options immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment); provided, that all such converted options will immediately vest in full if the holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” beginning on page 62 of this proxy statement) within one year following the closing of the merger.

At the effective time of the merger, each WMS performance unit that is outstanding immediately prior to the merger will be cancelled in exchange for a cash amount equal to the payout percentage set forth in the holder’s award agreement (which shall be deemed to be the greater of (i) 100% or (ii) if all the performance goals for such performance unit have been met or exceeded as of the closing, a greater percentage determined in accordance with the merger agreement) multiplied by the merger consideration. No WMS performance units will be granted between January 30, 2013 and the closing of the merger. For more details regarding the determination of the payout percentage in respect of the performance units, please refer to the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Treatment of Outstanding Equity Awards” beginning on page 60 of this proxy statement.

At the effective time of the merger, each share of WMS restricted stock, and each WMS restricted stock unit, deferred stock unit and phantom unit that was granted prior to January 30, 2013 and that is not subject to performance-based vesting and is outstanding immediately prior to the merger will be cancelled in exchange for a cash amount equal to the merger consideration.

At the effective time of the merger, each WMS restricted stock unit or phantom unit that is granted after January 30, 2013 and that is outstanding immediately prior to the merger will, except as described below, not be cashed out in the merger but instead will be converted into a restricted stock unit or phantom unit, as applicable, with respect to the common stock of Scientific Games using an exchange ratio based on the per-share closing price of WMS common stock on the merger closing date to the per-share closing price of Scientific Games common stock on the merger closing date. The terms and conditions of any such converted restricted stock units and phantom units will otherwise generally be the same terms and conditions that applied to such restricted units and phantom units immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment through each applicable vesting date), provided that any such converted units will vest immediately in full if a holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” on page 62 of this proxy statement) within one year following the closing of the merger. Notwithstanding the foregoing, fifty percent (50%) of any restricted stock units and one hundred percent (100%) of any phantom units granted after January 30, 2013 as ordinary course annual equity grants to employees who received annual equity awards under the WMS long-term incentive program for WMS’ 2013 fiscal year or to new hires or eligible promoted employees who are in the category of employees who received annual equity grants for the 2013 fiscal year, which are outstanding immediately prior to the merger will be cancelled in exchange for an amount, in cash, equal to the merger consideration. No shares of WMS restricted stock will be granted following January 30, 2013.

Long-Term Incentive Program & Other Equity Awards

Under the terms of the merger agreement, WMS may grant equity-based awards under the LTIP as ordinary course annual equity grants for the 2014 fiscal year to employees who received annual equity awards under the LTIP for the 2013 fiscal year prior to the closing of the merger (or to eligible new hires or eligible promoted employees who are in the category of employees who received annual equity grants for the 2013 fiscal year), provided that all such awards will be in the form of restricted stock units for eligible employees located in the United States (as described in further detail in the section above entitled, “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” beginning on page 62 of this proxy statement), and in the form of phantom units for those eligible foreign employees. WMS may also make grants of phantom units scheduled to be granted with respect to service in prior years. Certain of these awards will vest on the closing of the merger. The aggregate grant date fair value of the awards of restricted stock units and phantom units to be granted under the LTIP or to be granted with respect to service in prior years may not exceed $17.1 million.

Additionally, pursuant to the merger agreement, WMS may make grants to new hires and promoted employees located in the United States of up to 120,000 options in the aggregate that vest ratably on the first four anniversaries on the date of grant, as well as grants to other eligible employees located in the United States of up to 140,000 restricted stock units in the aggregate, which vest ratably on the first two anniversaries of the date of grant. WMS may also make similar awards of up to 10,000 phantom units in the aggregate for new hires and promoted employee located in foreign jurisdictions and 30,000 phantom units in the aggregate for other eligible employees in foreign jurisdictions. At the closing of the merger, vesting of these awards will not accelerate, and such awards will be converted into options, restricted stock units or phantom units, as applicable, in respect of the common stock of Scientific Games, using an exchange ratio based on the per share closing price of WMS common stock on the closing date of the merger to the per share closing price of Scientific Games common stock on the closing date of the merger. The terms and conditions of any such converted awards will generally remain the same as the terms and conditions applicable to such awards immediately prior to the closing of the merger (including the same vesting schedule, subject to continued employment through such applicable vesting date), provided that all such awards will immediately vest in full if the holder’s employment is terminated by Scientific Games without “cause” or by the holder for “good reason” (as defined in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Long-Term Incentive Program” on page 62 of this proxy statement) within one year following the closing of the merger and any outstanding options will remain exercisable for 90 days following any such terminations of employment.

Treatment of Employee Stock Purchase Plan

The Employee Stock Purchase Plan will not accept any new participants and the current offering period will end on June 30, 2013, and no new offering period will commence. WMS will notify each participant of the final purchase date by June 20, 2013. On June 30, 2013, each participant’s account will be used to purchase whole shares of WMS common stock in accordance with the terms of the Employee Stock Purchase Plan. The Employee Stock Purchase plan will terminate upon the closing of the merger.

Treatment of Warrants

Each WMS warrant issued and outstanding immediately prior to the merger will be treated in accordance with its terms.

Dissenting Shares

Shares of our common stock which are issued and outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly exercised his, her or its demand for appraisal in accordance with Section 262 of the DGCL shall not be converted into the right to receive the merger consideration but instead such holder shall be entitled to receive such consideration as determined in accordance with Section 262 of the DGCL. In the event that any such stockholder fails to perfect, or otherwise waived, effectively withdrew or lost his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the shares held by such stockholder will be converted into and represent only the right to receive the merger consideration. We have agreed to give Scientific Games prompt written notice of any demands we receive for appraisal of shares of our common stock, and Scientific Games has the opportunity to participate in all negotiations and proceedings with respect to such demands. We have agreed not to make any voluntary payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Scientific Games.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Scientific Games will designate a paying agent to handle the exchange of shares of WMS common stock for the merger consideration. At or immediately prior to the effective time of the merger, Scientific Games will deposit (or cause to be deposited) with the paying agent all of the cash sufficient to pay the aggregate merger consideration. At any time after the effective time of the merger, shares of WMS common stock, other than the excluded shares (all of which will be cancelled at the consummation of the merger) and the shares of WMS restricted stock (the treatment of which is described below under “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation” beginning on page 84 of this proxy statement), will represent only the right to receive the merger consideration (except to the extent appraisal rights have been properly exercised in respect of such shares).

As promptly as practicable after the effective time of the merger, the paying agent will mail to each record holder of WMS common stock certificates a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the paying agent, and providing instructions for effecting the surrender of WMS common stock certificates in exchange for the merger consideration.

WMS stockholders should not return stock certificates with the enclosed proxy card, and WMS stockholders should not forward stock certificates to the paying agent without a letter of transmittal.

As soon as reasonably practicable after the effective time of the merger, the paying agent shall deliver to each holder of record of one or more book-entry shares the amount of cash each such holder is entitled to receive, without such holder being required to deliver a stock certificate to the paying agent in order to receive the merger consideration. The amount will be deposited into the bank or brokerage account of such holder without any further action required by the holder of such book-entry shares. The book entry shares of WMS common stock held by such holder will be canceled.

After the effective time of the merger, shares of WMS common stock will no longer be outstanding and cease to exist, and each certificate that previously represented shares WMS common stock will represent only the right to receive the merger consideration as described above.

Following the date that is one year after the effective time of the merger, any portion of the funds held by the paying agent that remain unclaimed by our former stockholders, including the proceeds from investment thereof, shall be delivered to Scientific Games. Thereafter, our former stockholders may look only to Scientific Games or the surviving corporation (subject to abandoned property, escheat or similar laws) for payment with respect to the merger consideration.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, such certificates will be cancelled and exchanged for payment of the merger consideration.

If the payment of the merger consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the merger consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the paying agent) and the person requesting such payment must pay the paying agent any applicable stock transfer or other taxes or establish to the reasonable satisfaction of Scientific Games that such taxes have been paid or are not payable.

No interest will be paid or will accrue on any cash payable upon surrender of any WMS common stock certificate or book-entry share.

Lost, Stolen or Destroyed Certificates

If any WMS common stock certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by the surviving corporation, the posting by such person of a bond in such customary and reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by WMS to Scientific Games and customary representations and warranties made by Scientific Games to WMS. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, certain of the representations and warranties that WMS made in the merger agreement are qualified by certain confidential disclosures that WMS delivered to Scientific Games concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”), or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. See also the definition of “material adverse effect” beginning on page 91 of this proxy statement. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of WMS or Scientific Games. WMS’ representations and warranties under the merger agreement relate to, among other things:

•	the due organization, valid existence, good standing and corporate power of WMS and each of its subsidiaries;

•	the capitalization of WMS, including the number of shares of common stock, options and other stock-based awards outstanding and the ownership of the capital stock of its subsidiaries;

•	the absence of restrictions or encumbrances with respect to the capital stock of WMS and its subsidiaries;

•	the aggregate principal balance of indebtedness for borrowed money of WMS and its subsidiaries;

•

the authority of WMS to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against WMS;

•	the unanimous approval and recommendation by WMS’ board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of (i) any conflict with or violation of the organizational documents of WMS, (ii) any conflict with or violation of applicable laws, or (iii) any breach or default under any contract of WMS or its subsidiaries as a result of the execution and delivery by WMS of the merger agreement and the consummation by WMS of the merger;

•	the consents and approvals required by governmental entities in connection with the transactions contemplated by the merger agreement;

•	gaming approvals and licensing matters;

•	the possession of and compliance with required franchise grants, licenses, permits and other similar governmental approvals necessary for the conduct of WMS’ business;

•	compliance with applicable laws and governmental orders, including applicable gaming laws;

•

compliance with SEC filing requirements for WMS’ SEC filings since July 1, 2010, including the accuracy of information contained in such documents and compliance with U.S. GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	adequacy of disclosure controls and internal controls over financial reporting;

•	the absence of certain changes and events since July 1, 2012;

•	the absence of certain undisclosed liabilities;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	environmental matters;

•	employee benefit plans, compensation, labor and employment matters;

•	intellectual property;

•	tax matters;

•	material contracts and the performance of obligations and the absence of breach or default thereunder;

•	title to or valid leasehold interests in real property and certain tangible personal property;

•	labor matters;

•	insurance policies with respect to WMS’ business and assets;

•	the absence of breach of contract or dispute with WMS’ largest suppliers and customers;

•	compliance with the Foreign Corrupt Practices Act of 1977, which we refer to as the “FCPA” in this proxy statement;

•	the absence of any voting requirement in connection with the merger, other that the vote of the stockholders of WMS to be taken at the special meeting;

•

receipt by the WMS board of directors of an opinion of WMS’ financial advisor as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of WMS common stock, other than excluded shares, upon the consummation of the merger;

•	the absence of restrictions under any anti-takeover statute or regulation;

•	brokers’ and financial advisors’ fees related to the merger; and

•	the absence of any additional representations and warranties.

The merger agreement also contains customary representations and warranties made by Scientific Games that are subject to specified exceptions and qualifications contained in the merger agreement and certain confidential disclosures that Scientific Games delivered to WMS concurrently with the execution of the merger agreement. The representations and warranties of Scientific Games, Merger Sub and Financing Sub to WMS under the merger agreement, relate to, among other things:

•	Scientific Games’, Merger Sub’s and Financing Sub’s due organization, valid existence, good standing and corporate power;

•

the authority of Scientific Games, Merger Sub and Financing Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Scientific Games, Merger Sub and Financing Sub;

•

the absence of (i) any conflict with or violation of the organizational documents of Scientific Games, Merger Sub and Financing Sub; (ii) any conflict with or violation of applicable laws or (iii) any breach or default under any contract of Scientific Games, Merger Sub or Financing Sub as a result of the execution and delivery by Scientific Games, Merger Sub and Financing Sub of the merger agreement and consummation by Scientific Games, Merger Sub and Financing Sub of the merger;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	the accuracy of information supplied to WMS by Scientific Games for use in this proxy statement, as it may be amended or supplemented from time to time;

•	the financing commitments that Scientific Games, Merger Sub and Financing Sub would use to fund the merger consideration;

•	capitalization of Merger Sub;

•	gaming approvals and licensing matters;

•	solvency of Scientific Games and the surviving corporation at and immediately following the merger;

•	the absence of beneficial ownership of WMS’ common stock;

•	the absence of agreements or arrangements with WMS’ directors, officers or employees relating to post-closing employment or equity ownership in the surviving corporation or Scientific Games;

•	brokers’ and financial advisors’ fees related to the merger; and

•	the absence of any additional representations and warranties.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to WMS, any change, effect, development or circumstance which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of WMS and its subsidiaries, taken as a whole; except that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded:

•

any change, effect, development or circumstance in any of the industries or markets in which WMS or its subsidiaries operates (but only to the extent such change, effect, development or circumstance does not disproportionately impact WMS and its subsidiaries relative to other companies in their industry);

•

any change in any law or GAAP (or changes in interpretations or enforcement of any law or GAAP) applicable to WMS or any of its subsidiaries or any of their respective properties or assets (but only to the extent such change, effect, development or circumstance does not disproportionately impact WMS and its subsidiaries relative to other companies in their industry);

•

changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices) (but only to the extent such change, effect, development or circumstance does not disproportionately impact WMS and its subsidiaries relative to other companies in their industry);

•

any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof (but only to the extent such change, effect, development or circumstance does not disproportionately impact WMS and its subsidiaries relative to other companies in their industry);

•	the negotiation, execution or announcement of the merger agreement and the transactions contemplated thereby, and any related claim or suit;

•

any action taken as expressly permitted or required by the merger agreement (other than WMS’ obligation to operate its and its subsidiaries’ businesses in the ordinary course) or any action taken at the written direction of Scientific Games or Merger Sub;

•

any changes in the market price or trading volume of WMS common stock, any changes in credit ratings or any failure by WMS or its subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded);

•	changes, effects, developments or circumstances to the extent arising from or relating to the identity of Scientific Games or Merger Sub or Scientific Games’ ability to obtain gaming approvals; or

•	any matter disclosed in WMS’ confidential disclosure letter delivered to Scientific Games concurrently with the execution of the merger agreement, to the extent reasonably foreseeable.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Scientific Games, any change, effect, development or circumstance that would reasonably be expected to prevent or materially delay the ability of Scientific Games or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis.

Covenants Regarding Conduct of Business by WMS Pending the Merger

WMS has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, WMS and its subsidiaries have agreed that, unless Scientific Games gives its prior written consent or as otherwise required by applicable law or the merger agreement, it will and will cause its subsidiaries to (i) carry on its business in all material respects in the ordinary course and (ii) use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant governmental authorities (including applicable gaming authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with WMS or any of its subsidiaries.

WMS has also agreed that, except as (i) may be required by applicable law, (ii) may be agreed in writing by Scientific Games, (iii) required under the merger agreement or (iv) set forth in WMS’ confidential disclosure schedule delivered to Scientific Games concurrently with the execution of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or termination of the merger agreement, it will not, and will not permit any of its subsidiaries to:

•	amend or otherwise change WMS’ charter or by-laws (or, in any material respect, such equivalent organizational or governing documents of any of the subsidiaries of WMS);

•

except for transactions among WMS and its wholly owned subsidiaries or among WMS’ wholly owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock (or other equity interests) of WMS or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock (or other equity interests) or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock (or other equity interests); provided, however that WMS may issue shares of common stock (i) upon the exercise of any outstanding company option or warrant or the vesting and settlement of any outstanding performance unit or restricted stock unit, in each case, issued prior to the date of the merger agreement and (ii) pursuant to employment agreements, offer letters and company benefit plans;

•

declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to WMS’ or any of its subsidiaries’ capital stock (or other equity interests), other than dividends paid by any subsidiary of WMS to WMS or any wholly owned subsidiary of WMS;

•	split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of WMS or any of its subsidiaries;

•

redeem, purchase or otherwise acquire any shares of WMS’ capital stock or other equity interests or securities except for repurchases of WMS common stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment with WMS or any other repurchases, in each case, to the extent required under any company benefit plan;

•

increase the compensation or other benefits payable or to become payable to employees (other than any such increase that is not material, individually or in the aggregate), directors or executive officers of WMS or any of its subsidiaries or grant any new, or amend any existing short or long term incentive compensation awards or accelerate the time of vesting, funding or payment of any amounts except for (A) merit or promotion-based increases in base salary for employees, other than executive officers, as part of the normal review process conducted each year, (B) the determination of the level of achievement and payment in cash of annual bonuses in respect of WMS’ fiscal year ending June 30, 2013, provided that the aggregate amount of bonuses for WMS’ 2013 fiscal year shall not exceed $10,000,000, (C) the setting of performance criteria for annual bonuses in respect of WMS’ fiscal year ending June 30, 2014, provided that the aggregate amount of bonuses to be paid in respect of WMS’ 2014 fiscal year shall not exceed $5,000,000 (as described in more detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger—Annual Bonus Programs” beginning on page 64 of this proxy statement) and (D) the establishment of a retention bonus pool of up to $10 million, in the aggregate, to provide retention awards to certain employees who are not members of the executive committee;

•

grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of WMS or any of its subsidiaries, except that WMS may pay severance in the ordinary course of business consistent with past practice up to a maximum aggregate monthly amount of $500,000 to employees other than employees who are at the level of vice president or above or have annual base salary of more than $250,000;

•

enter into any employment agreement other than (A) customary employment agreements and offer letters for internationally located new hires in the ordinary course of business or as customary in the applicable jurisdiction or as required by applicable law, (B) offer letters and employment agreements with new hires in the United States (x) for individuals who would not be members of the executive committee or who would receive an annual base salary of $250,000 or less, to the extent necessary to (I) replace a departing employee and providing for compensation and benefits consistent with that provided to the departing employee or (II) to fill a newly created position that is required for legitimate business purposes and providing compensation and benefits which would generally be provided to similarly-situated employees of WMS, or (y) for offer letters to new hires or employment agreements providing for employment terminable on less than thirty (30) days’ notice without penalty or except as required by applicable law, and (C) for extension of employment agreements, other than employment agreements with executive officers, in the ordinary course of business consistent with past practice;

•

establish, adopt, enter into or amend any WMS benefit plan (or arrangement that would be a WMS benefit plan were it effective as of the date of the merger agreement) or other plan, trust, fund, policy or arrangement maintained for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, (A) as would not result in a material increase to WMS in the cost of maintaining such plan, trust, fund, policy or arrangement and does not result in a disproportionate increase in the compensation or benefits to which any executive officer is entitled, (B) for health plans in the United States, as would not result in (x) a material increase to WMS in the cost of maintaining those health plans or (y) a material increase in the compensation or benefits to which employees of WMS or its subsidiaries are entitled, including not disproportionately affecting the compensation or benefits of WMS’ executive officers, or (C) as may be required by applicable law;

•	enter into any new, or amend any existing, collective bargaining agreement, except as may be required by applicable law;

•

grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any capital stock of WMS or any of its subsidiaries or any equity-based award based in whole or in part on the capital stock of WMS or any of its subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan, provided that WMS may make grants under the LTIP and certain grants to new hires and other eligible employees on specified terms and conditions, subject to certain limits described in greater detail in “Terms of the Merger Agreement—Treatment of Stock Options and Other Stock-Based Compensation—Long-Term Incentive Program & Other Equity Awards” beginning on page 85 of this proxy statement;

•

acquire (including by merger, consolidation, or acquisition of stock or assets) any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of majority interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets with collective purchase prices not exceeding $20,000,000 in the aggregate;

•

dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets of WMS and its subsidiaries (other than certain owned or licensed intellectual property rights), taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to contracts in effect as of the date of the merger agreement;

•

dispose of, transfer, lease, license, covenant not to sue, mortgage or pledge any patents owned by WMS of any of its subsidiaries, or any other material owned or licensed intellectual property rights other than (i) grants of non-exclusive licenses or covenants not to sue in the ordinary course of business consistent with past practice and (ii) exclusive licenses that may be terminated on 90 days’ or less notice;

•

include any owned intellectual property rights in any patent pool or subject any owned intellectual property rights to a license or covenant not to sue, or an obligation to grant a license or covenant not to sue, as part of a patent pool;

•

include any owned intellectual property rights in any arrangement with a competitor of WMS or any of its subsidiaries under which owned intellectual property rights may be licensed (including by means of a covenant not to sue) to third parties together with any intellectual property rights owned by such competitor; provided, that WMS shall be permitted to enter into such arrangements (A) in connection with its interactive business or (B) to the extent such arrangements do not extend the scope of such arrangements in any significant means, or extend the existing term of such arrangements by more than 12 months beyond the maturity date (as of the date of the merger agreement) of such arrangements;

•	abandon, allow to lapse or fail to maintain any registered intellectual property rights of WMS or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business consistent with past practice, enter into any exclusive supply or license arrangement that would be material to WMS and its subsidiaries, taken as a whole, that would have a term extending beyond July 31, 2014;

•

incur any indebtedness or guarantee any indebtedness, except for indebtedness (i) incurred under the current credit facility in a principal amount such that, in the aggregate, not more than $115,000,000 is at any one time outstanding under the current credit facility, or (ii) incurred under letters of credit in the ordinary course of business consistent with past practice;

•	loan (other than customer financing in an amount not to exceed $5,000,000 in the aggregate), advance, invest or make a capital contribution to or in any person, other than a subsidiary of WMS;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than support arrangements for subsidiaries of WMS consistent with past practice);

•	make or agree to make any capital expenditures other than in a manner consistent with the amounts previously budgeted for such period;

•	deliver cash payments made pursuant to new, amended or extended inbound license agreements;

•

enter into any material new line of business outside of its existing business or engage in the conduct of business that would require the receipt of any additional consents, approvals or authorizations of a governmental authority (including a gaming authority) in connection with the consummation of the merger and the transactions contemplated by the merger agreement;

•

materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any material contract or enter into any contract which, if entered into prior to the date of the merger agreement, would be a material contract, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) which would be an inbound license agreement;

•

materially modify, amend, or terminate any material inbound license agreement (other than with respect to licenses for commercially available software or hardware or granted in the ordinary course of business consistent with past practice);

•

make any material change in accounting in effect at June 30, 2012, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable law;

•

waive, release, assign, settle or compromise any (X) governmental complaint or proceeding or (Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning the merger agreement) or other proceedings other than settlements of, or compromises for, any such litigation or other proceedings where the amounts paid or to be paid are (A) funded, subject to payment of a deductible, by insurance coverage maintained by WMS and its subsidiaries without any material increase in the premiums due under such policies and (B) otherwise less than $10,000,000 in the aggregate and, in each case, such settlement or compromise does not include any material non-monetary remedies;

•

except as required by applicable law or the published interpretation or enforcement thereof, make or rescind any material tax election, change any material tax method, file any amended tax return that is material, or settle or compromise any material federal, state, provincial, local or foreign income tax liability, other than in the ordinary course of business;

•	fail to maintain insurance policies consistent with past practice for the business of WMS and its subsidiaries, taken as a whole;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of WMS; or

•	enter into any written agreement to do any of the foregoing.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

WMS has agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to an acquisition proposal (as defined below), to seek to have returned to it any confidential information that had been provided in any such discussions negotiations and to terminate all physical and electronic data room access previously granted to any such parties.

From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, WMS has agreed to not, and will not authorize or permit any of its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any acquisition proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an acquisition proposal;

•

engage in negotiations or substantive discussions with, or furnish any non-public information to, any third party relating to an acquisition proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an acquisition proposal; or

•	approve, adopt or recommend any acquisition proposal, or propose publicly to approve, adopt or recommend, any acquisition proposal.

However, at any time prior to obtaining stockholder approval of the proposal to adopt the merger agreement, in the event that WMS receives an unsolicited written acquisition proposal, WMS and its board of directors may engage in negotiations or substantive discussions with, or furnish any information and other access to, any third party making such acquisition proposal and its representatives or potential sources of financing if the WMS board of directors determines in good faith, after consultation with WMS’ outside legal and financial advisors, and based on information then available, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal. WMS may not furnish material non-public information to any such third party making the acquisition proposal without first entering into an acceptable confidentiality agreement with such third party that is no less restrictive of such third party than the confidentiality agreement entered into by and between WMS and Scientific Games and making available to Scientific Games on a substantially concurrent basis any such information made available to such third party.

The merger agreement provides that, prior to obtaining the approval of the WMS stockholders of the proposal to adopt the merger agreement, the WMS board of directors may terminate the merger agreement in order to execute or otherwise enter into a binding definitive agreement to effect a transaction constituting a superior proposal if:

•	such acquisition proposal was unsolicited;

•

WMS has notified Scientific Games, at least four business days in advance, of such proposed termination, and unless the proposed transaction agreement has been provided to Scientific Games specifying, in reasonable detail, the material terms and conditions of such superior proposal and the identity of the third party making any such superior proposal and, if applicable, WMS has provided Scientific Games a copy of the relevant proposed transaction agreement;

•

during the four business day period following such written notice described above (or such shorter period as specified below), WMS has engaged in good faith negotiations with Scientific Games regarding changes to the terms of the merger agreement intended to cause such acquisition proposal to no longer constitute a superior proposal; and

•

at the end of such four business day period (or such shorter period as specified below) the WMS board of directors determined in good faith, after consultation with its outside counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement which Scientific Games has offered in writing) that the acquisition proposal continues to be a superior proposal.

If the merger agreement is terminated in such a circumstance, WMS must pay Scientific Games the company termination fee of $44,300,000 prior to or concurrently with such termination as more fully described below.

Any material revision or amendment to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and WMS shall be required to deliver a new written notice to Scientific Games and to again comply with the above requirements, except that the four business day notice period described above shall be reduced to two business days with respect to such revised superior proposal.

In addition to the foregoing, prior to obtaining stockholder approval, WMS and the WMS board of directors has agreed to not (x) withdraw (or qualify or modify in any manner adverse to Scientific Games), or publicly propose to withdraw (or so qualify or modify), the WMS board of directors’ recommendation to WMS stockholders that they vote to adopt and approve the merger agreement, (y) take any action to exempt any person (other than Scientific Games and its affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute or (z) approve, adopt or recommend any acquisition proposal, or propose publicly to approve, adopt or recommend any acquisition proposal, which we refer to here as a “change in recommendation,” unless:

•

the WMS board of directors determines, after consultation with its outside counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of WMS under applicable law; and

•

WMS has provided Scientific Games, at least four business days in advance, prior written notice advising Scientific Games that it intends to take effect a change in recommendation and specifying, in reasonable detail, the reasons for such action.

If the WMS board of directors effects a change in recommendation under the merger agreement, Scientific Games may terminate the merger agreement and receive the company termination fee of $44,300,000 as more fully described below.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as, other than the transactions contemplated by the merger agreement, any bona fide proposal or offer (other than a proposal or offer by Scientific Games or any of its subsidiaries) from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving WMS or any of its subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of WMS and its subsidiaries (in the case of assets, based on fair market value, as determined in good faith by the WMS board of directors); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty-five percent (25%) or more of the assets of WMS and its subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the WMS board of directors); (iii) the acquisition in any manner, directly or indirectly, by any person of twenty-five percent (25%) or more of the issued and outstanding shares of WMS common stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty-five percent (25%) or more of WMS common stock or any class of equity or voting securities of WMS (or any of its subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of WMS and its subsidiaries (in the case of assets, based on fair market value)), or (v) any combination of the foregoing.

For the purposes of the merger agreement, the term “superior proposal” is defined as an acquisition proposal (the references to “twenty-five percent (25%)” in the definition of acquisition proposal shall be deemed to be references to “fifty percent (50%)”) made by a third party on terms that the WMS board of directors determines in good faith, after consultation with WMS’ financial advisors and outside counsel, and considering such factors as the WMS board of directors considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the holders of WMS common stock than the transactions contemplated by the merger agreement (after giving effect to any revised terms proposed by Scientific Games).

Required Company Vote

As promptly as practicable, and in any event within ten business days following the date on which the SEC confirms it has no further comment to this proxy statement, WMS is obligated to establish a record date and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of the merger agreement. Subject to WMS’ right to effect a change in recommendation and/or terminate the merger agreement (as described above), WMS is obligated to include in this proxy statement the recommendation of the WMS board of directors that WMS stockholders vote in favor of the proposal to adopt the merger agreement and use its reasonable best efforts to solicit from WMS stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement.

Consents, Approvals and Filings

Scientific Games and WMS have each agreed to use, and cause each of their applicable affiliates and subsidiaries to use, their reasonable best efforts to:

•

take, or cause to be taken, and assist and cooperate with the other parties doing, all actions necessary, proper or advisable to consummate, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement;

•

obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or non-actions by, any governmental authority (including gaming authorities) or any third party necessary in connection with the consummation of the transactions contemplated by the merger agreement, and make all necessary registrations, declarations and filings with, and notices to, any governmental authorities (including pursuant to the HSR Act any other applicable antitrust law necessary to start any applicable waiting period and including under gaming laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any governmental authority or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement; and

•

execute and deliver any additional instruments necessary to consummate the merger and any other transactions to be performed or consummated in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement.

The parties have agreed that in no event shall WMS be required to agree to take or enter into any action which is not conditioned upon the consummation of the Merger and, further, that WMS will not agree to any obligation or concession or other action relating to the antitrust approvals or the required gaming approvals without the prior written consent of Scientific Games.

Neither Scientific Games nor Merger Sub is required to make (or cause its applicable affiliates or subsidiaries to make) any concessions or undertakings unless (i) such concessions or undertakings are conditioned on the consummation of the merger, and (ii) in the sole judgment of Scientific Games, such concessions or undertakings would not reasonably be expected to require Scientific Games and its affiliates (including, following the merger, WMS and its subsidiaries) to, directly or indirectly, incur costs, expenses, liabilities or losses of any kind, suffer any diminution of value, lose or forfeit any revenues, profits or expected benefits of the merger, or diminish the combined value of Scientific Games, WMS, and their respective subsidiaries following the merger, in an aggregate amount in excess of $80,000,000.

WMS and Scientific Games have agreed to cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

Each of WMS and Scientific Games filed a Notification and Report form pursuant to the HSR Act with respect to the merger on February 12, 2013. WMS and Scientific Games received confirmation of early termination under the HSR Act effective as of March 11, 2013. The parties have agreed that Scientific Games will file notifications required under any gaming law with respect to the merger agreement and the transactions contemplated by the merger agreement (including all initial applications and documents in respect of officers and directors and affiliates in connection with obtaining the gaming approvals and, where appropriate, indications of further information to come by supplementary filing) as soon as reasonably practicable but, in any event, not later than March 11, 2013 with respect to the required gaming approvals (described under “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement) or April 1, 2013, with respect to the other gaming approvals agreed to by the parties. With respect to the gaming approvals in the approximately 50 jurisdictions, the parties have filed an application for approval (or otherwise provided the required documentation or information) in each such jurisdiction or have received confirmation that receipt of such gaming approval is not required prior to the closing of the merger.

Each of WMS and Scientific Games has agreed to use their respective reasonable best efforts (i) to cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to such transactions, including any governmental inquiry, investigation or antitrust proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any governmental entity and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of such transactions (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential) and (iii) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any governmental entity or, in connection with any antitrust proceeding by a private party, with any other person, and to the extent permitted by such applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so.

Scientific Games has the principal responsibility, after prior, good faith consultation with WMS and after considering, in good faith, the views and comments of WMS, for devising and implementing the strategy for obtaining any of the antitrust approvals or required gaming approvals and shall take the lead in all meetings and communications with, or proceeding involving, any governmental entity in connection with obtaining the antitrust approvals and the required gaming approvals. However, the consent of each of WMS and Scientific Games is required prior to the taking of any action (including the failure to take any such action) in connection with obtaining any antitrust approvals or required gaming approvals if such action (or failure to act) would be reasonably likely to materially delay, or materially impair the likelihood of obtaining, any such approvals.

WMS has agreed, if requested in writing by Scientific Games, to promptly take any and all actions necessary to withdraw its license from the Casino Committee of the Ministry of Tourism in Greece, but only so long as the merger will close immediately following WMS’ delivery of such withdrawal notice. The parties have also agreed to decide within 45 days following the date of the merger agreement whether to pursue a gaming license in Gibraltar and, if the parties fail to reach a decision within such period, the Company will not pursue a license in Gibraltar. In addition, the parties are to meet, within 45 days following the date of the merger agreement, to discuss the Company’s gaming licenses in South Africa and to decide whether to revoke such licenses, convert the business associated with such licenses into a distributorship or engage in another arrangement. If the parties fail to reach an agreement on South Africa within such period, the Company will promptly withdraw its license. After a short agreed-upon extension to the 45-day time period, the parties reached agreement that WMS would continue to pursue a gaming license in Gibraltar and would not withdraw its gaming licenses in South Africa (or convert the businesses associated with such licenses) unless requested by Scientific Games prior to the closing of the merger.

Employee Benefits Matters

Under the merger agreement, Scientific Games has agreed that for one year after the merger (or for as long as the employee is employed, if shorter), continuing US employees will be provided with (i) a base salary or wage rate and annual bonus at least equal to the those in effect prior to the merger; (ii) compensation and benefits that are in the aggregate no less favorable to those in effect prior to the merger (excluding equity-based compensation or equity-based compensation plans); and (iii) severance benefits equal to those which would have been provided immediately prior to the merger.

For purposes of eligibility, vesting and benefit accrual (for vacation and paid time off) continuing US employees will be credited with their years of service before the merger to the same extent as under any similar WMS benefit plan and, for purposes of determination of level of benefits, shall be credited with their years of service before the merger to the same extent Scientific Games employees would receive service credit under all comparable Scientific Games plans and shall be immediately eligible to participate in any and all Scientific Games plans that replace coverage under a WMS benefit plan the continuing U.S. employee participated in immediately prior to the replacement. US employees governed by a collective bargaining agreement immediately prior to the merger will continue to be governed by such agreement after closing.

For one year after the merger (or for as long as the employee is employed, if shorter), international employees will continue employment on terms and conditions (including compensation and benefit plans and arrangements) that are in the aggregate no less favorable than those provided prior to the merger (provided that equity-based compensation or equity-based compensation plans are not required) or such other terms and conditions of employment as may be required by applicable law.

WMS will provide any broad-based communications to employees to Scientific Games, and allow Scientific Games reasonable time to review such communications prior to distribution of such communications to employees.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, Scientific Games and the surviving corporation will (and Scientific Games will cause the surviving corporation to) indemnify, defend and hold harmless, and advance expenses to, to the fullest extent WMS would have been permitted to do so under applicable law, any present and former officer, director or employee of WMS or any of its subsidiaries, each of which we refer to as an “indemnitee” in this proxy statement, with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the effective time of the merger or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the merger, the merger agreement and any transactions contemplated thereby, in either case, to the fullest extent permitted by (i) the charter or by-laws (or such equivalent organizational or governing documents of any of WMS’ subsidiaries as in effect on the date of the merger agreement), (ii) any indemnification agreement of WMS or its subsidiaries or other applicable contract as in effect on the date of the merger agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnitees or (iii) applicable law.

The merger agreement provides that, at WMS’ option, WMS will, or if WMS is unable to, Scientific Games will cause the surviving corporation to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officer’s liability coverage of WMS’ existing directors’ and officers’ insurance policies and WMS’ existing fiduciary liability insurance policies. If WMS or the surviving corporation fails to obtain such “tail” policies as of the effective time of the merger, (i) the surviving corporation will continue to maintain in effect, for a period of at least 6 years from and after the effective time of the merger, such insurance on terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under WMS’ existing policies as of the date of the merger agreement, or (ii) Scientific Games will provide, or cause the surviving corporation to provide, for a period of not less than 6 years after the effective time of the merger, the indemnitees who are insured under WMS’ current policies with comparable insurance that is no less favorable than the existing WMS policy as of the date of the merger agreement, provided that the annual premium for such endorsement does not exceed 250% of the annual premium currently paid by WMS. If the annual premiums of such insurance coverage exceed such amount, Scientific Games or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Financing of the Merger

Each of Scientific Games and Merger Sub is obligated to use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the debt financing on the terms and conditions, taken as a whole (including the flex provisions) described in the debt commitment letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using its respective reasonable best efforts to: (i) comply with and maintain in effect the debt commitment letter, (ii) satisfy all conditions to the debt financing contemplated by the debt commitment letters and the financing agreements relating thereto, (iii) accept (and comply with) to the fullest extent all “market flex” contemplated by the debt commitment letters and financing agreements, (iv) enforce its rights (including through litigation) under the debt commitment letters and financing agreements in the event of a breach (or threatened breach) by the financing sources under the debt commitment letters and financing agreements relating thereto, including seeking specific performance of the parties thereunder and (v) subject to the satisfaction of the conditions precedent thereto, cause the financing sources to fund the debt financing at or prior to the time the closing of the merger is required to occur under the terms and conditions of the merger agreement.

Scientific Games will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt financing letters if such amendment, modification or waiver would or would reasonably be expected to, among other things, (i) reduce the aggregate amount of the debt financing below the amount contemplated in the debt commitment letters or required to consummate the merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing, in each case, in a manner that would adversely impact in any material respect the ability of Scientific Games, Financing Sub or Merger Sub to obtain the funding of the debt financing, (iii) make it less likely that the debt financing would be funded or otherwise prevent or delay or impair in any material respect the ability or likelihood of Scientific Games, Financing Sub or Merger Sub to timely consummate the merger and the other transactions contemplated by the merger agreement or (iv) adversely impact the ability of Scientific Games or Financing Sub to enforce its rights against the other parties to the committed financing.

If all or any portion of the debt financing becomes or would reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the debt commitment letters or the financing agreements for any reason or any of the debt commitment letters or the financing agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Scientific Games is obligated to promptly so notify WMS and (ii) Scientific Games and Merger Sub have agreed to use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the closing date of the merger), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources, on terms not less favorable, in any material respect, with respect to conditionality and enforceability, when taken as a whole, than those contained in the debt commitment letters, in an amount sufficient to consummate the transactions contemplated by the merger agreement, and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such alternative financing, copies of which will be promptly provided to WMS.

Scientific Games, Financing Sub and Merger Sub each acknowledge in the merger agreement that the obtaining of the proceeds of the debt financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, each of Scientific Games, Financing Sub and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

WMS has agreed to reasonably cooperate, at the reasonable request of Scientific Games and at Scientific Games’ sole expense, in connection with Scientific Games’ arrangement of the debt financing, including by:

•	providing Scientific Games with the required financial information (as described under “Terms of the Merger Agreement—Marketing Period” beginning on page 83 of this proxy statement);

•	using reasonable efforts to cause its senior officers to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with ratings agencies;

•

assisting with the preparation of appropriate and customary materials for ratings agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the financing of the merger;

•

providing to Scientific Games all documentation and other information required by regulatory authorities with respect to WMS under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, the applicable regulations of Office of Foreign Asset Control, the FCPA and the Investment Company Act of 1940, in each case, at least ten business days prior to the closing of the merger;

•

using reasonable efforts to obtain accountant’s comfort letters and legal opinions as reasonably requested by Scientific Games and facilitate the pledging of collateral in connection with the financing, including executing and delivering certain customary closing documents that may be requested by Scientific Games (including a certificate as to solvency matters as of the closing of the merger, on a pro forma basis);

•	cooperating in the marketing efforts of Scientific Games and its debt financing sources in connection with the arrangement of the financing for the merger;

•	providing, as requested, authorization letters to Scientific Games’ debt financing sources;

•	cooperating with Scientific Games’ debt financing sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable; and

•

using commercially reasonable efforts to procure prior to or concurrent with the launch of syndication, at WMS’ expense, ratings (but not specific ratings) from each of Standard & Poor’s Ratings Services, which we refer to as “S&P” in this proxy statement, and Moody’s Investor Services, Inc., which we refer to as “Moody’s” in this proxy statement, and a public corporate credit rating and a public corporate family rating in respect of Scientific Games after giving effect to the transactions contemplated in the debt commitment letter from each of S&P and Moody’s, respectively.

Scientific Games has agreed to promptly reimburse WMS for any reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by WMS, its subsidiaries and their respective representatives in connection with the arrangement of the debt financing. Scientific Games and Financing Sub have further agreed to indemnify and hold harmless each of WMS, its affiliates and their respective representatives against any liabilities incurred in connection with the arrangement of the debt financing, alternative financing or any other refinancing contemplated by the merger agreement, including any such liabilities incurred with respect to the use of WMS’ information in connection such financing, alternative financing or other refinancing.

Stockholder Litigation

WMS has agreed to give Scientific Games reasonable opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against WMS and/or its directors relating to the transactions contemplated by the merger agreement, and WMS has agreed to not settle any such litigation without the prior written consent of Scientific Games (such consent not to be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Scientific Games and WMS in the preparation and filing of this proxy statement;

•	reasonable access to information about WMS will be made available upon Scientific Games’ request;

•	confidentiality obligations of and access by Scientific Games to certain information about WMS pursuant to the confidentiality agreement between Scientific Games and WMS;

•

WMS and Scientific Games providing each other prompt notice, in connection with the merger, of (i) any notice, complaint, investigation or hearing from any governmental authority, (ii) any written notice of any person alleging that the consent of such person is or may be required, (iii) any actions, suits, claims, investigations or proceedings involving either party or any of its subsidiaries which relate to the merger agreement or the transactions contemplated thereby, or (iv) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition to the consummation of the merger;

•	consultation between WMS and Scientific Games prior to public announcements relating to the merger or related transactions;

•	WMS’ control over its and its subsidiaries operations prior to the effective time of the merger;

•	agreement of WMS and Scientific Games to exempt the disposition of equity securities by WMS’ officers and directors under Section 16 of the Exchange Act;

•	the repayment and termination of WMS’ current credit facility;

•	WMS’ use of commercially reasonable efforts with respect to filings related to certain patents and other material company owned intellectual property; and

•	WMS’ cooperation with Scientific Games’ reasonable requests in transition and integration planning.

Conditions to Completion of the Merger

The obligations of Scientific Games, Merger Sub and WMS to effect the merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) by such party at or prior to the effective time of the merger of the following conditions:

•	the adoption of the merger agreement by WMS stockholders;

•	the expiration or termination of the applicable waiting period (or any extension thereof) under the HSR Act;

•

all of the required gaming approvals (described above under “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement) shall have been obtained and be in full force and effect. The receipt of certain of the gaming approvals, if not earlier satisfied, will cease to be a condition to the merger from and after October 31, 2013, as described above under “Proposal 1: Adoption of the Merger Agreement—Regulatory Matters” beginning on page 74 of this proxy statement; and

•	the absence of any law or order having been enacted, issued, promulgated, enforced or entered by any governmental authority that would enjoin or otherwise prohibit the consummation of the merger.

Scientific Games may, in its sole discretion, waive the condition to the consummation of the merger with respect to any required gaming approval on behalf of itself and WMS if the consummation of the merger in the absence of such required gaming approval would not constitute a violation of applicable law so long as (i) prior to any such waiver, Scientific Games has confirmed to WMS in an irrevocable written notice that all of the other conditions to its obligations to close have been previously satisfied or waived and (ii) the merger is then consummated immediately following the delivery of such waiver.

The respective obligations of Scientific Games and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Scientific Games at or prior to the closing date of the merger of the following further conditions:

•

the representations and warranties of WMS set forth in the merger agreement with respect to (i) the capitalization of WMS, (ii) WMS’ authority relative to the merger agreement and (iii) the absence of a material adverse effect on WMS being true and correct as of the date of the merger agreement and the closing date (except to the extent that any inaccuracies would be de minimis in the aggregate);

•	the other representations and warranties of WMS set forth in the merger agreement being true and correct as of the date of the merger agreement and the closing date (in each case without giving effect to any material adverse effect or materiality qualifications or limitations contained therein) (except to the extent expressly made as of an earlier date, in which case as of such date), except for failures of such representations and warranties to be true and correct to the extent that such failures would not have, individually or in the aggregate, a material adverse effect on WMS;

•

WMS having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing of the merger;

•

since the date of the merger agreement, there has not occurred any change, effect, development or circumstance that, individually or in the aggregate, would have or is reasonably likely to have a material adverse effect on WMS; and

•	Scientific Games having received a certificate signed by an executive officer of WMS certifying to the effect that conditions to the obligations of Scientific Games and Merger Sub have been satisfied.

WMS’ obligations to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by WMS at or prior to the closing date of the merger of the following further conditions:

•

each of the representations and warranties of Scientific Games and Merger Sub contained in the merger agreement, without giving effect to any qualifications as to “materiality” or “material adverse effect” or other similar qualifications, being true and correct at and as of the date of the merger agreement and the date of closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, prevent or materially delay Scientific Games’ ability to consummate the merger;

•

Scientific Games and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing of the merger; and

•	WMS having received a certificate signed by an executive officer of Scientific Games certifying to the effect that conditions to the obligations of WMS have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of each of Scientific Games and WMS. In addition, either Scientific Games or WMS may terminate the merger agreement prior to the effective time of the merger, if:

•

the merger has not been completed on or before October 31, 2013, which we refer to as the “termination date” in this proxy statement; provided, however, that if certain conditions are not satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth business day prior to the termination date, either Scientific Games or WMS may, by written notice delivered to such other party, extend the termination date from time to time to a date not later than January 30, 2014; provided, further, that this termination right will not be available to either party if it has materially breached or violated any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the termination date (as the same may be extended) or (ii) the failure of the closing of the merger to occur by the termination date (as the same may be extended);

•

any restraint is in effect enjoining or otherwise prohibiting the consummation of the merger, and such restraint has become final and non-appealable; provided that this termination right will not be available to a party that did not comply with its obligations under the regulatory matters covenants set forth in the merger agreement with respect to such restraint or if the issuance of such final, non-appealable restraint was primarily due to the failure of such party, and in the case of Scientific Games, including the failure of Merger Sub, to perform any of its obligations under the merger agreement; or

•	WMS stockholder approval of the merger agreement is not obtained at the stockholders’ meeting duly convened therefor or at any adjournment or postponement thereof.

The merger agreement may also be terminated by WMS if:

•

Scientific Games or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the agreement, which breach or failure to perform (i) would give rise to a failure of a condition to WMS’ obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by Scientific Games or Merger Sub on or before the earlier of the termination date and the date that is 30 days following the receipt by Scientific Games of written notice from WMS of such breach or failure; provided that this termination right will not be available if WMS is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to obtaining WMS stockholder approval of the adoption of the merger agreement, the WMS board of directors has determined to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by and subject to the terms of the merger agreement, so long as concurrently with such termination, WMS pays, or causes to be paid, to Scientific Games the company termination fee of $44,300,000 described below; or

•

any applicable marketing period has ended and all conditions to Scientific Games’ and Merger Sub’s obligation to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that such conditions are reasonably capable of being satisfied), and Scientific Games and Merger Sub fail to consummate the merger by the time the closing of the merger should have occurred pursuant to the merger agreement as a result of a funding failure.

The merger agreement may also be terminated by Scientific Games if:

•

WMS has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Scientific Games’ and Merger Sub’s obligation to consummate the merger and (ii) is not capable of being cured prior to the termination date or is not cured by WMS on or before the earlier of the termination date and the date that is 30 days following the receipt by WMS of written notice from Scientific Games of such breach or failure; provided that this termination right will not be available if Scientific Games or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

(i) WMS does not include its board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its stockholders, (ii) a change in recommendation has occurred or (iii) a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal has been commenced by a person unaffiliated with Scientific Games, and WMS has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the

Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the board of directors’ recommendation to approve and adopt the merger agreement; provided that this termination right will not be available once WMS stockholder approval is obtained.

Termination Fee; Effect of Termination

Under the merger agreement, WMS will be required to pay Scientific Games a termination fee equal to $44,300,000 (or approximately 3% of the equity value of the transaction), which we refer to as the “company termination fee” in this proxy statement, if the merger agreement is terminated:

•

by either Scientific Games or WMS if the effective time shall not have occurred on or before the termination date or if WMS stockholder approval is not obtained at the special meeting or any adjournment or postponement thereof or by Scientific Games because WMS has breached its covenants, agreements, representations or warranties under the merger agreement, and in any such case (i) WMS has received an acquisition proposal from, or a tender offer is publicly announced by, a third party after the date of the merger agreement which has not been publicly withdrawn either at or prior to the time of the stockholders’ meeting or prior to the termination of the merger agreement if there has been no stockholders’ meeting and (ii) within 12 months of such termination of the merger agreement, WMS enters into a definitive agreement to consummate an acquisition proposal or an acquisition proposal is consummated by WMS (in this context involving an acquisition of shares or assets of WMS at the 50% level);

•	by WMS if prior to obtaining stockholder approval, the WMS board of directors has determined to enter into an alternative acquisition agreement related to a superior proposal;

•

by Scientific Games if prior to obtaining stockholder approval, WMS does not include its board of directors’ recommendation to approve and adopt the merger agreement in the proxy statement distributed to its stockholders;

•	by Scientific Games if prior to obtaining stockholder approval, a change in recommendation has occurred; or

•

by Scientific Games if prior to obtaining stockholder approval, a tender offer or exchange offer that would, if consummated, constitute an acquisition proposal shall have been commenced by a person unaffiliated with Scientific Games, and WMS has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the board of directors’ recommendation to approve and adopt the merger agreement.

Under the merger agreement, Scientific Games will be required to pay WMS a termination fee equal to $100,000,000, which we refer to as the “funding failure termination fee” in this proxy statement, if the merger agreement is terminated because there has been a funding failure as described above under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 105 of this proxy statement.

Under the merger agreement, Scientific Games will be required to pay WMS a termination fee equal to $80,000,000, which we refer to as the “regulatory failure termination fee” in this proxy statement, if the merger agreement is terminated:

•	by either WMS or Scientific Games if: (i) the effective time has not occurred on or before the termination date, (ii) one or more of the antitrust approval or required gaming approvals has not been obtained or an order is issued pursuant to antitrust laws or gaming laws prohibiting the consummation of the merger, (iii) none of WMS, its subsidiaries or their respective officers, directors or employees was the primary cause of the failure to obtain such approval(s) or the issuance of such order and (iv) WMS stockholder approval has been obtained and all other conditions to the obligations of Scientific Games and Merger Sub are satisfied or would be satisfied if the closing of the merger were to occur on the date of such termination; or

•

by either WMS or Scientific Games if: (i) a restraint resulting from an order issued pursuant to antitrust laws or gaming laws has become final and non-appealable; (ii) none of WMS, its subsidiaries or their respective officers, directors or employees was the primary cause of the issuance of such order; and (iii) WMS stockholder approval has been obtained and all other conditions to the obligations of Scientific Games and Merger Sub are satisfied or would be satisfied if the closing of the merger were to occur on the date of such termination.

If the merger agreement is validly terminated, the merger agreement will become null and void without liability on the part of any party to the merger agreement (or any of its representatives), and, except for the confidentiality provisions, provisions relating to the effect of termination and certain general provisions of the merger agreement, each of which will survive the termination of the merger agreement, all rights and obligations of any party will cease. However, the parties have agreed that if (i) any termination of the merger agreement resulted, directly or indirectly, from an intentional breach of any provision of the merger agreement or (ii) an intentional breach of any provision of the merger agreement caused the merger not to be consummated then, in either case, the breaching party shall be fully liable for any and all damages, costs, liabilities or other losses suffered by the other party as a result of such failure or breach, including derivative damages.

For purposes of the merger agreement, “intentional breach” means, with respect to any representation, warranty, agreement or covenant of a party to the merger agreement, an action or omission taken or omitted to be taken by such party in material breach of such representation, warranty, agreement or covenant that the breaching party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, agreement or covenant.

The parties have agreed that, other than with respect to claims for intentional breach of any representation, warranty, covenant or other agreement set forth in the merger agreement, (i) if any termination fee is paid to a party, such payment will be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against the other party or any of its representatives or affiliates for and (ii) in no event will the party being paid any termination fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger or any of the other transactions contemplated by the merger agreement are consummated, with certain exceptions expressly set forth in the merger agreement, including reimbursement for all reasonable costs and expenses (including reasonably attorney’s fees) of the prevailing party in any action at law or suit in equity to enforce the merger agreement or the rights of any of the parties thereunder.

Specific Performance

The merger agreement generally provides that the parties will be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

However, WMS is entitled to seek specific performance of Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the merger only in the event that each of the following conditions has been satisfied: (i) the marketing period, if applicable, has ended and all of the conditions to Scientific Games’ Merger Sub’s and Financing Sub’s obligations to consummate the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), (ii) Scientific Games, Merger Sub and Financing Sub fail to complete the merger by the date on which the merger would otherwise be required to occur, (iii) the debt financing has been funded or will be funded at the closing assuming satisfaction by Scientific Games or Merger Sub of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Scientific Games that if specific performance is granted and the debt financing is funded, then the closing will occur. For the avoidance of doubt, the Company is not entitled to enforce or seek to enforce specifically Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the merger if the debt financing has not been funded other than in conjunction with any legal proceedings in which the Company concurrently pursues its rights to cause the debt financing to be funded in accordance with the following paragraph (and it was further agreed that specific performance only be available to the Company if Scientific Games, Merger Sub or Financing Sub are successful in obtaining specific performance as described in the following paragraph). The parties to the merger agreement further agreed that while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by the merger agreement and the payment of the funding failure termination fee (but only to the extent expressly permitted by the merger agreement), under no circumstances would the Company be permitted or entitled to receive both such grant of specific performance and payment of the funding failure termination fee.

In the event of a failure or threatened failure of Scientific Games, Merger Sub and Financing Sub to enforce the terms of the debt commitment letters, under certain conditions, WMS will be entitled to specific performance to cause Scientific Games, Merger Sub and Financing Sub to enforce the terms of the debt commitment letters or any financing agreements related thereto, including by requiring that Scientific Games, Merger Sub and Financing Sub file one or more lawsuits against the financing sources to fully enforce such financing sources’ obligations thereunder and Scientific Games’ and Merger Sub’s rights thereunder but only in the event that each of the following conditions has been satisfied: (i) the marketing period, if applicable, has ended and all of the conditions to Scientific Games’, Merger Sub’s and Financing Sub’s obligations to consummate the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), (ii) all of the conditions to the consummation of the debt financing provided for in the debt commitment letters (which, for the avoidance of doubt, includes alternative financing, if any, pursuant to the commitments with respect thereto) or any financing agreements related thereto have been satisfied (other than (x) any conditions that are within the control of Scientific Games, Merger Sub or Financing Sub and (y) those conditions that by their nature are to be satisfied by actions taken at the closing) and (iii) the Company has confirmed in an irrevocable written notice delivered to Scientific Games and the financing sources that if specific performance is granted and the debt financing is funded, then the closing will occur.

Third Party Beneficiaries

The merger agreement provides that it will be binding upon, inure to the benefit of and be enforceable by WMS, Scientific Games and Merger Sub and their respective permitted successors and permitted assigns. The merger agreement is not intended to and will not confer any rights or remedies upon any person other than WMS, Scientific Games and Merger Sub and their respective successors and permitted assigns, except for certain exceptions, including: (i) equity and equity award holders’ right to receive payment under the terms and conditions of the merger agreement, (ii) WMS’ right, on behalf of the holders of WMS equity and equity award holders, to pursue damages (including damages for such holders’ loss of economic benefits from the transactions contemplated by the merger agreement) in the event of fraud or breach of the merger agreement by Scientific Games, Merger Sub or Financing Sub and (iii) certain provisions with respect to indemnitees and financing sources.

Amendments; Waivers

Subject to compliance with applicable law, the merger agreement may be amended by WMS, Scientific Games and Merger Sub at any time before or after approval by WMS stockholders of the matters presented in connection with the merger by an instrument in writing signed by each of the parties to the merger agreement. However, amendments which by law require approval by stockholders must be further approved by WMS stockholders if WMS stockholders have already approved the matters presented in connection with the merger, and certain sections may not be amended in a matter that is adverse to the financing sources without the prior written consent of the financing sources.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger—Qualification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 68 of this proxy statement.

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Qualification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 68 of this proxy statement and are further described in the accompanying footnote and the associated narrative discussion. That summary includes all the compensation and benefits known at this time that may be paid or become payable to the WMS named executive officers that are based on or otherwise relate to the merger.

The WMS board of directors encourages you to review carefully the named executive officer merger–related compensation information disclosed in this proxy statement.

The WMS board of directors recommends that the stockholders of WMS approve the following resolution:

“RESOLVED, that the stockholders of WMS approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S–K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Under our bylaws, the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS stock which are present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal, while broker non-votes and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal.

Because the vote on the compensation proposal is advisory only, it will not be binding on either WMS or Scientific Games. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of WMS stockholders.

The WMS board of directors recommends that the WMS stockholders vote “FOR” the compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

WMS stockholders are being asked to approve a proposal, which we refer to as the adjournment proposal, to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors for the absence of a quorum, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the special meeting, or otherwise with the consent of Scientific Games.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the WMS stockholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of WMS common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

The WMS board of directors believes that if the number of shares of WMS common stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of WMS common stock to enable the board to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Under our bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of WMS stock which are present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes and shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The WMS board of directors recommends that the WMS stockholders vote “FOR” the adjournment proposal.

MARKET PRICE OF WMS COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NYSE under the symbol “WMS.” As of April 8, 2013, there were 54,773,421 shares of our common stock outstanding, held by approximately 574 stockholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on the NYSE and the dividends declared per share in the periods shown.

	Common Stock		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
Fiscal Year Ended June 30, 2013
First Quarter	$20.67	$13.90	—	—
Second Quarter	17.53	14.53	—	—
Third Quarter	25.34	16.31	—	—
Fourth Quarter (as of April 5, 2013)	25.34	25.18	—	—

Fiscal Year Ended June 30, 2012
First Quarter	$30.85	$17.30	—	—
Second Quarter	22.90	16.24	—	—
Third Quarter	25.30	19.97	—	—
Fourth Quarter	25.10	18.80	—	—

Fiscal Year Ended June 30, 2011
First Quarter	$41.64	$35.04	—	—
Second Quarter	49.11	37.73	—	—
Third Quarter	48.08	34.38	—	—
Fourth Quarter	37.98	27.97	—	—

On January 30, 2013, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on the NYSE were $16.85 and $16.31 per share, respectively, and the closing sale price on that date was $16.37 compared to which the merger consideration represents a premium of approximately 58.8%. On April 5, 2013, the last trading day before the date of this proxy statement, the high and low sale prices for our common stock as reported on the NYSE were $25.30 and $25.19 per share, respectively, and the closing price on that date was $25.30. As of the record date, WMS had 54,773,421 shares of WMS common stock issued and outstanding and WMS had approximately 574 holders of record.

No cash dividends were paid on our common stock during fiscal year 2013, 2012 or 2011. Our ability to pay future cash dividends will depend upon, among other things, our earnings, anticipated expansions, capital requirements, compliance with limitations under our revolving credit facility, and our financial condition. Furthermore, under the terms of the merger agreement, WMS is generally prohibited from declaring, authorizing, making or paying any dividend or distribution. We do not expect to pay cash dividends in the foreseeable future.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 8, 2013, concerning “beneficial” ownership of our common stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of SEC Regulation S–K; and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested options that are immediately exercisable or exercisable within 60 days, deferred stock units, restricted stock units and shares of WMS restricted stock. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 54,773,421 shares outstanding as of April 8, 2013. Also, unless otherwise noted, the business address for each person is c/o WMS Industries Inc., 800 South Northpoint Blvd., Waukegan, IL 60085.

Named Executive Officer, Director, Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Shares Beneficially Owned

Named Executive Officers:

Orrin J. Edidin	302,637	*

Brian R. Gamache	702,594	1.3%

Kenneth Lochiatto	194,627	*

Larry J. Pacey	208,544	*

Scott D. Schweinfurth	338,909	*

Directors:

Robert J. Bahash	65,555	*

Patricia M. Nazemetz	48,219	*

Matthew Paull	5,000	*

Edward W. Rabin, Jr.	87,691(2)	*

Ira S. Sheinfeld	68,500	*

Bobby Siller	42,286	*

William J. Vareschi, Jr.	72,461	*

Keith R. Wyche	28,741	*

All Executive Officers and Directors as a Group (consisting of 15 people)	2,336,913	4.3%

Named Executive Officer, Director, Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Shares Beneficially Owned

Beneficial Holders:

BlackRock, Inc. 40 E. 52nd Street New York, New York 10022	4,024,357(3)	7.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,864,828(4)	5.2%

Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,907,100(5)	5.3%

*	Less than 1%

(1)	Includes shares subject to options that are currently exercisable or will become exercisable within 60 days, deferred stock units, restricted stock units and restricted stock. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person individually and by all directors and executive officers as a group but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person. The deferred stock units are non-voting interests which represent the right to receive, upon departure from the Board, one share of common stock for each deferred stock unit granted. The securities reported for the executive officers and directors listed in the table above include the following awards: Mr. Edidin, 181,427 options and 61,807 restricted stock units; Mr. Gamache, 398,302 options and 74,637 restricted stock units; Mr. Lochiatto, 129,196 options and 44,786 restricted stock units; Mr. Pacey, 160,565 options and 30,966 restricted stock units; Mr. Schweinfurth, 251,684 options and 32,013 restricted stock units; Other Executive Officers, 120,871 options and 23,545 restricted shares; Mr. Bahash, 29,808 options and 3,741 shares of restricted stock; Ms. Nazemetz, 29,808 options and 3,741 shares of restricted stock; Mr. Rabin, 19,808 options and 10,377 shares of restricted stock; Mr. Sheinfeld, 42,308 options, 4,978 deferred stock units, and 10,377 shares of restricted stock; Mr. Siller, 29,808 options, 3,741 shares of restricted stock; Mr. Vareschi, 31,268 options, 4,978 deferred stock units, and 10,377 shares of restricted stock; Mr. Wyche, 25,000 options and 3,741 shares of restricted stock.

(2)	Includes 39,668 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife.

(3)	Based upon an Amendment No. 2 to Schedule 13G dated December 31, 2012, filed with the Securities and Exchange Commission by BlackRock, Inc., BlackRock, Inc. reported that it has sole voting and dispositive power over 4,024,357 shares as a result of acting as a result of acting as an investment advisor for other persons.

(4)	Based upon Schedule 13G, dated December 31, 2012, filed with the Securities and Exchange Commission by The Vanguard Group, which we refer to as “Vanguard” in this proxy statement. Vanguard reported that it has sole voting power over 85,228 shares and sole dispositive power over 2,781,850 shares as a result of acting as an investment advisor to other persons.

(5)	Based upon Schedule 13G, dated December 31, 2012, filed with the Securities and Exchange Commission, Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler reported their beneficial ownership as of December 31, 2012 on behalf of discretionary clients of Artisan Partners. They have shared voting and dispositive powers.

OTHER MATTERS

As of the date of this proxy statement the WMS board of directors has not received notice of any stockholder proposals and does not intend to propose any other matters for stockholder action at the special meeting other than as described in the this proxy statement. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed and the 2013 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our By-laws, as described below.

Any proposal that a stockholders wishes to include in proxy materials for our 2013 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received on or before June 19, 2013, in order to consider including them in our proxy materials for that meeting. Except as otherwise permitted under Rule 14a-8, in order for a matter to be acted upon at an annual meeting, notice of stockholder proposals and other nominations must be delivered to us in accordance with the provisions of Article I, Section 14 of our By-laws not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the tenth day following the day on which we first publicly announce the date of the meeting. All notices must be delivered to our Corporate Secretary at 800 South Northpoint Blvd., Waukegan, Illinois 60085. Provided we do not change our meeting date, the submission period for notices of stockholder proposals (other than stockholder proposals submitted pursuant to Rule 14a-8) and director nominations will extend from August 8, 2013, to September 7, 2013. As of the date of this proxy statement, the WMS board of directors has not received notice of any stockholder proposals for the 2013 annual meeting.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by WMS through the Investor Relations section of our website, and the “Financial Information” tab therein. The website address is www.wms.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to our Corporate Secretary at WMS Industries Inc., 800 South Northpoint Blvd., Waukegan, IL 60085, Attn: Corporate Secretary, or by calling the Corporate Secretary at (847) 785-3000.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 800 South Northpoint Blvd., Waukegan, IL 60085 during ordinary business hours for 10 days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on August 21, 2012;

•

our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 9, 2012, and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, filed with the SEC on February 7, 2013;

•	our 2012 Annual Proxy Statement filed with the SEC on October 17, 2012; and

•

our Current Reports on Form 8-K filed with the SEC on September 17, 2012, December 10, 2012, January 31, 2013, February 4, 2013, February 6, 2013, February 13, 2013, February 15, 2013, March 8, 2013, March 11, 2013, March 13, 2013, March 18, 2013, March 25, 2013 and April 8, 2013.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

WMS Industries Inc.

Attention: Corporate Secretary

800 South Northpoint Blvd.

Waukegan, IL 60085

Telephone number: (847) 785-3000

You may also obtain documents incorporated by reference by requesting them by telephone from Georgeson Inc., our proxy solicitation firm, toll free at (877) 507-1756 or collect at (212) 440-9800. Documents should be requested by May 3, 2013 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of WMS since the date of this proxy statement or that the information herein is correct as of any later date.

Scientific Games, Merger Sub and Financing Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Scientific Games, Merger Sub and Financing Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated April 8, 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

SCIENTIFIC GAMES CORPORATION,

SG CALIFORNIA MERGER SUB, INC.,

SCIENTIFIC GAMES INTERNATIONAL, INC.,

and

WMS INDUSTRIES INC.

Dated as of January 30, 2013

A-i

A-ii

A-iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2013 (this “Agreement”), is made by and among Scientific Games Corporation, a Delaware corporation (“Parent”), SG California Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Scientific Games International, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Financing Sub”), and WMS Industries Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company’s stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and has deemed the Merger Agreement to be advisable;

WHEREAS, the Company Board has recommended adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted to such stockholders for adoption;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, par value $0.50 per share, of the Company (the “Company Common Stock”) immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“2012 Incentive Plan” shall have the meaning set forth in Section 3.3(d).

“6.5(e) Notice” shall have the meaning set forth in Section 6.5(e).

“6.12 Indemnitees” shall have the meaning set forth in Section 6.12(b).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less restrictive of the Third Party in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall not prohibit the making or amending of any Acquisition Proposal (other than a tender offer or exchange offer), and (b) shall not otherwise prohibit compliance by the Company with any of the provisions set forth in Section 6.5.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(c).

“Alternative Financing” shall have the meaning set forth in Section 6.11(d).

“Antitrust Approvals” shall have the meaning set forth in Section 7.1(b).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Brand/IP License Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to or right to use or exploit (including by means of a covenant not to sue) Intellectual Property Rights or proprietary rights owned or controlled by Third Parties for use in connection with the Company Products and Services.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Chicago, Illinois or New York, New York are authorized or obligated by Law or executive order to close.

“By-laws” shall have the meaning set forth in Section 4.1.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.5(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, restricted stock, restricted stock units, phantom shares, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, severance, change-in-control, retention, fringe benefits or other employment terms or employee benefits, including individual employment, consulting, change in control and severance agreements, whether or not subject to ERISA, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, including, for purposes of clarification, the Company Plans, but other than any Multiemployer Plan and excluding any statutorily required plans contributed to by the Company or any of its Subsidiaries that are maintained by any non-United States Governmental Authority or other third party unrelated to the Company and its subsidiaries.

“Company Board” shall have the meaning set forth in Section 4.3(b).

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, effect, development or circumstance which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operates; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof; (v) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)), and any Proceeding arising therefrom or in connection therewith; (vi) any action taken as expressly permitted or required by this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or any action taken at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); (viii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; or (ix) any matter disclosed in the Company Disclosure Letter to the extent reasonably foreseeable from the face of such disclosure; but only to the extent, in the case of clauses (i), (ii), (iii) or (iv), such change, effect, development or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Owned IP” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Phantom Unit” shall mean each unit or share of phantom stock granted pursuant to the Company Plans.

“Company Plans” shall mean any of the WMS Industries Inc. Incentive Plan (2012 Restatement), the WMS Industries Inc. 2002 Stock Option Plan, the WMS Industries Inc. 2000 Stock Option Plan, the WMS Industries Inc. 2000 Non-Qualified Stock Option Plan and the WMS Industries Inc. 1998 Non-Qualified Stock Option Plan.

“Company Products or Services” shall mean the products (including hardware and software) and/or services produced, manufactured, marketed, licensed, sold, leased, distributed or operated by the Company or any of its Subsidiaries (collectively the “Company Products and Services”).

“Company Registered IP” shall have the meaning set forth in Section 4.15(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Company Restricted Share” shall mean each restricted share of Company Common Stock granted pursuant to the Company Plans.

“Company Restricted Share Unit” shall mean each restricted share unit or deferred stock unit granted pursuant to the Company Plans, excluding Performance Units.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Company Warrants” shall mean each warrant to purchase shares of Company Common Stock pursuant to any of the warrants described in the Company SEC Documents.

“Company Websites” shall have the meaning set forth in Section 4.6(c).

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 15, 2012 between Parent and the Company.

“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease or license.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Copyright” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated as of October 18, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Facility Agreement”), by and among the Company, the Credit Facility Lenders and the Credit Facility Agent and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Facility Agreement.

“Credit Facility Agreement” shall have the meaning set forth in the definition of “Credit Facility” in this Section 1.1.

“Credit Facility Lenders” shall mean the several banks and other financial institutions or entities from time to time parties to the Credit Facility Agreement.

“D&O Insurance” shall have the meaning set forth in Section 6.6(c).

“Damages” shall have the meaning set forth in Section 8.2.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Debt Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Derivative Damages” shall have the meaning set forth in Section 9.7.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosed Conditions” shall have the meaning set forth in Section 5.7(e).

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“EBITDA” shall mean, with respect to a Person, the net income of such Person (as determined in accordance with GAAP) before interest, Taxes, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall have the meaning set forth in Section 4.27.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries), based on or under Environmental Law or arising out of or resulting from: (i) the Release of Hazardous Substance at any location; or (ii) exposure to any Hazardous Substance.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, transport or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(c).

“ESPP” shall mean the Company’s Amended and Restated 2009 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Fee Letter” shall mean any fee letter entered into in connection with the Debt Commitment Letter.

“Final Purchase Date” shall have the meaning set forth in Section 3.3(c)(i).

“Financing Agreements” shall have the meaning set forth in Section 5.7(b).

“Financing Source” shall mean the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letters or Financing Agreements), in each case, in connection with the Debt Financing or any other financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect stockholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing; it being understood that the Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Financing Sub” shall have the meaning set forth in the Preamble.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Funding Failure Termination Fee” shall have the meaning set forth in Section 8.3(a)(iv).

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” shall have the meaning set forth in Section 4.4(b)(iv).

“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations.

“Gaming Law” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casino, or online gaming products and services or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” shall mean any United States (federal, state or local), tribal, or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau or commission, including any Gaming Authority.

“Hazardous Substance” shall mean substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials”, “petroleum”, “petroleum by-product”, or words of similar import under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any capital lease obligations, (d) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness to the extent owing by the Company to any of its Subsidiaries, by a Subsidiary of the Company to the Company or by one Subsidiary of the Company to another Subsidiary of the Company.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in their capacities as such and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall mean all intellectual property and other similar proprietary rights, whether registered or unregistered, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any counterparts claiming priority therefrom (“Patents”), (ii) trademarks, service marks, logos, trade dress, trade names, corporate names and domain names, (“Trademarks”) together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs and software (whether in source code, object code or other form), application programming interfaces, algorithms, databases, compilations and data, technology and documentation supporting the foregoing, (v) trade secrets and rights in other confidential information, including rights in ideas, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) all rights of publicity and other rights to use the names and likeness of individuals, (vii) rights in designs and (viii) all applications and registrations for the foregoing.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such representation, warranty, agreement or covenant that the breaching party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall have the meaning set forth in Section 6.1(d).

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters who have been brought “over the wall” by the Company with respect to the Company’s sale process and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters.

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Licensed IP Rights” shall mean any Intellectual Property Rights of a Third Party that are licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries is granted a right to use or exploit (including by means of a covenant not to sue) pursuant to a Brand/IP License Agreement.

“Lien” shall mean liens (statutory or other), claims, mortgages, encumbrances, pledges, security interests, easements, rights-of-way, covenants, conditions, restrictions (including transfer restrictions), options, rights of first offer or refusal, third party rights, limitations on voting rights, encroachments, title defects or charges of any kind or nature whatsoever, excluding restrictions imposed by securities laws.

“Macquarie Capital” shall have the meaning set forth in Section 4.24.

“Malicious Code” shall have the meaning set forth in Section 4.15(h).

“Marketing Period” shall mean, solely in the event the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) have been satisfied prior to October 31, 2013, the first period of 20 consecutive Business Days after the date hereof throughout which: (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.12(a) in connection with any portion of the Debt Financing to be consummated on the Merger Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the Financing Sources confirmation that the Required Financial Information has been provided and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Financial Information the Company has not delivered) and (b) the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Merger Closing, provided that such conditions are reasonably capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Merger Closing were to be scheduled for any time during such 20-consecutive-Business-Day period; provided, that (w) such 20 consecutive-Business-Day period shall not be required to be consecutive to the extent it would include July 4, 2013 through and including July 7, 2013 (which dates shall not count for purposes of the 20-consecutive-Business-Day period), (x) if such 20-consecutive-Business-Day period has not ended prior to August 23, 2013, then it will not commence until September 3, 2013, (y) such 20-consecutive-Business Day period shall not be required to be consecutive to the extent it would include November 28, 2013 through and including December 1, 2013 (which dates shall not count for purposes of the 20-consecutive-Business-Day period) and (z) if such 20-consecutive-Business-Day period has not ended on or prior to December 20, 2013, then it will not commence until January 6, 2014; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-Business-Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Company SEC Documents, (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has announced that no restatement shall be required or (C) the Company shall have been delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured.

“Material Company Lease” shall mean any Company Lease which has annual rent obligations in excess of $2,000,000 and has a remaining term (excluding any renewal options), as of the date hereof, in excess of three (3) years.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(d).

“New Plans” shall have the meaning set forth in Section 6.9(a)(iii).

“NYSE” shall mean the New York Stock Exchange.

“Open Source License” shall have the meaning set forth in Section 4.15(g).

“Open Source Materials” shall have the meaning set forth in Section 4.15(g).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or Proceeding by, before or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(b)(iii).

“Patent” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Unit” shall have the meaning set forth in Section 3.3(a)(ii).

“Performance Unit Payment” shall have the meaning set forth in Section 3.3(a)(ii).

“Permitted Liens” shall mean (a) any Lien for Taxes or utilities not yet due or delinquent and Liens for Taxes being contested in good faith or for which adequate accruals or reserves have been established on the financial statements of the Company (if such accruals or reserves are required pursuant to GAAP); (b) any zoning and other land use restrictions; (c) Liens that will be removed prior to or on the Merger Closing; (d) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, provided, however, that, such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (e) except as set forth on Section 1.1(b) of the Company Disclosure Letter, Liens disclosed on existing title reports or existing surveys provided to Parent; (f) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property; provided, however, that such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (g) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practice; provided, however, that the underlying obligations (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceeding; (h) rights of parties in possession pursuant to Company Leases disclosed to Parent; (i) licenses or other grants of rights to use Intellectual Property Rights; or (j) Liens which are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been made available to Parent.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Proceeding” shall have the meaning set forth in Section 4.12.

“Proposed Changed Terms” shall have the meaning set forth in Section 6.5(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.2(c).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement; provided, however, in the case of clause (b), the Proxy Statement Clearance Date shall not be earlier than the date which is ten (10) days following the date on which the Proxy Statement is initially filed with the SEC.

“Regulatory Failure Termination Fee” shall have the meaning set forth in Section 8.3(a)(v).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property of Hazardous Substances.

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Financial Information” shall have the meaning set forth in Section 6.12(a).

“Required Gaming Approvals” shall have the meaning set forth in Section 7.1(c).

“Required Payment Amount” shall have the meaning set forth in Section 5.7(d).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(d).

“Restricted Award Payment” shall have the meaning set forth in Section 3.3(a)(iii).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall have the meaning set forth in Section 5.10.

“Specified Greece Gaming Approvals” shall have the meaning set forth in Section 6.3(d).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Trade Secret” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Trademark” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“US Company Employees” shall have the meaning set forth in Section 6.9(a)(i).

“Warrant Payment” shall have the meaning set forth in Section 3.3(b).

ARTICLE II

THE MERGER

Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “WMS Industries Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2    Merger Closing. The closing of the Merger (the “Merger Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 (a) at 10:00 a.m., New York City time, on the later of (i) the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) if applicable, the earlier of (A) a date during the Marketing Period to be specified by the Parent on no fewer than two (2) Business Days’ notice to the Company and (B) the first Business Day after the end of the Marketing Period, or (b) at such other time or date as agreed to in writing by the parties hereto. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties hereto shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5    Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 6.6, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6    Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7    Officers. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1    Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)    Cancellation of Treasury Stock and Certain Other Company Securities. Each share of Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)    Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a), the Company Restricted Shares (which are addressed in Section 3.3) and, except as provided in Section 3.5, the Dissenting Shares) shall be converted into the right to receive $26.00 in cash (the “Merger Consideration”), without interest. For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a), the Company Restricted Shares (which are addressed in Section 3.3) and, except as provided in Section 3.5, the Dissenting Shares) immediately prior to the Effective Time and (y) the Merger Consideration. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in the first sentence of this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them.

(c)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)    Equitable Adjustment. If, at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible into or exchangeable into or exercisable for Company Common Stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to prevent Parent or Merger Sub from exercising any remedies that may be available to them as a result of any such change.

Section 3.2    Exchange of Certificates.

(a)    Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that American Stock Transfer & Trust Company, LLC is acceptable, for the payment of the Merger Consideration as provided in Section 3.1(b). Substantially concurrently with the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock outstanding immediately prior to the Effective Time (other than holders of shares to be canceled pursuant to Section 3.1(a), the Company Restricted Shares (which are addressed in Section 3.3) and, except as provided in Section 3.5, the Dissenting Shares) cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.

(b)    As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instruction shall be substantially as reasonably agreed by the Company and Parent and prepared prior to Merger Closing.

(c)    Surrender Procedures.

(i)    Certificates. Upon the later of the Effective Time and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Except with respect to Dissenting Shares, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the applicable former stockholders of the Company one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Parent or the Surviving Corporation for payment of their claims for Merger Consideration in respect thereof.

(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f)    Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3    Equity Awards; Warrants and Employee Stock Purchase Plan.

(a)    Treatment of Options; Restricted Shares; Restricted Share Units; Performance Units; Phantom Units.

(i)    Company Options. As of the Effective Time, each Company Option granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) and that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), shall be canceled without any action on the part of any holder of such Company Option in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Option Cash Payment. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(a)(i). For purposes of this Agreement, “Option Cash Payment” means, with respect to any Company Option, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price payable per share of Company Common Stock issuable under such Company Option, without interest and less any required withholding Taxes. For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of the Parent, the Company or the holder thereof, the Company Option will be canceled without payment of any consideration to the holder.

(ii)    Company Performance Units. As of the Effective Time, each equity-based unit granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) and that is subject to performance-based conditions (each a “Performance Unit”) and outstanding immediately prior to the Effective Time shall be canceled without any action on the part of any holder of any Performance Unit in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Performance Unit Payment. The “Performance Unit Payment” means, with respect to any Performance Unit, a cash payment equal to the holder’s Payout Percentage (which shall be deemed to be the greater of (a) one hundred percent (100%) and (b) if all of the Performance Goals (as defined in the relevant award agreement for such Performance Units) have been met or exceeded as of the Effective Time, the greater of (i) the Payout Percentage that such holder would have received if the Payout Percentage determination had been made at the Effective Time or (ii) the Payout Percentage determined on the Performance Measurement Date (as defined in the relevant award agreement for such Performance Units) multiplied by the Merger Consideration, without interest and less any required withholding Taxes. In no event will the Company exercise any discretion pursuant to Section 6(c) of the form award agreement for each such Performance Unit in its determination of the Payout Percentage, which shall be objectively determined in accordance with this Section 3.3(a)(ii).

(iii)    Company Restricted Shares; Company Restricted Share Units; Company Phantom Units. Except as provided in Section 6.1(e) of the Company Disclosure Letter, each Company Restricted Share, Company Restricted Share Unit and Company Phantom Unit granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) that is outstanding, whether vested or unvested, shall be cancelled in full and the holder thereof shall be entitled to receive in consideration for such cancellation and in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, a cash payment equal to the Merger Consideration, without interest and less any required withholding Taxes (the “Restricted Award Payment”).

(iv)    Manner of Making Payment. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Option Cash Payments, all Restricted Award Payments and all Performance Unit Payments, in each case, subject to and as required pursuant to this Section 3.3(a) and shall cause the Surviving Corporation to make such payments to all holders of Company Options, Company Restricted Share Units, Company Restricted Shares, Company Phantom Units and Performance Units, as applicable, as promptly as practicable following the Effective Time, and in any event, within five (5) Business Days thereafter or, if later, on the earlier of any special payroll date elected by the Surviving Corporation and the first payroll date of the Surviving Corporation that occurs after the Merger Closing Date.

(v)    With respect to Company Options, Performance Units, Company Restricted Shares, Company Restricted Share Units and Company Phantom Units granted, in each case, from and after the date of this Agreement in accordance with Section 6.1(e) of the Company Disclosure Letter, at the Effective Time, the Merger shall have the effects set forth in Section 6.1(e) of the Company Disclosure Letter.

(b)    Treatment of Company Warrants. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Warrant Payments, if any is required, and shall cause the Surviving Corporation to make such payments, if any is required, to all holders of Company Warrants in accordance with the terms of such Company Warrants. For purposes of this Agreement, “Warrant Payment” means, with respect to the Company Warrants issued in connection with the 2003 Warrants and the 2009 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a payment in an amount in accordance with their terms.

(c)    Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all necessary and appropriate actions such that (i) the offering period in effect on the date hereof under the ESPP ends no later than the tenth (10th) day preceding the Effective Time (the “Final Purchase Date”), (ii) no new purchase or offering period under the ESPP commences on or following the date hereof, (iii) participation in the offering period in effect on the date hereof shall be limited to those eligible employees who are participants on the date of this Agreement (and the Company shall, as soon as reasonably practicable, ensure that such participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement), and (iv) as of the Effective Time, as applicable, the ESPP terminates in accordance with the terms of the ESPP. The Company shall (if necessary) notify each participant in writing, at least ten (10) days prior to the Final Purchase Date, that the then-current purchase date for the participant’s option under the ESPP has been changed to the Final Purchase Date and that the participant’s option shall be exercised automatically on the Final Purchase Date, unless prior to such date the participant withdraws from the then-current offering period. On the Final Purchase Date, the Company shall apply all funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such ESPP.

(d)    Certain Actions. Prior to the Merger Closing Date, the Company shall take commercially reasonable actions to (i) effectuate the provisions of Section 3.3(a), (ii) terminate all of the Company Plans, other than the Wisconsin Incentive Plan (2012 Restatement) (the “2012 Incentive Plan”), as of the Effective Time, and (iii) ensure that any options, other equity-based awards or other rights (other than the Company Warrants) granted or issued by the Company or any of its Subsidiaries prior to the date hereof (or Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) that may entitle any Person to own any capital stock of or other equity interests in Parent, the Company or any of their respective Subsidiaries prior of the date hereof or to receive any payment or other consideration in respect of the foregoing shall be canceled immediately prior to the Effective Time without any payment therefor (except for the cash payments expressly contemplated by this Section 3.3); it being understood that the intention of the parties is that immediately following the Effective Time no holder of any Company Option, Company Phantom Unit, Company Restricted Share Unit, Company Restricted Share, Performance Unit or any participant in any Company Plan, other than the 2012 Incentive Plan, or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock, stock appreciation rights or other equity interest) of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries pursuant to such Company Plan, other arrangement or otherwise, other than any rights to acquire capital stock of Parent following the Effective Time under the 2012 Incentive Plan in respect of awards granted after the date hereof in accordance with Section 6.1(e) of the Company Disclosure Letter.

Section 3.4    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit in form and substance reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5    Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but instead the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, effectively withdrawn or lost his or her right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.1(b). The Company shall provide prompt written notice to Parent of any demands for appraisal of any Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, settle or offer to settle any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for Dissenting Shares shall be returned by the Paying Agent to Parent, upon demand; provided, that Parent shall remain liable to pay, or cause the Surviving Corporation to pay, the Merger Consideration with respect to any shares of Company Common Stock covered by the third sentence of this Section 3.5.

Section 3.6    Withholdings. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Option Cash Payment, the Performance Unit Payment, the Restricted Award Payment and the Warrant Payment, as applicable, and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Restricted Shares, Performance Units, Company Restricted Share Units, Company Phantom Units or Company Warrants, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.7    Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the applicable merger consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) and to the extent disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company, in each case, since July 1, 2010 and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any such form, report, schedule, statement or other document qualify or limit the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.23, 4.24, 4.25 or 4.26, or (ii) disclosed in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1    Organization and Qualification; Subsidiaries. Each of the Company and its material Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and Amended and Restated By-laws of the Company (the “By-laws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, true, complete and correct copies of such documents.

Section 4.2    Capitalization; Subsidiaries. (a) As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of the Company’s preferred stock, par value $0.50 per share (the “Preferred Stock”). As of January 29, 2013, (i) 54,626,031 shares of Company Common Stock were issued and outstanding (including 52,731 outstanding Company Restricted Shares), (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 5,085,473 shares of Company Common Stock were held in treasury. As of January 29, 2013, there were (i) 229,633 shares of Company Common Stock reserved for issuance pursuant to the ESPP, (ii) 12,256,020 shares of Company Common Stock reserved for issuance under Company Plans (including, as of January 29, 2013, outstanding Company Options to purchase 6,289,444 shares of Company Common Stock, 541,688 shares subject to outstanding Company Restricted Share Units, and 587,272 Performance Units) and (iii) 825,000 shares of Company Common Stock reserved for issuance under Company Warrants. As of January 29, 2013, there were 54,613 Company Phantom Units issued and outstanding. Except as set forth above, as of January 29, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP, the Company Plans and the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Section 4.2(a) of the Company Disclosure Letter sets forth, as of the date hereof, with respect to each Company Warrant, Company Option, Company Restricted Share, Company Restricted Share Unit, Performance Unit, Company Phantom Units or other equity-based award outstanding under any Company Plan, the number of shares of Company Common Stock issuable or amount payable thereunder, the expiration date and exercise or conversion price relating thereto, and, with respect to each Performance Unit, the applicable performance targets. The per share exercise price or purchase price for each Company Option was equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the applicable Company Plan on the effective date of the corporate action effectuating the grant of such Company Option.

(b)    Except as set forth in Section 4.2(a) and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any other equity or equity based awards, whether settled in cash or other property, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Except as set forth in Section 4.2(a), there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of or equity interests in the Company or any Subsidiary of the Company.

(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are legally and beneficially owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of all Liens.

(d)    As of the date hereof, the aggregate principal balance of the Company and its Subsidiaries under the Credit Agreement plus any other indebtedness for borrowed money of the Company and its Subsidiaries, together with any accrued and unpaid interest), is not more than $86,000,000.

(e)    Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, all Company Options and other equity-based awards under the Company Plans have been granted in compliance with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s certificate of incorporation and bylaws as in effect at the time of the applicable grant.

(f)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(g)    As of the date of this Agreement, the Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than the Subsidiaries of the Company.

Section 4.3    Authority Relative to Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject solely in the case of the Merger to obtaining, at the Stockholders’ Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement (the “Requisite Stockholder Approval”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)    The board of directors of the Company (the “Company Board”), by resolutions unanimously adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for the consideration of the stockholders of the Company at the Stockholders’ Meeting, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 6.5.

Section 4.4    No Conflict; Required Filings and Consents. (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate the Charter or By-laws, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)    None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder, will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004/EC of the European Community, as amended (“Foreign Antitrust Laws” and, together with the HSR Act, “Antitrust Laws”), (iii) the filing of the Certificate of Merger with the Secretary of State, the other filings required under the DGCL by the Secretary of State and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the consents, registrations, declarations, notices or filings required to be made or obtained under Gaming Laws (collectively, “Gaming Approvals”), (v) any filings required under the rules of the NYSE, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)    As of the date hereof, to the Knowledge of the Company, there are no facts or circumstances with respect to the Company, its Subsidiaries or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to the Company or any of its Subsidiaries under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 4.5    Permits and Licenses. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, findings of suitability and orders of or from a Government Authority (including all authorizations under Gaming Laws) necessary for the Company and its Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as it is now being conducted (the “Company Permits”). Section 4.5 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all such material Company Permits. All such material Company Permits are in full force and effect and none of the Company or its Subsidiaries is in default or violation of any such material Company Permit. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 from any Governmental Authority threatening to suspend, revoke, withdraw, modify in any material and adverse respect or limit any Company Permit. To the Knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions providing grounds for any suspension, revocation or withdrawal of any material Company Permit other than to the extent resulting from, directly or indirectly, (a) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)) or (b) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals.

Section 4.6    Compliance with Laws.

(a)    The Company and its Subsidiaries are in compliance with, and have not received written notice of any default or violation of, any Laws (other than Gaming Laws) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries are in material compliance with, and have not received written notice of any material default or violation of, any Gaming Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(c)    The Company and its Subsidiaries are in material compliance with all applicable Laws relating to (i) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company or its Subsidiaries (collectively, the “Company Websites”) and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information. As of the date of this Agreement, no claims are pending, or, to the Knowledge of the Company, are threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any Person alleging a violation of such Person’s privacy or confidentiality rights or rights relating to personal information.

Section 4.7    Company SEC Documents; Financial Statements. (a) Since July 1, 2010, the Company has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished by the Company with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since July 1, 2010 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is, or since July 1, 2010 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012 fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations, consolidated cash flows and (except in the case of the Company’s Quarterly Report filings with the SEC on Form 10-Q) changes in stockholders’ equity for the respective periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)    Since July 1, 2010, (i) neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley Act.

Section 4.8    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9    Disclosure Controls and Procedures; Internal Controls over Financial Reporting. The Company (a) has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (b) since July 1, 2010 to the date hereof, has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” or “material weakness” in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. As and to the extent described in the Company SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.10    Absence of Certain Changes or Events.

(a)    Since July 1, 2012 and to the date hereof, there has not been any change, effect, development or circumstance that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Since such date to the date hereof, except for matters in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

Section 4.11    No Undisclosed Liabilities. Except (a) as and to the extent reflected or reserved against in the Company’s most recent consolidated balance sheet or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations that would not constitute, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.12    Absence of Litigation. There is no claim, suit, action, litigation, arbitration, mediation, proceeding or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding is threatened, in either case that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any material Order.

Section 4.13    Environmental Matters. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all Environmental Permits, and compliance with the terms and conditions thereof), (b) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (c) since July 1, 2010, the Company and its Subsidiaries have not caused or permitted and, to the Knowledge of the Company, are not otherwise liable for any Releases of Hazardous Substances on, at, in or underneath any property, whether or not currently owned or leased by the Company or any of its Subsidiaries.

Section 4.14    Employee Benefit Plans. (a) Section 4.14 of the Company Disclosure Letter lists the name of each material Company Benefit Plan (other than (i) Company Benefit Plans maintained or contributed to for the benefit of any current or former employees, directors officers or consultants of the Company or any of its Subsidiaries located outside the United States, except for Company Benefit Plans maintained or contributed to for the benefit of any current or former employees, directors officers or consultants of the Company or any of its Subsidiaries located primarily in India or (ii) Company Benefit Plans mandated by applicable Law). For such Company Benefits Plans, the Company has made available to Parent copies of the following: (i) the most recent Company Benefit Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law) and the most recent actuarial report in respect of any Company Benefit Plan that is a single employer pension plan subject to Title IV of ERISA; (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; and (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date hereof and relating to any Company Benefit Plan. Except as specifically set forth in the foregoing documents made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved, and neither the Company nor any of its Subsidiaries has undertaken to make any material amendments or to adopt or approve any new Company Benefit Plan.

(b)    Each Company Benefit Plan (i) has been established, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, except for instances of noncompliance that would not constitute, individually or in the aggregate, a Company Material Adverse Effect and (ii) all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or, to the extent not required to be made or paid on or prior to the date hereof, have been fully reflected on the Company’s financial statements in accordance with GAAP, except, in both cases, where failure to do so would not constitute, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits in the ordinary course) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, in each case, other than any such investigations, proceedings, or claims that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)    No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. None of the Company. any of its Subsidiaries nor any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any liability to, or has at any time within the past six (6) years (and in the case of any such other Person, only during the period within the past six (6) years that such other

Person was an ERISA Affiliate) contributed to or had any liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a Multiemployer Plan; or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(d)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code or any similar provision of non-U.S. law, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has satisfied the applicable requirements for qualification outside the United States, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would constitute, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)    Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code, ERISA or similar Law of any state or foreign jurisdiction and at no expense to the Company or any of its Subsidiaries.

(f)    Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan or any trust or loan related to any Company Benefit Plans that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in the amount or value of, or any payment or benefits or obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(g)    Neither the Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code.

Section 4.15    Intellectual Property.

(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright applications and registrations, and (iv) Internet domain names registered or pending with any Governmental Authority; in each case, owned (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter) by the Company or any of its Subsidiaries, as of the date hereof (“Company Registered IP”); indicating with respect to all items listed in items (i) through (iii), where applicable, the jurisdiction in which each of the items of Company Registered IP has been applied for, issued or registered, the application/registration number and the current owner of record. To the Company’s Knowledge, the foregoing registrations are in effect, valid, enforceable and subsisting (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter) . Except as otherwise indicated in Section 4.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own the applications included in the Company Registered IP and exclusively own all right, title and interest in, to and under the registrations included in the Company Registered IP free and clear of any Liens other than Permitted Liens.

(b)    The Company and its Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use, and to the extent applicable, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, perform, display, license and dispose of all material Intellectual Property Rights as currently used or exploited by the Company and its Subsidiaries in the business of the Company or any of its Subsidiaries or the Company Products or Services.

(c)    Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and other transactions contemplated by this Agreement will: (i) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Company Owned IP or the Licensed IP Rights or any portion thereof as currently used or exploited by the Company and its Subsidiaries or (ii) result in or require the licensing or non-assertion of any material Intellectual Property Rights of the Parent or its Affiliates (other than the Company and its Subsidiaries).

(d)    As of the date of this Agreement, there is no pending, or to the Company’s Knowledge, threatened Proceeding against the Company or any of its Subsidiaries concerning the validity, enforceability or ownership of any material Company Owned IP or the right of the Company to use or otherwise exploit any material Company Owned IP or Licensed IP Rights. None of the Company Owned IP is subject to any Order restricting in any material manner the use, distribution, transfer, licensing or other exploitation by the Company or any of its Subsidiaries of any material Company Owned IP or the Company’s (or its applicable Subsidiary’s) ownership thereof.

(e)    The conduct of the business of the Company and its Subsidiaries, as currently conducted, and as has been conducted in the past six (6) years (with respect to infringement, violation or misappropriation of any Patents) or in the past three (3) years (with respect to infringement, violation or misappropriation any other Intellectual Property Rights), does not infringe, violate or misappropriate and has not infringed, violated or misappropriated upon any Intellectual Property Rights of any other Person, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since July 1, 2010, any written charge, complaint, claim, demand or notice, nor is there any pending or, to the Company’s Knowledge, threatened action or other Proceeding, alleging any such infringement, violation or misappropriation by the Company or any of its Subsidiaries, that has not been settled or otherwise fully resolved, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other Person has infringed ,violated or misappropriated any Intellectual Property Rights owned by the Company or any of its Subsidiaries since July 1, 2010, except for any such infringement as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, and none of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation since July 1, 2010, except for any such infringement violation or misappropriation as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of material Trade Secrets included in the Company Owned IP. Except as otherwise indicated in Section 4.15(a) of the Company Disclosure Letter, and except with respect to Intellectual Property Rights that the Company or its Subsidiaries already own by operation of Law, the Company or one its Subsidiaries has secured valid written assignments from (i) all of the current and former employees of the Company or any of its Subsidiaries who were involved in, or who contributed to, the creation or development of any material Intellectual Property Rights and (ii) all current and former consultants and independent contractors who developed or created any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries that the Company or its Subsidiaries purport to own; and such assignments validly assign to the Company all rights, title and interest in and to any such contributions that the Company does not already own by operation of Law. Neither the Company nor any of its Subsidiaries has developed jointly with any other party any material Intellectual Property Rights with respect to which such other party has any ownership rights.

(g)    As used in this Section 4.15(g), “Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract (an “Open Source License”) that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org. The Company has not distributed, licensed or otherwise used any Open Source Materials in any manner that has resulted or will result in any material proprietary software of the Company or its Subsidiaries being required to be (i) disclosed or distributed in source code form or (ii) delivered at no charge or otherwise being dedicated to the public.

(h)    To the Company’s Knowledge, none of the Company Products or Services or information technology systems contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and its Subsidiaries have taken commercially reasonable precautions to protect the Company Products and Services and its information technology systems and networks from Malicious Code. To the Company’s Knowledge, there have been no breaches of security that resulted in a disclosure of any material Trade Secrets. The Company and its Subsidiaries are in compliance in all material respects with all applicable Law regarding the security of the Company Products and Services and of the information technology systems of the Company and its Subsidiaries.

(i)    This Section 4.15 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

Section 4.16    Taxes. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect:

(a)    All Tax Returns required by applicable Law to be filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws and such Tax Returns are true and complete;

(b)    The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate taxing authority all Taxes due and payable or required by applicable Law to be withheld and remitted, or (i) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP, in each case for all Taxes reflected in the most recent financial statements;

(c)    There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens;

(d)    There is no proceeding pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax;

(e)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(f)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2);

(g)    No written claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it or such Subsidiary thereof is, or may be, subject to Tax by that jurisdiction; and

(h)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Merger Closing Date as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Merger Closing Date that is still open or for which the statute of limitations has not yet expired (except for those taxable periods for which a Tax Return was posted to the Electronic Data Room); (ii) a “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax law, a gain recognition agreement, Tax holiday, Tax exemption, or other agreement with a Taxing authority executed on or prior to the Merger Closing Date; (iii) an intercompany transaction or excess loss account (as described in the Treasury Regulations under Section 1502 of the Code); (iv) an installment sale or open transaction disposition made on or prior to the Merger Closing Date; or (v) the dual consolidated loss provisions of Section 1503(d) of the Code.

Section 4.17    Material Contracts. (a) Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract, a true, correct and complete copy of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that:

(i)    constitutes, or would be required to be filed by the Company as, a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)    creates (or governs the operation of) a joint venture, alliance or partnership that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)    is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after July 1, 2010 and which has not yet been consummated;

(iv)    is a Contract, other than a purchase order, with any supplier to the Company or its Subsidiaries of components or materials for use in the Company Products or Services and involves payments by the Company or its Subsidiaries to such supplier, individually or in the aggregate, in excess of $5,000,000 per year;

(v)    with respect to any acquisition or disposition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $5,000,000;

(vi)    relates to (A) Indebtedness having an outstanding principal amount in excess of $10,000,000, other than any such Contract solely among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $10,000,000;

(vii)    other than Brand/IP License Agreements, obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditures (including pursuant to any development project or joint venture) in excess of $5,000,000 in any year;

(viii)    obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $5,000,000;

(ix)    constitutes (A) a material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware), or (B) any other material Contract pursuant to which the Company or any of its Subsidiaries grants a license or right to use or exploit (including by means of a covenant not to sue) any Company Owned IP (other than customer contracts entered into in the ordinary course of business consistent with past practice);

(x)    prohibits the Company or any of its Subsidiaries from (A) engaging or competing in any line of business, in any geographical location or with any Person or (B) selling any products or services (including Company Products or Services) of or to any other Person or in any geographic region, in each case, to the extent such restrictions or prohibitions are material to the Company and its Subsidiaries, taken as a whole;

(xi)    involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries; or

(xii)    is a Material Company Lease.

(b)    Neither the Company nor any Subsidiary of the Company is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally. Neither the Company nor any of its Subsidiaries has received any written notice of any material breach or default under any Company Material Contract.

Section 4.18    Real Property. (a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens). Section 4.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of the Owned Real Property. As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b)    Section 4.18(b) of the Company Disclosure Letter sets forth, as of the date hereof, a list of the Company Leases (the “Leased Real Property”), including a street address or other description of the premises leased and the Company or Subsidiary that leases the same. Copies of all Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Material Company Lease, free and clear of all Liens (other than Permitted Liens), and each Material Company Lease is in full force and effect and is the valid and binding obligation of the Company or Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party (or parties) thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries has received any written notice of any material event of default under any of the Material Company Leases, nor to the Knowledge of the Company is there any condition or event which, with notice or lapse of time or both, would constitute a material default under a Material Company Lease.

(c)    Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 4.19    Labor Matters. Except for the collective bargaining agreement between Williams Electronics Games Inc. and Local 134 of the International Brotherhood of Electrical Workers, effective July 1, 2011, neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement with a labor union in the United States or any agreement (other than agreements applicable by Law) with any works council, labor union or other similar labor organization outside the United States. Neither the Company nor any of its Subsidiaries are the subject of any proceeding before the National Labor Relations Board or any similar labor regulatory body outside the United States asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been for the past two years, any labor strike, walkout, work stoppage, or lockout involving the Company or any of its Subsidiaries, except for any such (i) proceeding, the outcome of which would not constitute, individually or in the aggregate, a Company Material Adverse Effect; or (ii) labor strike, walkout, work stoppage, or lockout which would not constitute, individually or in the aggregate, a Company Material Adverse Effect. As a result of the transactions contemplated by this Agreement, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (a) are not required to provide notification to or engage in consultation with, or (b) will provide any required notification to or engage in consultation with, any labor union, works council or other similar labor union.

Section 4.20    Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not constitute, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21    Suppliers and Customers. Section 4.21 of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve-month period ended on June 30, 2012) and the 10 largest suppliers of component parts used by the Company and its Subsidiaries in the manufacturing of gaming machines (as measured by aggregate cost of items or services purchased for the twelve-month period ended on June 30, 2012). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any (i) dispute with any such customer or supplier or (ii) breach of any Contract with such party by the Company or its Subsidiaries, that, in either case, would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has notified any such customer or supplier in writing of any material dispute or material breach of any such Contract by such customer or supplier.

Section 4.22    Questionable Payments. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective Representatives acting or purporting to act in such capacity; provided, that, with respect to Representatives other than directors, officers or employees of the Company, such Representatives were acting with intent to benefit the Company) has (a) used or is using any corporate funds or other assets for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.23    Voting Requirements. Assuming the accuracy of the representation contained in Section 5.11, the Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary under the Charter and By-laws and by Law (including the DGCL) for the Company to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

Section 4.24    Opinion of Financial Advisor. The Company Board has received the opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”) on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the consideration to be received by the holders (other than Parent, Merger Sub and their respective Affiliates) of outstanding Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

Section 4.25    Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.11, the Company Board has taken all action necessary to render inapplicable Section 203 of the DGCL as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Charter or By-laws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.26    Brokers. No broker, finder or investment banker (other than Macquarie Capital) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and correct copies of all letter agreements between the Company and Macquarie Capital, pursuant to which Macquarie Capital could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby.

Section 4.27    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts of other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room for Project Wisconsin run by IntraLinks, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1    Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Parent Material Adverse Effect. True and correct copies of the organizational or governing documents of Parent and Merger Sub (the “Parent Organizational Documents”) have previously been provided to the Company.

Section 5.2    Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Debt Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Debt Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole stockholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Debt Financing (other than, with respect to the consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3    No Conflict; Required Filings and Consents. (a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Debt Financing, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b), including all Gaming Approvals, have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Debt Financing, any Lien required or permitted thereunder) on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Debt Financing, or performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under applicable Foreign Antitrust Laws, (iii) the filing of the Certificate of Merger with the Secretary of State, the other filings required under the DGCL by the Secretary of State and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such material consents, registrations, declarations, notices or filings as are required to be made or obtained under applicable Gaming Laws (including with respect to the lottery-related activities of Parent and its Subsidiaries), which material consents, registrations, declarations, notices or filings, assuming the accuracy of the Company’s representations and warranties set forth in Section 4.5 and solely to the Knowledge of Parent as of the date hereof, are set forth on Section 5.3(b) of the Parent Disclosure Letter, (v) any filings required under the rules of Nasdaq, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4    Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened in writing against either Parent or Merger Sub as would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5    Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (c) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first provided to the Company, in each case, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7    Financing. (a) Parent has delivered to the Company true, correct and complete copies of the fully executed debt commitment letter and Fee Letter from Bank of America, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement and together with the related Fee Letter, collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Financing Sub for the purpose of refinancing Parent’s existing senior secured credit facility and funding the transactions contemplated by this Agreement (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, accurate and complete copies have been delivered to the Company with only the fee amounts and other economic provisions redacted.

(b)    All of the Debt Commitment Letters, in the forms provided to the Company by Parent (except to the extent amended or replaced in accordance with the terms of this Agreement), and any definitive agreements with respect to the Debt Financing (which definitive agreements, whether entered into before or after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with the first sentence of Section 6.11(d) or Section 6.11(b)(i)), are referred to collectively in this Agreement as the “Financing Agreements”) are, or in the case of Financing Agreements entered into after the date of this Agreement will be, in full force and effect and are, or in the case of Financing Agreements entered into after the date of this Agreement will be, legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against Parent (and, to the Knowledge of Parent, the other parties thereto) in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). As of the date of this Agreement, no Debt Commitment Letter or Financing Agreement has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated. Parent has delivered to the Company an accurate and complete copy of each Financing Agreement, if any, entered into on or prior to the date of this Agreement.

(c)    As of the date of this Agreement, (i) neither Parent nor Merger Sub nor, to the Knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, any of the Debt Commitment Letters or Financing Agreements, and (ii) to Parent’s Knowledge, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of any Person under any of the Debt Commitment Letters or Financing Agreements, (B) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Debt Commitment Letters or Financing Agreements, (C) make any of the assumptions or any of the statements set forth in the Debt Commitment Letters inaccurate in any material respect or (D) otherwise result in any portion of the Debt Financing not being available. As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any party to any of the Debt Commitment Letters or Financing Agreements with respect to (i) any actual or potential breach or default on the part of Parent, Merger Sub or any other party to any of the Debt Commitment Letters or Financing Agreements, or (ii) any intention of such party to terminate any of the Debt Commitment Letters or Financing Agreements or to not provide all or any portion of the Debt Financing. Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letters and Financing

Agreements): (x) have no reason to believe that, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), they will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing; and (y) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c),would reasonably be expected to (1) cause any of the Debt Commitment Letters or Financing Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, or (2) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letters to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Merger Closing). Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date of this Agreement.

(d)    Assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), the aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide Parent and Merger Sub with the funds necessary for Parent and Merger Sub to consummate the transactions contemplated hereby and to satisfy their respective obligations under this Agreement, including for Parent and Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Cash Payments, the aggregate Restricted Award Payments, the aggregate Performance Unit Payments, the aggregate Warrant Payment, if any, and the aggregate amount of any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letters (including as contemplated by Section 6.16) and the payment of all fees, costs and expenses to be paid by Parent, Merger Sub or the Surviving Corporation related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing (such amounts, collectively, the “Required Payment Amount”).

(e)    There are no conditions precedent or other contingencies to the obligation of any party to any of the Debt Commitment Letters or Financing Agreements to fund the full amount (or any portion) of the Debt Financing, or that would reasonably be expected to reduce the aggregate amount of the Debt Financing, including any condition or other contingency relating to the availability of any “market flex” provisions, other than as expressly set forth in the Debt Commitment Letters as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and none of Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letters (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters). There are no side letters and (except for the Debt Commitment Letters and the Financing Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender, Financing Source or other Person relating to the Debt Financing or the Debt Commitment Letters that could affect the availability of the Debt Financing.

(f)    Except with respect to the Persons set forth in Section 5.7(f) of the Parent Disclosure Letter, none of Parent, Merger Sub or any of their respective Affiliates or Representatives has entered into any contract, agreement or understanding (i) that conditioned the awarding to any agent, broker, investment banker or financial advisor of any financial advisory role in connection with the transactions contemplated hereby on such person agreeing to advise any of Parent, Merger Sub or any of their respective Affiliates or Representatives on an exclusive basis in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal.

(g)    Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representation and warranties set forth in this Section 5.7 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Sub are willing and able to (and actually do) consummate the Merger on the Merger Closing Date in accordance with the terms of this Agreement.

Section 5.8    Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding, and 100 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Debt Financing).

Section 5.9    Gaming Approvals and Licensing Matters. None of Parent, Merger Sub or, to the Knowledge of Parent, any of their respective officers, directors or Affiliates, any existing beneficial owner of five percent (5%) or more of the voting stock of Parent, or any lender under the Debt Commitment Letters, in each case who or which will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended. As of the date hereof, to the Knowledge of Parent, there are no facts or circumstances with respect to Parent, Merger Sub or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to Parent or Merger Sub under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 5.10    Solvency. Assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any Alternative Financing and the payment of the Required Payment Amount, be Solvent at and immediately after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.11    DGCL Section 203; Ownership of Company Securities. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent and its Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of the Company.

Section 5.12    Management Agreements. As of the date hereof, neither Parent or Merger Sub nor any Representative of Parent or Merger Sub has (a) entered into any employment agreement with any of the Company’s directors, officers or employees, (b) offered employment to any of the Company’s directors, officers or employees, (c) had negotiations with any of the Company’s directors, officers or employees regarding employment after the Merger Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

Section 5.13    Brokers. Other than Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.14    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its Affiliates or Representatives on any such representation or warranty) with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1    Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as required pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, subject to the proviso in Section 6.3(a), to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant Governmental Authorities (including applicable Gaming Authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision; and (y) the Company shall not and shall not permit any of its Subsidiaries to:

(a)    amend or otherwise change the Charter or the By-laws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(b)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or as otherwise contemplated in Section 6.1(e) and Section 6.1(e) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock (or other equity interests) or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock (or other equity interests); provided, however that the Company may issue shares of Company Common Stock (i) upon the exercise of any outstanding Company Option or Company Warrant or the vesting and settlement of any outstanding Performance Unit or Company Restricted Share Unit, in each case, issued prior to the date hereof and (ii) pursuant to employment agreements, offer letters and Company Plans;

(c)    (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock (or other equity interests), other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company; (ii) split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity interests or securities except for repurchases of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment or any other repurchases, in each case, to the extent required under any Company Plan;

(d)    except as and to the extent required pursuant to the Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees (other than any such increase that is not material, individually or in the aggregate), directors or executive officers of the Company or any of its Subsidiaries or grant any new, or amend any existing short or long term incentive compensation awards or accelerate the time of vesting, funding or payment of any amounts except for (A) merit or promotion-based increases in base salary for employees, other than executive officers as part of the normal review process conducted each year, (B) the determination of the level of achievement and payment in cash of annual bonuses in respect of the Company’s fiscal year ending June 30, 2013, and (C) setting of performance criteria for annual bonuses in respect of the Company’s fiscal year ending June 30, 2014, in the case of each of (A),(B) and (C), with such determinations to be made in the ordinary course of business consistent with past practice, including in respect of the timing of any such determinations and payments, and in respect of each of (B) and (C), in accordance with the parameters set forth in Section 6.1(e) of the Company Disclosure Letter, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries, except that the Company may pay severance in the ordinary course of business consistent with past practice as reflected on Section 6.1(d) of the Company Disclosure Letter up to a maximum aggregate monthly amount of $500,000 to employees other than employees who are at the level of vice president or above or have annual base salary of more than $250,000, (iii) enter into any employment agreement other than (A) customary employment agreements and offer letters for internationally located new hires in the ordinary course of business or as customary in the applicable jurisdiction or as required by applicable Law, (B) offer letters and employment agreements with new hires in the United States (x) for individuals who would not be members of the executive committee or receive annual base salary of $250,000 or less, to the extent necessary to (I) replace a departing employee and providing for compensation and benefits consistent with that provided to the departing employee or (II) to fill a newly created position that is required for legitimate business purposes and providing compensation and benefits which would generally be provided to similarly-situated employees of the Company, or (y) for offer letters to new hires or employment agreements providing for employment terminable on less than thirty (30) days’ notice without penalty or except as required by applicable Law, and (C) for extension of employment agreements, other than employment agreements with executive officers, in the ordinary course of business consistent with past practice, (iv) establish, adopt, enter into or amend any Company Benefit Plan (or arrangement that would be a Company Benefit Plan were it effective as of the date hereof) or other plan, trust, fund, policy or arrangement maintained for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, (A) as would not result in a material increase to the Company in the cost of maintaining such plan, trust, fund, policy or arrangement and does not result in a disproportionate increase in the compensation or benefits to which any executive officer is entitled, (B) for health plans in the United States, as would not result in (x) a material increase to the Company in the cost of maintaining those health plans or (y) a material increase in the compensation or benefits to which employees of the Company or its Subsidiaries are entitled, including not disproportionately affecting the compensation or benefits of the Company’s executive officers, or (C) as may be required by applicable Law, or (v) enter into any new, or amend any existing, collective bargaining agreement, except as may be required by applicable Law;

(e)    grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or any equity-based award based in whole or in part on the capital stock of the Company or any of its Subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise permitted to be granted in accordance with the parameters set forth on Section 6.1(e) of the Company Disclosure Letter);

(f)    acquire (including by merger, consolidation, or acquisition of stock or assets), any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of majority interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets with collective purchase prices not exceeding $20,000,000 in the aggregate;

(g)    dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets of the Company and its Subsidiaries (other than Company Owned IP or Licensed IP Rights), taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof;

(h)    dispose of, transfer, lease, license, covenant not to sue, mortgage or pledge any Patents included in Company Owned IP or any other material Company Owned IP or material Licensed IP Rights (other than (i) grants of non-exclusive licenses or covenants not to sue in the ordinary course of business consistent with past practice and (ii) exclusive licenses that may be terminated on 90 days’ or less notice);

(i)    (i) include any Company Owned IP in any patent pool or subject any Company Owned IP to a license or covenant not to sue, or an obligation to grant a license or covenant not to sue, as part of a patent pool or (ii) otherwise include any Company Owned IP in any arrangement with a competitor of the Company or any of its Subsidiaries under which Company Owned IP may be licensed (including by means of a covenant not to sue) to Third Parties together with any Intellectual Property owned by such competitor; provided, that, the Company shall be permitted to enter into such arrangements (A) in connection with its interactive business or (B) to the extent such arrangements do not extend the scope of such arrangements in any significant means, or extend the existing term of such arrangements by more than twelve (12) months beyond the maturity date (as of the date hereof) of such arrangements;

(j)    abandon, allow to lapse or fail to maintain any Company Registered IP, except in the ordinary course of business consistent with past practice;

(k)    other than in the ordinary course of business consistent with past practice, enter into any exclusive supply or license arrangement that would be material to the Company and its Subsidiaries, taken as a whole, that would have a term extending beyond July 31, 2014;

(l)    incur any Indebtedness or guarantee any Indebtedness for any Person, except for Indebtedness (i) incurred under the Credit Facility in a principal amount such that, in the aggregate, not more than $115,000,000 is at any one time outstanding under the Credit Facility, or (ii) incurred under letters of credit in the ordinary course of business consistent with past practice;

(m)    (i) loan (other than customer financing in an amount not to exceed $5,000,000, in the aggregate), advance, invest or make a capital contribution to or in any Person, other than a Subsidiary of the Company, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than support arrangements for Subsidiaries of the Company consistent with past practice), (iii) make or agree to make any capital expenditures except to the extent set forth in Section 6.1 of the Company Disclosure Letter, (iv) cash payments made pursuant to new, amended or extended Brand/IP License Agreements except to the extent set forth in paragraph 24 of Section 6.1 of the Company Disclosure Letter, or (v) enter into any material new line of business outside of its existing business or engage in the conduct of business that would require the receipt of any additional consents, approvals or authorizations of a Governmental Authority (including a Gaming Authority) in connection with the consummation of the Merger and the transactions contemplated hereby;

(n)    materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any Contract which, if entered into prior to the date hereof, would be a Company Material Contract, in each case, other than (i) in the ordinary course of business consistent with past practice, (ii) which would be a Brand/IP License Agreement or (iii) Contracts entered into in compliance with Section 6.1(f);

(o)    materially modify, amend, or terminate any material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware or granted in the ordinary course of business consistent with past practice);

(p)    make any material change in accounting in effect at June 30, 2012, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(q)    waive, release, assign, settle or compromise any (X) governmental complaint or Proceeding or (Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning this Agreement) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings where the amounts paid or to be paid are (A) funded, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any material increase in the premiums due under such policies and (B) otherwise less than $10,000,000 in the aggregate and, in each case, such settlement or compromise does not include any material non-monetary remedies;

(r)    except as required by applicable Law or the published interpretation or enforcement thereof, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material federal, state, provincial, local or foreign income Tax liability, other than in the ordinary course of business;

(s)    fail to maintain insurance consistent with past practice for the business of the Company and its Subsidiaries, taken as a whole;

(t)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(u)    enter into any written agreement to do any of the foregoing.

Section 6.2    Proxy Statement; Stockholders’ Meeting.

(a)    Preparation and Filing of Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (and in any event no later than twenty-five (25) calendar days after the date of this Agreement), the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.5(c) or Section 6.5(d), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be reasonably considered).

(b)    Covenants of Parent with Respect to the Proxy Statement. Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    Mailing of Proxy Statement; Stockholders’ Meeting. The Company shall, as promptly as practicable (and in any event within ten (10) Business Days following the Proxy Statement Clearance Date), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (such date, the “Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Stockholders’ Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the By-laws. Unless the Company Board shall have effected a Change in Recommendation, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE.

(d)    Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.3    Appropriate Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their applicable Affiliates and Subsidiaries to) use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the parties agree to use its respective reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority (including Gaming Authorities) or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act any other applicable Antitrust Law necessary to start any applicable waiting period and including under Gaming Laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement, including the Merger, under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneous by Parent and (iii) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. In no event shall the Company (A) be required to agree to take or enter into any action which is not conditioned upon the consummation of the Merger or (B) agree to any obligation or concession or other action relating to the Antitrust Approvals or the Required Gaming Approvals without the prior written consent of Parent; provided, that, notwithstanding the foregoing, it is understood and agreed that any failure by the Company to agree to any such obligation or concession by reason of Parent’s withholding its written consent from the Company to do so shall not constitute a breach by the Company of this Section 6.3. Neither Parent nor Merger Sub shall be required to make (or cause its applicable Affiliates or Subsidiaries to make) any such concessions or undertakings (x) unless such concessions or undertakings are conditioned on the consummation of the Merger, and (y) to the extent that, in the sole judgment of Parent, such concessions or undertakings would reasonably be expected to require Parent and its Affiliates (including, following the Merger, the Company and its Subsidiaries) to, directly or indirectly, incur costs, expenses, liabilities or losses of any kind, suffer any diminution of value, lose or forfeit any revenues, profits or expected benefits of the Merger, or diminish the combined value of Parent, the Company and their respective Subsidiaries following the Merger, in an aggregate amount in excess of $80,000,000.

(b)    Each of the Company, Parent and Merger Sub agrees (i) promptly after the date hereof, but in any event within ten (10) Business Days following the date hereof, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to file all other notifications required under any other Antitrust Law or any Gaming Law with respect to this Agreement and the transactions contemplated hereby, including the Merger, (including all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (and where appropriate indications of further information to come by supplementary filing)) as soon as reasonably practicable (and in any event within forty (40) days following the date hereof with respect to the Gaming Approvals set forth on Section 7.1(c)(I) of the Company Disclosure Letter and within sixty (60) days following the date hereof with respect to any other applicable approvals), (iii) to supply as promptly as reasonably practicable any additional information and documentary material in its possession that may be requested pursuant to the HSR Act, any other Antitrust Law or any Gaming Law, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 6.3, to (A) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as promptly as reasonably practicable, including, if possible under applicable Law, by requesting early termination thereof, and (B) obtain all Gaming Approvals required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to acquire, own and operate the Company. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referred to in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law or any Gaming Law, use reasonable best efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (B) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential); and (C) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so; provided, that, Parent, after prior, good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, shall have the principal responsibility for devising and implementing the strategy for obtaining any of the Antitrust Approvals or Required Gaming Approvals and shall take the lead in all meetings and communications with, or Proceeding involving, any Governmental Authority in connection with obtaining the Antitrust Approvals and the Required Gaming Approvals; provided, however, that the consent of each party shall be required prior to the taking of any action (including the failure to take any such action) in connection with obtaining any Antitrust Approvals or Required Gaming Approvals if such action (or failure to act) would be reasonably likely to materially delay, or materially impair the likelihood of obtaining, any such approvals.

(c)    In furtherance and not in limitation of the covenants of the parties contained in Section 6.3(a) and Section 6.3(b), subject to the last sentence of Section 6.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Gaming Law or if any Proceeding, whether judicial or administrative, is instituted (or threatened in writing to be instituted) by any Governmental Authority or any other private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Gaming Law or which would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall, subject to the other provisions of this Section 6.3 (including the last sentence of Section 6.3(a)), use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and taking, or agreeing to take, a Divestiture Action.

(d)    The Company shall if requested in writing by Parent, promptly take any and all actions necessary to withdraw its license from the Casino Committee of the Ministry of Tourism in Greece (the “Specified Greece Gaming Approvals”); provided that, (i) in any such written request, Parent has confirmed in an irrevocable written notice delivered to the Company that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger Closing shall occur immediately following the Company’s delivery of any such withdrawal notice in respect of the Specified Greece Gaming Approvals and (iii) nothing in this Section 6.3(d) shall otherwise affect the obligations of Parent and Merger Sub hereunder.

Section 6.4    Access to Information; Confidentiality. From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will, and will cause its Subsidiaries and their respective Representatives to, provide to Parent and its authorized Representatives (x) reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective personnel, facilities, properties, books, contracts and records as Parent may reasonably request and (y) such financial and operating data of the Company and its Subsidiaries and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (a) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) violate any applicable Laws, (iii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries, or (iv) breach any agreement of the Company or any of its Subsidiaries with any Third Party; provided, that each party shall use its reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; or (b) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto. All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder, except that Parent may make disclosures of Confidential Information (as such term is defined in the Confidentiality Agreement) to Governmental Authorities to the extent necessary to obtain any Gaming Approvals or Antitrust Approvals.

Section 6.5    Acquisition Proposals. (a) Except as otherwise provided in this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal or (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.5, engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company may ascertain facts from the party making such Acquisition Proposal for the sole purpose of the Company Board informing itself about the Acquisition Proposal and the party making it. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal, immediately request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that the Company receives a written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.5), the Company and the Company Board and their Representatives may, subject to compliance with this Section 6.5(b), engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any Third Party making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal; provided, that the Company shall give written notice to Parent after any such determination by the Company Board and prior to taking any of the actions described in this Section 6.5(b); provided, further, that (x) prior to furnishing any material nonpublic information or providing other access, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished or access so provided has been previously provided or made available to Parent or is provided or made available (including through posting on the Electronic Data Room) to Parent substantially concurrently with it being so furnished to such Third Party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Affiliates (including the Company Board or any committee thereof) acting in such capacity shall constitute a breach of this Section 6.5 by the Company.

(c)    Except as otherwise provided in the last sentence of this Section 6.5(c) or Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, or (C) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may make a Change in Recommendation if the Company Board determines (after consultation with its outside counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company has provided Parent four (4) Business Day’s prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d)    Without limiting Section 6.5(c), at any time prior to receipt of the Requisite Stockholder Approval, in response to a written Acquisition Proposal made after the date of this Agreement and not the result of a breach of this Section 6.5 that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) and, concurrently with such termination, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) unless the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) and Section 6.5(d), (x) unless the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “6.5(e) Notice”) advising Parent that the Company intends to take such action (and (unless a copy of the relevant proposed transaction agreement has been provided to Parent) specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and the identity of the Third Party making any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement, and (y):

(i)    during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)    the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside counsel and financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

(it being understood that any material revision or amendment to the terms of such Superior Proposal shall require a new 6.5(e) Notice and, in such case, all references to four (4) Business Days in this Section 6.5(e) shall be deemed to be two (2) days.

(f)    The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (excluding the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof.

(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Acquisition Proposal, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (iii) making any disclosure not of the type provided in clauses (i) or (ii) above to the Company’s stockholders that is reasonably required by applicable Law; provided, however, that the Company Board shall not make a Change in Recommendation or make or authorize any disclosure which would reasonably be expected to have the same effect as a Change in Recommendation, except in each case in accordance with Section 6.5(c).

(h)    For purposes of this Agreement:

(i)    “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value, as determined in good faith by the Company Board)); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company (or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value)), or (v) any combination of the foregoing.

(ii)    “Superior Proposal” shall mean an Acquisition Proposal (the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

Section 6.6    Directors’ and Officers’ Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), now existing in favor of the Indemnitees as provided in the Charter or By-laws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or in any Contract between such Indemnitee and the Company or any of its Subsidiaries (in each case as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, to the fullest extent the Company would have been permitted to do so under applicable Law, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement and any transactions contemplated hereby, in either case, to the fullest extent permitted by (i) the Charter or By-laws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement), (ii) any indemnification agreement of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees or (iii) applicable Law. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and By-laws and the Company’s Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)    Without limiting the provisions of Section 6.6(a), to the fullest extent the Company would have been permitted to do so under applicable Law, Parent and the Surviving Corporation will pay in advance of the final disposition of any claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount even if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c)    Prior to the Effective Time, at the Company’s option, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date hereof. If such “tail” prepaid policy has been obtained by either the Company or the Surviving Corporation prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the date hereof or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.6(c).

(d)    The Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. To the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

(e)    The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such Person may have under the Charter or By-laws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation, under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)    Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6 and use its reasonable best efforts to ensure that a Person no less financially viable than the Surviving Corporation (in the event the Effective Time occurs) remains responsible for the obligations of such party under this Section 6.6.

Section 6.7    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any written notice of any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, or (d) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder and any failure to make such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent) have been satisfied or give rise to any right of termination to any party hereto under Article VIII.

Section 6.8    Public Announcements. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding any other provision of this Agreement, (i) the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9    Employee Matters.

(a)    U.S. Continuing Employees.

(i)    During the one (1)-year period commencing at the Effective Time or such shorter period as the applicable employee may be employed, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who are located in the United States (“US Company Employees”) a base salary or wage rate and annual bonus at least equal to the US Company Employees’ base salary or wage rate and annual bonus in effect as of immediately prior to the Effective Time and other compensation (excluding equity, equity-based and other similar long-term incentive opportunities) and benefits (including vacation policies, retirement benefits, health, welfare and fringe benefits or similar arrangements) that are, in the aggregate, no less favorable than the compensation and benefits being provided to US Company Employees immediately prior to the Effective Time.

(ii)    Without limiting Section 6.9(a)(i), during the one (1)-year period commencing at the Effective Time, Parent shall cause the Surviving Corporation to provide, to US Company Employees who experience a termination of employment severance benefits that are no less than the severance benefits such employees would be entitled to upon such a termination of employment under the severance policies set forth on Section 6.9(a) of the Company Disclosure Letter.

(iii)    For purposes of eligibility, vesting, and benefit accrual (solely for the purposes of determining accrual of vacation and paid time off) under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any US Company Employees after the Merger Closing (the “New Plans”), and determination of level of benefits to the extent Parent credits prior service of its similarly situated employees, each US Company Employee shall be credited with his or her years of service with the Company (including any predecessor), the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Merger Closing, to the same extent as such US Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall US Company Employees be entitled to service credit to the extent such service credit would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing: (i) each US Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such US Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any US Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were waived or satisfied under the comparable Company Benefit Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv)    For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or in any Company Benefit Plan, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control,” the Merger Closing shall be deemed to constitute a “change in control” or “change of control.”

(v)    Notwithstanding anything in this Section 6.9, the terms and conditions of employment for any US Company Employees that are governed by a collective bargaining agreement immediately prior to the Merger Closing shall continue to be governed by such collective bargaining agreement as of the Merger Closing until the expiration, termination or modification of such agreement in accordance with its terms or applicable Law.

(b)    International Continuing Employees. For the one (1)-year period commencing at the Effective Time or such shorter period as the applicable employee may be employed, Parent shall cause the Surviving Corporation to provide employees of the Company and the Subsidiaries of the Company located outside of the United States with terms and conditions of employment, including compensation (excluding equity, equity-based and other similar long-term incentive opportunities) and benefit plans and arrangements (including vacation policies, retirement benefits, health, welfare and fringe benefits and any severance or similar arrangements) that are, in the aggregate, no less favorable than those provided to such employees immediately prior to the Effective Time, or such other terms and conditions of employment as may be required by applicable Law.

(c)    The Company shall provide Parent, with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the transactions contemplated hereby and will provide Parent with a reasonable opportunity to review such communications prior to distribution.

(d)    This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9 or is intended to be, shall constitute or be construed as an amendment to or modification of the Company Benefit Plans or any other employee benefit plan or arrangement of the Company, Parent or any of their respective Affiliates or limit in any way the right of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plans or arrangements. Nothing in this Section 6.9 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any US Company Employee or any international continuing employee at any time following the Effective Time.

Section 6.10    Conduct of Business by Parent Pending the Merger . Parent and Merger Sub covenant and agree with the Company that between the date hereof and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.11    Financing. (a) Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.12 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

(b)    Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Debt Commitment Letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing their Affiliates to use) their respective reasonable best efforts to:

(i)    comply with and maintain in effect the Debt Financing and the Debt Commitment Letters, negotiate and enter into Financing Agreements with respect thereto (and maintain in effect and comply with the terms thereof) on the terms and conditions contained in the Debt Commitment Letters (as such terms may be modified or adjusted in accordance with the terms of any “flex” provisions set forth in the Debt Commitment Letters (including as specified in any Fee Letter)) or on other terms no less favorable, taken as a whole, to Parent and Merger Sub than those contained in the Debt Commitment Letters; provided, however, that, without limiting the foregoing, in no event shall any of the Financing Agreements: (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letters) in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger; (B) expand, amend or modify the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letters in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing (including by making any such conditions or other contingencies less likely to be satisfied, it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letters) that would reasonably be expected to (1) prevent or delay in any material respect the consummation of the transactions contemplated hereby or the date on which the Debt Financing would be obtained, or (2) make the funding of the Debt Financing less likely to occur; or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the Financing Sources.

(ii)    satisfy, or cause their Representatives to satisfy all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements relating thereto (including by paying any commitment, engagement, or placement or other fees that become due and payable under or with respect to any of the Debt Commitment Letters or Financing Agreements);

(iii)    accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letters and the Financing Agreements;

(iv)    enforce its rights (including through litigation) under the Debt Commitment Letters and Financing Agreements in the event of a breach (or threatened breach) by the Financing Sources under the Debt Commitment Letters and Financing Agreements relating thereto, including seeking specific performance of the parties thereunder; and

(v)    subject to the satisfaction of the conditions precedent thereto, cause the Financing Sources to fund the Debt Financing at or prior to the time the Merger Closing is required to occur pursuant to the terms and conditions hereof.

(c)    Neither Parent nor Merger Sub shall agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or any Financing Agreements without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated by the Debt Commitment Letters delivered as of the date hereof in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing, (iii) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms)) or otherwise prevent or delay or impair in any material respect the ability or likelihood of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or (v) otherwise contravene the limitations set forth in Section 6.11(b)(i)(A)-(D). Other than in connection with an Alternative Financing, neither Parent nor Merger Sub shall agree to the withdrawal, repudiation, termination or rescission of any Debt Commitment Letter or Financing Agreement or any provision thereof without the prior written consent of the Company (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms). Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.11(c), Parent shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letters” and “Debt Commitment Letters” shall include such documents as amended, supplemented or modified in compliance with this Section 6.11(c) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended, supplemented or modified in compliance with this Section 6.11 and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.11, as applicable.

(d)    In the event that all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letters or the Financing Agreements for any reason or any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Merger Closing Date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”), on terms not less favorable, in any material respect, with respect to conditionality and enforceability, when taken as a whole, than those contained in the Debt Commitment Letters to Parent, Merger Sub and the Company, in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with customary redactions with respect to the fee letter). In the event any Alternative Financing is obtained and a New Commitment Letter is entered into in accordance with this Section 6.11(d) (i) any reference in this Agreement to “Debt Financing” or the “Financing” shall mean the debt financing contemplated by the

Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter (and any related Fee Letter) to the extent not superseded by a New Debt Commitment Letter (or related new Fee Letter), as the case may be, at the time in question and any New Debt Commitment Letter (and any related new Fee Letter) to the extent then in effect. Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Debt Financing not being available.

(e)    Any breach of the Debt Commitment Letters or the Financing Agreements by Parent or Merger Sub shall be deemed a breach by Parent of this Section 6.11. Parent shall (i) furnish the Company drafts (when available) and thereafter complete, correct and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened breach by any party of any of the Debt Financing Commitments or Financing Agreements of which Parent, Merger Sub or any of their Representatives or Affiliates become aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within two (2) Business Days) notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Debt Financing of which Parent becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letters or Financing Agreements by Parent or Merger Sub, or any default, termination or repudiation by any party to any of Debt Commitment Letters or Financing Agreements or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letters or Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Merger Closing and (C) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Financing Agreements or will be unable to obtain Alternative Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(f)    Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Merger Closing, and reaffirms its obligations under this Section 6.11.

Section 6.12    Financing Cooperation. (a) Subject to Section 6.11(a) and the remaining provisions of this Section 6.12, prior to the Merger Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Debt Financing or any Alternative Financing, which cooperation by the Company shall consist of, at the reasonable request of Parent, (i) furnishing Parent with all financial statements and financial and other data of the type customary for a confidential information memorandum in connection with the Debt Financing, including the information required by paragraph 4 of Exhibit C to the Debt Commitment Letters (the “Required Financial Information”); provided, that such information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (ii) using reasonable efforts to cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, and using commercially reasonable efforts to facilitate such contact, (iii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with debt financings, (iv) furnishing Parent with reasonable documents or other information required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, as well as applicable regulations of the Office of Foreign Assets Control (OFAC), the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940, in each case, at least 10 Business Days prior to the Merger Closing, (v) using reasonable efforts to assist Parent in obtaining accountants’ comfort letters from the Company’s independent accountants on customary terms and consistent with the accountants customary practice, (vi) agreeing to enter into such agreements, including customary pay-off letters and perfection certificates, and using its reasonable efforts to (A) deliver such officer’s certificates (including solvency certificates) and lien releases, if any, as are customary in financings of such type and (B) otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including using such reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank), control agreement, surveys, title insurance and mortgages), provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time, (vii) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing or any Alternative Financing, (viii) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders) (ix) cooperating with the Financing Sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable and (x) using commercially reasonably efforts to procure prior to or concurrent with the launch of syndication, at the Company’s expense, ratings (but not specific ratings) for the Debt Financing from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of Parent after giving effect to the transactions contemplated in the Debt Commitment Letters from each of S&P and Moody’s, respectively. The Company shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing, and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) prior to the Effective Time, (C) other than with respect to authorization letters referred to above, enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, (D) take any action that would (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation or warranty in this Agreement to be breached, (3) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) conflict with the Charter, the By-Laws (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws, (5) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (6) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (7) require the Company to prepare separate financial statements for any Subsidiary of the Company or change any fiscal period.

(b)    Parent shall promptly reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.12. The Company, its Affiliates and their respective Representatives (collectively, the “6.12 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the 6.12 Indemnitees in connection with the arrangement of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto. This Section 6.12(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the 6.12 Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent. All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)    The Company hereby consents to the use of its and its Subsidiaries logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(d)    Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied if (i) the Company’s breach(es), if any, of its obligations under this Section 6.12 did not cause the failure of the Debt Financing to be obtained or (ii) Parent does not have the right to terminate this Agreement pursuant to Section 8.1(d)(i) as a result of any breaches of this Section 6.12 by the Company.

Section 6.13    Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 6.14    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15    Rule 16b-3 Matters. Prior to the Effective Time, the Company and Parent shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, will be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16    Credit Facility. The Company shall, with immediately available funds provided by Parent or Merger Sub at the Effective Time, repay in full all indebtedness (and other amounts required to be repaid) under the Credit Facility and terminate all commitments, obligations and agreements under the Credit Facility, and the Company shall use reasonable efforts to obtain customary pay off letters and the release of related liens, if any, including the related filings and return of collateral (including certificated securities), in each case in form reasonably acceptable to Parent. In connection therewith, Parent or Merger Sub shall take all actions reasonably requested by the Company to facilitate such prepayment and termination which actions shall include Parent or Merger Sub depositing or causing to be deposited, not later than the Effective Time, with the Credit Facility Agent all amounts specified by the Credit Facility Agent as being necessary to cash collateralize any letters of credit outstanding under the Credit Facility and to prepay all indebtedness under the Credit Facility (including any fees, expenses, costs, commitment fees, penalties, and other amounts payable to the Credit Facility Agent or the Credit Facility Lenders under the Credit Facility). Unless the Credit Facility Agent has

otherwise waived or modified any notice requirements under the Credit Facility Agreement, the Company, in consultation with Parent, will provide the advance notice required under the Credit Facility Agreement, if any, of its intention to repay all indebtedness under the Credit Facility and to terminate the commitments of the Credit Facility Lenders thereunder as of the anticipated date that the Effective Time will occur, as determined by mutual agreement of the Company and Parent, as specified in such notice.

Section 6.17    Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.18    Certain Intellectual Property Matters. The Company, at its own expense, shall prior to the Merger Closing Date use commercially reasonable efforts to (a) prepare and make all filings with the appropriate Governmental Authorities as necessary to record the Company or one of its Subsidiaries as the sole owner of any Patents reasonably identified by Parent (and, as part of the meetings of the integration committee contemplated by Section 6.19, shall reasonably cooperate with Parent in prioritizing such efforts) and (b) prepare and make all filings with the appropriate Governmental Authorities as necessary to record any other applications or registrations for material Company Owned IP where further action and cooperation is required by the Company to vest title in such applications and registrations with the Company or one of its Subsidiaries at the Merger Closing, including Intellectual Property Rights currently registered, issued or applied for in an erroneous name or in the name of any predecessor entity or a Third Party.

Section 6.19    Transition and Integration Planning. Subject to the Confidentiality Agreement and compliance with applicable Law, prior to the Merger Closing, (a) the Company shall cooperate with Parent’s reasonable requests in transition and integration planning for the acquisition of the Company, with Parent bearing all expenses related thereto (provided that the Company consult with Parent prior to incurring any such expenses to the extent any such individual expense is in excess of $10,000), and (b) each of Parent and the Company shall designate two individuals to serve on an integration committee, with such committee meeting at least monthly and as otherwise reasonably requested by Parent, to conduct transition and integration planning for the acquisition of the Company; provided, however, that the failure of any party hereto to comply with the agreements set forth in this Section 6.19 (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent) have been satisfied or give rise to any right of termination to any party hereto under Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a)    the Requisite Stockholder Approval shall have been obtained;

(b)    the waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted (the “Antitrust Approvals”);

(c)    the Gaming Approvals set forth on Section 7.1(c)(I) and Section 7.1(c)(II) of the Company Disclosure Letter (the “Required Gaming Approvals”) shall have been obtained and shall be in full force and effect; provided, that, from and after October 31, 2013, those Gaming Approvals set forth on Section 7.1(c)(II) of the Company Disclosure Letter shall no longer be deemed Required Gaming Approvals and all references from and after such date to Required Gaming Approvals in this Agreement shall not include the Gaming Approvals set forth on Section 7.1(c)(II) of the Company Disclosure Letter; provided, however, that, notwithstanding anything to the contrary herein, Parent may in its sole discretion waive any such Required Gaming Approval on behalf of both the Company and Parent if consummation of the Merger in the absence of such Required Gaming Approval would not constitute a violation of applicable Law; provided that (i) Parent has confirmed in an irrevocable written notice delivered to the Company that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger Closing shall occur immediately following any such waiver and (iii) no such waiver shall otherwise affect the obligations of Parent and Merger Sub hereunder; and

(d)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn (provided, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.3) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 7.2    Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a)    each of the representations and warranties of the Company (i) set forth in Section 4.2(a) and (c) (Capitalization; Subsidiaries) and Section 4.3 (Authority Relative to Agreement) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date (except, with respect to Section 4.2(a) and (c), to the extent that any inaccuracies would be de minimis, in the aggregate), (ii) set forth in Section 4.10(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date, and (iii) set forth in Article IV hereof (other than Section 4.2(a) and (c), Section 4.3 and Section 4.10(a)), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (ii) for such failures to be true and correct as would not constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b)    the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c)    since the date of this Agreement, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect; and

(d)    the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3    Conditions to the Obligations of the Company. In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a)    each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c)    Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)    by mutual written consent of each of Parent and the Company; or

(b)    by either Parent or the Company, if:

(i)    the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on October 31, 2013 (the “Termination Date”); provided, however, that if the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to the Termination Date, either Parent or the Company may, by written notice delivered to such other party, extend the Termination Date from time to time to a date not later than January 30, 2014; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to either party if it has materially breached or violated any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date (as the same may be extended) or (2) the failure of the Merger Closing to occur by the Termination Date (as the same may be extended); or

(ii)    any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.3 with respect to such Restraint; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii)    the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)    by the Company if:

(i)    Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)    prior to receipt of the Requisite Stockholder Approval, the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of Section 6.5(d) and Section 6.5(e), so long as concurrently with such termination, the Company pays, or causes to be paid, to Parent the Company Termination Fee specified in Section 8.3(a)(ii); or

(iii)    the Marketing Period, if applicable, has ended and all of the conditions set forth in Section 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), and Parent and Merger Sub have failed to consummate the Merger by the time the Merger Closing should have occurred pursuant to Section 2.2 as a result of a breach by the Financing Sources of their obligations to make available to Parent and Merger Sub the full amount of the Debt Financing pursuant to the Debt Commitment Letters (or if definitive agreements have been entered into in connection with the Debt Financing, pursuant to such definitive agreements).

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)    in the event that (A) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement distributed to its stockholders, (B) a Change in Recommendation has occurred or (C) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Board Recommendation; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) once the Requisite Stockholder Approval has been obtained at the Stockholders’ Meeting.

Section 8.2    Effect of Termination. In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided that if (x) such termination resulted, directly or indirectly, from the Intentional Breach of any representation, warranty, covenant or other agreement contained herein or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses (including pursuant to Section 9.13), liabilities or other losses of any kind, in each case, incurred or suffered by the other party (which, in the case of the Company, shall include Derivative Damages) (collectively, “Damages”) as a result of such failure or breach; provided, further that the Confidentiality Agreement, and the provisions of Section 4.26, Section 5.13, Section 6.4 (last sentence only), Section 6.11(a), Section 6.12(b), Article I, Article VIII and Article IX shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3    Termination Fees.

(a)    Termination Fees Payable. If, but only if, the Agreement is terminated by:

(i)    (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and (y) (A) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof or which, in the case of a tender offer or exchange offer, shall have otherwise become publicly announced at or prior to receipt of the Requisite Stockholder Approval which has not been publicly withdrawn either (I) at or prior to the time of the Stockholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Stockholders’ Meeting, and (B) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement to consummate an Acquisition Proposal or an Acquisition Proposal is consummated by the Company, then the Company shall pay, or cause to be paid, to Parent an amount equal to $44,300,000 (the “Company Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following the date of the consummation of any such transaction regarding an Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)    the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds concurrently with such termination;

(iii)    Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination;

(iv)    the Company pursuant to Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $100,000,000 (the “Funding Failure Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination; or

(v)    (A)(1) either the Company or Parent pursuant to Section 8.1(b)(i), (2) as of the time of such termination, one or more of the conditions set forth in Section 7.1(b), 7.1(c) or, as a result of an order issued pursuant to the Antitrust Laws or Gaming Laws, 7.1(d) has not been satisfied, (3) none of the Company, its Subsidiaries or their respective officers, directors or employees was the primary cause of the failure of any such condition and (4) all other conditions set forth in Sections 7.1 and 7.2 are satisfied or would be satisfied if the Merger Closing were to occur on the date of such termination (as evidenced by written confirmation delivered by the relevant Persons required to deliver certificates pursuant to Section 7.2(d)), or (B)(1) either the Company or Parent pursuant to Section 8.1(b)(ii) as a result of an order issued pursuant to the Antitrust Laws or Gaming Laws, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees was the primary cause of the failure of the condition in Section 7.1(d), and (3) the conditions set forth in Section 7.1(a) and Section 7.2 are satisfied or would be satisfied if the Merger Closing were to occur on the date of such termination (as evidenced by written confirmation delivered by the relevant Persons required to deliver certificates pursuant to Section 7.2(d)), then Parent shall pay, or cause to be paid, to the Company an amount equal to $80,000,000 (the “Regulatory Failure Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination.

(b)    Certain Limitations.

(i)    Notwithstanding anything to the contrary contained in this Agreement:

(1)    in no event shall the Company be required to pay the Company Termination Fee on more than one occasion;

(2)    (x) in no event shall Parent be required to pay the Funding Failure Termination Fee on more than one occasion, and (y) in no event shall Parent be required to pay the Funding Failure Termination Fee if the Regulatory Failure Termination Fee has already been paid; and

(3)    (x) in no event shall Parent be required to pay the Regulatory Failure Termination Fee on more than one occasion, and (y) in no event shall Parent be required to pay the Regulatory Failure Termination Fee if the Funding Failure Termination Fee has already been paid.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise) (except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by the Company or such Intentional Breach by the Company shall cause the Merger Closing not to occur as provided under Section 8.2, Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Company Termination Fee previously paid by the Company).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, the Company’s right to receive payment from Parent of the Funding Failure Termination Fee or Regulatory Failure Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of the Company and its stockholders against Parent and its Subsidiaries (including Merger Sub) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Financing Sources (collectively, the “Parent Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise) (except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Parent or Merger Sub or such Intentional Breach by Parent or Merger Sub shall cause the Merger Closing not to occur as provided under Section 8.2, the Company shall be entitled to both the payment of the Funding Failure Termination Fee or Regulatory Failure Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Funding Failure Termination Fee or Regulatory Failure Termination Fee paid by Parent).

(c)    Integral Part of Transaction. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) none of the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee is a penalty, and except as set forth in Section 8.3(b)(ii) and Section 8.3(b)(iii), each is liquidated damages, in a reasonable amount that will compensate Parent or the Company (as applicable) in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. If the Company fails to pay the Company Termination Fee, or if Parent fails to pay the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, in each case pursuant to this Section 8.3 when due, and, in order to obtain such payment, any other party hereto commences a suit that results in a judgment against such party for the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, as the case may be, such party shall pay to such other party interest on the amount of the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 8.4    Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that notwithstanding anything to the contrary set forth herein, Section 8.3(b)(iii), Section 8.3(c), this Section 8.4, Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 or Section 9.14 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.5    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 8.4, waive compliance with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6    Expenses. Except as expressly set forth herein (including Section 6.12(b), Section 8.2, Section 8.3 and Section 9.13), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.6, Section 6.9 or Section 6.12(b).

Section 9.2    Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Scientific Games Corporation

750 Lexington Avenue

New York, New York 10022

Phone: (212) 754-2233

Fax: (212) 754-2372

e-mail: Jack.Sarno@scientificgames.com

Attention: Jack B. Sarno

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Phone: (212) 225-2000

Fax: (212) 225-3999

e-mail: nwhoriskey@cgsh.com

Attention: Neil Q. Whoriskey

if to the Company:

WMS Industries Inc.

800 South Northpoint Blvd.

Waukegan, Illinois 60085

Phone: (847) 340-8875

Fax: (847) 785-3900

e-mail: kmcjohn@wms.com

Attention: Kathleen J. McJohn

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Fax: (212) 735-2000

e-mail:          Howard.Ellin@skadden.com

Richard.Witzel@skadden.com

Attention:     Howard L. Ellin, Esq.

Richard C. Witzel, Jr., Esq.

and

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Phone: (212) 885-5173

Fax: (917) 332-3755

Email: JSiegel@BlankRome.com

Attention: Jeffrey N. Siegel, Esq.

Section 9.3    Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication with respect to any third party that any such breach or violation exists or has actually occurred. When a reference is made in this Agreement to an Article, Section, Appendix, Schedule, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date. References to a Person are also to its successors and permitted assigns. The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room on or prior to the date hereof or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives. The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to January 30, 2013, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to “$” or “dollars” in this Agreement shall mean United States dollars. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa.

Section 9.4    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5    Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the proceeding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 9.6    Entire Agreement. This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 9.7    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for (a) from and after the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (b) from and after the Effective Time, the right of the holders of Company Options to receive the Option Cash Payment at the Effective Time, (c) from and after the Effective Time, the right of the holders of Company Restricted Shares, Company Restricted Share Units or Company Phantom Units to receive the Restricted Award Payments at the Effective Time, (d) from and after the Effective Time, the right of the holders of Company Performance Units to receive the Performance Unit Payments at the Effective Time, (e) from and after the Effective Time, the right of the holders of Company Warrants to receive the Warrant Payment, if any, at the Effective Time, (f) the right of the Company, on behalf of the holders of Company Common Stock, the holders of Company Restricted Shares, Company Restricted Share Units or Company Phantom Units, the holders of Company Options and the holders of Performance Units and the holders of Company Warrants, as applicable, to pursue damages (including damages for their loss of economic benefits from the transactions contemplated by this Agreement) (“Derivative Damages”) in the event of Parent’s or

Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub (provided that this clause is not intended, and under no circumstances shall be deemed, to create any right of the holders of Company Common Stock, the holders of Company Restricted Shares, Company Restricted Share Units or Company Phantom Units, the holders of Company Options and the holders of Performance Units and the holders of Company Warrants to bring an action against Parent or Merger Sub pursuant to this Agreement or otherwise), (g) the provisions of Section 6.6 (which shall be enforceable by the Indemnitees), (h) the provisions of Section 6.12(b) (which shall be enforceable by the 6.12 Indemnitees) and (i) with respect to the Financing Sources, the provisions of Section 8.3(b)(iii), Section 8.3(c), Section 8.4, this Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8    Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as expressly set forth in the Debt Commitment Letters or the Financing Agreements related thereto, all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) against the Financing Sources arising out of or relating to the Debt Financing and the performance thereof by the Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9    Specific Performance.

(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as otherwise set forth in this Section 9.9, including the limitations set forth in Section 9.9(b), the parties acknowledge and agree that the parties hereto shall be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)    Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the Marketing Period, if applicable, has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) Parent and Merger Sub fail to complete the Merger Closing by the date the Merger Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing has been funded or will be funded at the Merger Closing assuming satisfaction by Parent or Merger Sub of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Debt Financing is funded, then the Merger Closing will occur. For the avoidance of doubt, (x) in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger if the Debt Financing has not been funded other than in conjunction with any Proceedings in which the Company concurrently pursues its rights under Section 9.9(c) (it being understood that specific performance shall only be available if Parent or Merger Sub are successful in obtaining specific performance as contemplated in Section 9.9(c)) and (y) while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.9 and the payment of the Funding Failure Termination Fee (only to the extent expressly permitted by Section 8.3(a)(iv)), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Funding Failure Termination Fee.

(c)    Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, in the event of a failure or threatened failure of Parent and Merger Sub to enforce the terms of the Debt Commitment Letters, the Company shall be entitled to specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Commitment Letters or any Financing Agreements related thereto, including by requiring that Parent and Merger Sub file one or more lawsuits against the Financing Sources to fully enforce such Financing Sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, but only in the event that each of the following conditions has been satisfied: (i) the Marketing Period, if applicable, has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) all of the conditions to the consummation of the Debt Financing provided for in the Debt Commitment Letters (which, for the avoidance of doubt, includes alternative financing, if any, that is being used in accordance with Section 6.11, pursuant to the commitments with respect thereto) or any Financing Agreements related thereto have been satisfied (other than (x) any conditions that are within the control of Parent or Merger Sub and (y) those conditions that by their nature are to be satisfied by actions taken at the Merger Closing, provided that such conditions are reasonably capable of being satisfied) and (iii) the Company has confirmed in an irrevocable written notice delivered to Parent and the Financing Sources that if specific performance is granted and the Debt Financing is funded, then the Merger Closing will occur.

(d)    Subject to Section 9.9(b) and (c), each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.9. The parties hereto further agree, subject to Section 9.9(b), that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10    Consent to Jurisdiction. (a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)    Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. The provisions of this Section 9.10(c) shall be enforceable by each Financing Source, its Affiliates and their respective successors and permitted assigns.

Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

Section 9.14    Non-Recourse. The Company covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to institute, a legal proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) arising under or in connection with, this Agreement, the Debt Commitment Letters or the transactions contemplated hereby against the Financing Sources or any of their successors, heirs or representatives thereto and that the Financing Sources shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, any of its Representatives or Affiliates or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein.

Section 9.15    Obligations of Financing Sub. By executing this Agreement, Financing Sub reiterates, mutatis mutandis, each of those representations and warranties made by Parent or Merger Sub in Article V as if it were Parent. Parent shall cause Financing Sub to, and Financing Sub hereby undertakes to, perform all actions required by Parent or Merger Sub under this Agreement, including those provisions relating to the Debt Financing, the interactions of Parent or Merger Sub with the Financing Sources or any of the matters set forth in, and shall benefit from the provisions of, Sections 6.11, 6.12, 8.3(b)(iii), 9.7, 9.8, 9.10, 9.12 or 9.14 (in each case together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions of such Sections).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, Financing Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

SG CALIFORNIA MERGER SUB, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Chief Executive Officer and Treasurer

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

WMS INDUSTRIES INC.

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A

Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

WMS INDUSTRIES INC.

The name under which the corporation was originally incorporated was Williams Electronics, Inc. and the original Certificate of Incorporation was filed with the Secretary of the State of Delaware on November 20, 1974.

FIRST: The current name of the corporation is WMS Industries Inc. (hereinafter referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand one hundred (1,100) shares of stock. One thousand (1000) shares shall be designated common stock (“Common Stock”). One hundred (100) shares shall be designated preferred stock (“Preferred Stock”), all of which are presently undesignated to a series. The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.01.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

IN WITNESS WHEREOF, WMS Industries Inc. has caused this Certificate of Incorporation to be executed by the Chief Executive Officer this [—].

Name:
Title:

ANNEX B

Macquarie Capital (USA) Inc.

A Member of the Macquarie Group of Companies

125 West 55th Street New York NY 10019 UNITED STATES	Telephone Tollfree Facsimile Internet	1 212 231 1000 1 800 648 2878 1 212 231 1717 www.macquarie.com

January 30, 2013

PERSONAL AND CONFIDENTIAL

Board of Directors

WMS Industries Inc.

800 South Northpoint Blvd.

Waukegan, Illinois 60085

Members of the Board of Directors:

We understand that WMS Industries Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of January 30, 2013 (the “Merger Agreement”), with Scientific Games Corporation (“Parent”) and SG California Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.50 per share (the “Company Common Stock”), other than Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case issued and outstanding immediately prior to the Effective Time, and the Dissenting Shares (collectively, the “Excluded Shares”), will be converted into the right to receive an amount in cash equal to $26.00 per share, without interest (the “Consideration”). The foregoing is referred to herein as the “Transaction”. As a result of the Transaction, the Company will become a wholly owned subsidiary of Parent. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed a draft of the Merger Agreement dated January 29, 2013, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii)	Reviewed certain publicly available business and financial information relating to the Company and its subsidiaries that we deemed to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and its subsidiaries that were prepared and furnished to us by the management of the Company;

(iv)	Reviewed certain financial projections relating to the Company and its subsidiaries that were provided to us by the management of the Company and upon which we have been instructed to rely;

(v)	Discussed the past and current operations, financial projections, current financial condition and prospects of the Company and its subsidiaries with certain members of senior management of the Company;

Macquarie Capital (USA) Inc. is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital (USA) Inc.

Macquarie Capital (USA) Inc.	Page 2

(vi)	Reviewed the reported prices and trading activity of the Company Common Stock;

(vii)	Compared the financial performance of the Company with publicly available information concerning certain other companies that we deemed relevant, and compared the prices and trading activity of the Company Common Stock with that of certain publicly-traded companies that we deemed relevant;

(viii)	Reviewed the financial terms of certain publicly available transactions involving companies we deemed relevant;

(ix)	Considered the information garnered in our efforts to solicit and hold discussions with, at the direction of the Company, certain specified third parties to solicit indications of interest from such third parties in the possible acquisition of the Company; and

(x)	Performed such other financial analyses and examinations and considered such other factors that we deemed appropriate for purposes of this opinion.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of the Company which were furnished to us, we have assumed that such financial projections have been reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, with your consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, reaffirm or withdraw this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock (other than holders of Excluded Shares), of the Consideration to be paid to such holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities or options, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the

B-2

Macquarie Capital (USA) Inc.	Page 3

Transaction, whether relative to the Consideration in cash to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement or otherwise. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent or Merger Sub, or the ability of the Company, Parent or Merger Sub to pay its obligations when they come due.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Transaction. We will also receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital (USA) Inc. or its affiliates may actively trade in the bank loans or debt or equity securities, or options on securities, of (x) the Company and affiliates of the Company, (y) Parent and affiliates of Parent and (z) any other company that may be involved in the Transaction, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have in the past provided, may be currently providing and in the future may provide, financial advisory services and investment banking services to the Company, affiliates of the Company, and to Parent and its affiliates, for which we or such affiliates have received, and/or would expect to receive, compensation, including (i) having acted as a lender for the credit facility of Parent and providing financial advisory services and investment banking services to Parent other than in connection with the Transaction, (ii) acting as a lender in Parent’s senior secured credit facility and (iii) holding a non-beneficial equity position in the Company constituting less than 0.5% of the outstanding Company Common Stock.

It is understood that this opinion is solely for the information of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction, and may not be disclosed to any third party or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law, provided that the opinion is reproduced in full in such filing and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to whether such holder should act or vote in connection with the Transaction or any other matter. This opinion has been approved by a fairness opinion committee of Macquarie Capital (USA) Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (other than holders of Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Macquarie Capital (USA) Inc.

MACQUARIE CAPITAL (USA) INC.

B-3

ANNEX C

SECTION 262 OF THE GENERAL CORPORATIONS LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

SPECIAL MEETING OF STOCKHOLDERS OF

WMS INDUSTRIES INC.

May 10, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Our 2012 Annual Report, Annual Report on Form 10-K for fiscal year 2012,

Notice of Special Meeting, Proxy Statement and Proxy Card

are available at http://ir.wms.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	00033030000000001000 7	051013

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
		1. The adoption of the merger agreement, thereby approving the merger	☐	☐	☐

2.   The proposal to approve, by a non-binding advisory vote, the specified compensation disclosed in the proxy statement that may be payable to WMS’ named executive officers in connection with the consummation of the merger

			☐	☐	☐

3.   The proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the WMS board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement

			☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting and Proxy Statement.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If signatory is a corporation or company, please sign the full corporate name by a duly authorized officer. If signatory is a partnership, please sign in partnership name by an authorized person.

■

0	¢

WMS INDUSTRIES INC.

800 South Northpoint Blvd.

Waukegan, IL 60085

Proxy for Special Meeting of Stockholders on May 10, 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of Brian R. Gamache, Orrin J. Edidin, Scott D. Schweinfurth and Kathleen J. McJohn, as proxies, each with the power of substitution and power to act alone, to represent and vote as designated on the reverse side, all the shares of common stock of WMS Industries Inc. held of record by the undersigned on April 8, 2013 at the special meeting of stockholders to be held at the Waldorf-Astoria Hotel, 11 E. Walton, Chicago, Illinois at 9:00 a.m. (local time) on May 10, 2013 and any adjournment or postponement thereof.

The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of WMS common stock represented by this proxy given in connection with this special meeting.

(Continued and to be signed on the reverse side)

¢	14475	¢